The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-109431
SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2003

PROSPECTUS SUPPLEMENT

(To prospectus dated November 4, 2003)

6,000,000 Shares

Common Stock

          We are selling 6,000,000 shares of our common stock. The underwriters may also purchase up to an additional 900,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement, to cover over-allotments.

          Our common stock is quoted on The Nasdaq National Market under the symbol “ASYT”. On November 11, 2003, the last reported sale price of our common stock on The Nasdaq National Market was $16.64 per share.

          Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds to Asyst (before expenses)	$	$

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          Citigroup and Merrill Lynch, on behalf of the underwriters, expect to deliver the shares on or about November      , 2003.

Joint Book-Running Managers

Citigroup	Merrill Lynch & Co.

U.S. Bancorp Piper Jaffray

Adams, Harkness & Hill, Inc.

The date of this prospectus supplement is November      , 2003.

PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DIVIDEND POLICY
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
BUSINESS
MANAGEMENT
PRINCIPAL SHAREHOLDERS
UNDERWRITING
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
INDEX TO FINANCIAL STATEMENTS
ABOUT THIS PROSPECTUS
OVERVIEW
RISK FACTORS
FORWARD-LOOKING INFORMATION
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DIVIDEND POLICY
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE

      In this prospectus supplement and the accompanying prospectus, “Asyst,” the “Company,” “we” and “our” refer to Asyst Technologies, Inc. and its consolidated subsidiaries unless the context otherwise requires.

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

      You should rely only on the information contained in this prospectus supplement and contained, or incorporated herein by reference, in the accompanying prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus, or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

      ASYST is our registered trademark. AXYS, Fastrack, Fastmove, Fastload, Fastore, Asyst-SMIF System, SMIF-Pod, SMIF-FOUP, SMIF-Arms, SMIF-Indexer, SMIF-LPI, SMIF-LPO, SMIF-LPT, SMIF-E, Versaport, Plus, Inx, Advan Tag, Link-Manager, Smart-Fab, Smart-Tag, Smart-Station, Smart-Storage, Smart-Traveler, Smart-Comm, Substrate Management System, Retical Management System, Wafer Management System, Global Lot Server, Spartan and Fluorotrac Auto-ID System are our trademarks. All other brand names or trademarks appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

PROSPECTUS SUPPLEMENT SUMMARY

      This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors,” the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option.

Asyst Technologies, Inc.

Overview

      We develop, manufacture, sell and support integrated automation systems for the semiconductor and flat panel display, or FPD, manufacturing industries. Our systems are designed to enable semiconductor and FPD manufacturers to increase their productivity and yields, and to protect their investment in materials and work-in-process inventory. We believe that our automation systems are becoming increasingly important because of several trends in the manufacturing of semiconductors and FPDs:

•	the transition to larger diameter silicon wafers and larger FPD glass plates, which require automated handling because of ergonomic issues and increased yield risk;

•	continuing decreases in semiconductor device line widths, which require higher levels of cleanliness in the manufacturing process;

•	advances in new semiconductor manufacturing materials, such as copper, which may introduce additional contamination into the semiconductor manufacturing plant, or fab; and

•	increasing manufacturer requirements for greater productivity and return on invested capital.

      We sell our systems directly to semiconductor and FPD manufacturers, as well as to original equipment manufacturers, or OEMs, that integrate our systems into the production equipment they make and sell to semiconductor manufacturers. For the fiscal years ended March 31, 2003 and March 31, 2002, we reported net revenue of $259.5 million and $183.2 million, respectively.

Our Solution

      We offer a comprehensive line of integrated automation solutions for the semiconductor, or chip manufacturing industry. These solutions provide two distinct benefits to semiconductor manufacturers:

      Increased Manufacturing Productivity. We believe that semiconductor manufacturers are able to attain a higher level of productivity and performance from their equipment by integrating our products into their manufacturing processes. With our automated transportation solutions, tool idle time is reduced and timely wafer delivery is improved, thereby increasing equipment utilization and productivity.

      Higher Yields. Our isolation technology provides semiconductor manufacturers with efficient contamination control throughout the chip manufacturing process and greater protection from wafer mishandling, resulting in more rapid achievement of higher yields. Our work-in-process materials management and connectivity software permit wafer level identification, tracking and logistics management, and minimize yield loss due to misprocessing.

      In FPD manufacturing, we provide automated material handling systems, or AMHS, that build upon the technology used in our vehicle-based AMHS for chip fabs, but on a much larger scale to accommodate the greater size and weight of the latest generations of FPD glass plates. Our automated systems are critical to the movement of these plates because their weight and bulk make manual transport impractical.

Our Strategy

      Our strategy is to focus on the development of automation systems and solutions that deliver productivity and yield benefits to our customers. We are focused on maintaining and enhancing our relationships with chip and FPD manufacturers and OEMs to advance our technology development and maintain high customer satisfaction. We will also continue to focus on operational excellence to support product quality, on-time delivery, and company-wide efficiency. Key components of our strategy include:

      Further Penetrate the Markets for 300mm and FPD AMHS. Our Asyst Shinko joint venture is a leader in AMHS. We have identified more than 13 300mm semiconductor fabs that are currently under construction or are planned to be built in the next 18 months. We believe that the market opportunity for semiconductor AMHS in these fabs is significant and that the market opportunity for FPD AMHS over the same period is of nearly equal size. We plan to maintain and improve our market share in AMHS by continuing to promote and enhance our technology expertise. In addition to our Asyst Shinko technology, we have developed a unique continuous-flow AMHS system called FasTrack. We currently are pursuing opportunities to combine our Asyst Shinko vehicle based technologies with FasTrack, to create a hybrid AMHS solution tailored to the mixed-throughput needs of fabs. Our leadership position in AMHS installations also provides us with the opportunity to increase sales of other components of our automation solution, which are typically sold later in the fab design and construction process.

      Focus on Portal Automation. Historically, OEMs have purchased either a fully integrated atmospheric front-end, or portal, from a third-party supplier such as Asyst, or combined their captive manufacturing capabilities with third-party sourced automation components to provide proprietary portals. We believe OEMs are increasingly focusing on their core competencies at the tool level, and choosing to purchase integrated components and portals. We further believe that our product offerings provide price and performance advantages over most captively manufactured equipment front-ends and we will continue to invest in both our component and portal products to take advantage of this significant market opportunity. Spartan, our next- generation portal offering, is a unified atmospheric wafer handling solution that we believe offers higher throughput and reduced particle levels, and is less complex, more reliable, more interoperable, easier to integrate, smaller, lighter and more energy efficient than any functionally equivalent system.

      Leverage 200mm Market Leadership. We have a very strong position in the 200mm automation market. Because of the severity of the recent semiconductor industry cyclical downturn, we believe that the transition to 300mm manufacturing will take time. As a result, we believe that 200mm fabs will continue to operate for many years and that these operators will seek to extend the useful lives of these fabs by adding higher technology equipment which will in turn require increased automation solutions. We plan to continue to promote the benefits of our technology and to leverage our leadership position throughout the 200mm automation market.

      Capitalize on the Emerging Market in China. We have enjoyed strong initial success in the emerging wafer fabrication market in China due to our 200mm market leadership, strong customer relationships and long history of success with Asian semiconductor manufacturers. We plan to continue to leverage our competitive advantages in this market which is expected to see the development of a significant number of new 200mm and 300mm fabs over the next several years.

      Further Penetrate the Japanese Market. We believe that a significant opportunity exists for our products in Japanese markets. While we have already become an important supplier to Japanese OEMs, we plan to further augment our strong local engineering, sales and support capabilities to continue our penetration of both Japanese chipmakers and OEMs.

      Focus on Supply Chain Excellence. In order to improve our operating and financial performance and to allow us to more efficiently manage our business through semiconductor industry cycles, we have recently outsourced all of our North American manufacturing operations to Solectron Corporation. We plan to continue to focus on optimizing our supply chain performance through further outsourcing of our foreign manufacturing operations. We believe that this strategy will provide us with substantial competitive advantages.

Our Products

      We have a broad range of products that include:

      Tool Automation Components: Our tool automation components are designed to automate the rapid transfer of wafers and other substrates between manufacturing equipment and wafer and substrate carriers while maintaining an ultraclean environment throughout the transfer. Our product offerings include loadports — automated systems that provide the interface between the fab and manufacturing equipment, and substrate-handling robotics — robots, prealigners and elevators specifically designed for atmospheric, harsh environment, and wet chemical process applications.

      Systems: Our systems include wafer sorters and portals. Our line of portal solutions combines our expertise in loadports, isolation systems, work-in-process materials management, substrate handling robotics and connectivity solutions to provide a complete, integrated, automated front-end for process and metrology equipment. Our sorters are used to rearrange wafers between manufacturing processes without operator handling, which helps to increase fab yields.

      AMHS: Automated Material Handling Systems automate the stocking, transport and tool loading of silicon wafer containers and FPD glass plates in fabs. Our Asyst Shinko line of products includes wafer stockers, interbay transport systems, and intrabay transport and tool loading systems. Our FasTrack line of products includes micro-stocking shelves, conveyor-based track systems, and multi-axis intrabay carrier management and tool loading solutions. We have captured a total of 15 interbay and intrabay 300mm fab AMHS installations as of September 30, 2003, compared to 8 installations for our nearest competitor. We are also increasing our penetration of the market for FPD AMHS with installations and order wins for both Gen 5 and Gen 6 FPD fabs.

      Connectivity Solutions: Our Auto-ID systems allow semiconductor manufacturers to reduce manufacturing errors and to achieve cycle time and equipment utilization improvements by improving their abilities to manage work-in-process inventory. Our connectivity software enables industry standard communications between tools and fab host systems.

Our Company

      We are a California corporation and were incorporated on May 31, 1984. Our principal offices are located at 48761 Kato Road, Fremont, California 94538, and our telephone number is (510) 661-5000. Our website is http://www.asyst.com. Information appearing on, or available through, our website does not constitute part of this prospectus supplement or the accompanying prospectus. Our website address is included in this document as an inactive textual reference only.

THE OFFERING

Common stock offered by Asyst	6,000,000 shares

Common stock to be outstanding after this offering	45,847,911 shares

Over-allotment option	We have granted the underwriters an option to purchase up to an aggregate of 900,000 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement.

Use of proceeds	$25.0 million will be used to fully repay our outstanding Comerica revolving credit facility, which bears interest at a rate of LIBOR plus 3.5 percent and expires in 2004. We may also use some of the proceeds to repay a portion of our debt at Asyst Japan as it comes due. The balance will be used for general corporate purposes, which may include potential acquisitions, though none are currently planned.

Nasdaq National Market Symbol	“ASYT”

      The number of shares of our common stock to be outstanding after the offering is based on our outstanding shares of common stock as of November 7, 2003 and excludes:

•	8,669,775 shares of common stock issuable upon exercise of outstanding stock options with a weighted average exercise price of approximately $11.02 per share;

•	1,402,535 shares of common stock available for future issuance under our stock option plans;

•	682,714 shares of common stock available for sale under our employee stock purchase plan; and

•	5,681,443 shares issuable upon conversion of our 5 3/4 percent convertible subordinated notes.

RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that event the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

We have significant existing debts; the restrictive covenants under some of our debt agreements may limit our ability to expand or pursue our business strategy; if we are forced to pay some or all of this indebtedness our financial position would be severely and adversely affected.

      We have a significant amount of outstanding indebtedness. At September 30, 2003, our long-term debt was $92.5 million, and our short-term debt was $45.5 million, for an aggregate of $138.0 million. We have entered into a $25.0 million revolving credit agreement with Comerica Bank — California, which facility has been fully drawn down and expires in October 2004. We have $86.3 million of 5 3/4 percent convertible subordinated notes outstanding which are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $15.18 per share. We are required to pay interest on these convertible notes on January 3 and July 3 of each year. These convertible notes mature July 3, 2008, and are redeemable at our option after July 3, 2004. Our majority-owned joint venture, Asyst Shinko, Inc., or ASI, entered into a short-term facility with a Japanese bank under which it may borrow up to approximately $27.0 million, of which $4.5 million is currently outstanding. We have also guaranteed the loans of our Japanese subsidiary, Asyst Japan, Inc., or AJI, which loans total approximately $22.3 million.

      Our revolving credit agreement with Comerica requires us to maintain compliance with numerous financial covenants. In the past, we have had to obtain waivers for noncompliance with these covenants and amendments of these covenants in order to remain in compliance. After giving effect to recent amendments, we are in compliance with the covenants for the quarter ended September 30, 2003. In order for us to comply with our financial covenants, including in particular the maximum net loss covenant for the quarter ended December 31, 2003, we will need to substantially improve our financial performance in that quarter compared to the quarter ended September 30, 2003. The covenants contained in our credit agreement with Comerica restrict our ability to take certain actions, including our ability to:

•	incur additional indebtedness;

•	pay dividends and make distributions in respect of our capital stock;

•	redeem capital stock;

•	make investments or other restricted payments;

•	engage in transactions with shareholders and affiliates;

•	create liens;

•	sell or otherwise dispose of assets;

•	make payments on our debt, other than in the ordinary course; and

•	engage in mergers and acquisitions.

      We may be unable to meet the financial covenants contained in our credit agreement with Comerica in the quarter ended December 31, 2003 and in subsequent quarters. Specifically, we may be unable to meet the maximum loss covenant or the minimum liquidity covenant in future quarters. If we are unable to meet any covenants, we cannot assure you that the bank will again grant waivers and amend the covenants, and Comerica may require us to repay the outstanding balance.

      Under terms of the ASI bank facility, ASI must generate operating profits on a statutory basis. Additionally, upon an event of default, the Japanese banks may call the loans outstanding at AJI, requiring repayment, which we have guaranteed.

      As long as our indebtedness remains outstanding, the restrictive covenants could impair our ability to expand or pursue our business strategies. Forced repayment of some or all of our indebtedness would reduce our available cash balances and have an adverse impact on our operating and financial performance.

We may not be able to secure additional financing to meet our future capital needs; if we do secure financing, it may be on unfavorable terms.

      Our operations are currently consuming cash and are expected to continue to do so for the next few quarters. As a consequence, in the future we may be required to seek additional financing to meet our working capital needs and to finance capital expenditures, as well as to fund operations. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products, respond to competitive pressures or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business. If we raise additional funds through the issuance of equity securities, our shareholders may experience dilution of their ownership interest, and the newly-issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations. This strain on our capital resources could adversely affect our business.

If we fail to maintain our position in Automated Materials Handling Systems, through our ASI joint venture, our growth prospects could be negatively impacted.

      Sales of Automated Material Handling Systems, or AMHS, accounted for approximately 50 percent of our sales in the quarter ended September 30, 2003 and will be an important component of our future revenues. Substantially all of our AMHS sales are through our majority-owned joint venture subsidiary, ASI, of which we acquired 51 percent in the third quarter of fiscal 2003. While we have effective operating control of ASI, certain major decisions require the approval of our joint venture partner, Shinko Electric Co., Ltd., and our future success depends in part on the strength of our relationship with our joint venture partner. Other than a right of first refusal if our joint venture partner is considering selling its stake, we have no mechanism to acquire the 49 percent of ASI that is currently owned by Shinko. Even if Shinko were to offer to sell its stake in ASI to us, we may not have sufficient funds available to facilitate such acquisition. In addition, we have limited experience managing operations in Japan, and our failure to manage effectively could harm our business.

      Orders for AMHS are relatively large, often exceeding $20 million for a given project. Because of the size of these orders, our revenues are often concentrated among a small number of customers in any fiscal period. Additionally, the manufacture and installation of these systems at our customers’ manufacturing facilities can take up to 6 months. We recognize revenue and costs for AMHS based on percentage of completion because the contracts are long-term in nature. Payments under these contracts often occur well after we incur our manufacturing costs. For example, terms for our Japanese AMHS customers require payment to be made 6 months after customer acceptance of the installation. The consequence of the AMHS payment cycle is that significant demands can be placed on our working capital. Further, gross margins on our AMHS sales are lower than those for our other products. Our overall financial performance will therefore be impacted by the mix of sales between AMHS and other products in a given period.

If we are unable to successfully increase our sales of AMHS to FPD manufacturers, or if the FPD industry enters a cyclical downturn, our growth prospects could be negatively impacted.

      In recent quarters, ASI has begun to sell AMHS to FPD manufacturers. While we believe that FPD AMHS presents a significant opportunity for growth, the size of this market opportunity depends in large part on capital expenditures by FPD manufacturers. The market for FPD products is highly cyclical and has experienced periods of oversupply resulting in significantly reduced demand for manufacturing and automation equipment. If the FPD market enters into a cyclical downturn, demand for our FPD AMHS may be significantly reduced, impacting our growth prospects.

      As a relatively new entrant to the FPD equipment market, we do not have the customer relationships that our competitors have. Similarly, our relative inexperience in the FPD industry may cause us to misjudge important trends and dynamics in this market. If we are unable to anticipate future customer needs in the FPD market our growth prospects may be severely reduced.

The timing of the transition to 300mm technology is uncertain and competition may be intense.

      The 300mm market is still relatively new. We have invested, and are continuing to invest, substantial resources to develop new systems and technologies to automate the processing of 300mm wafers. However, the timing of the industry’s transition from the current, widely-used 200mm manufacturing technology to 300mm manufacturing technology is uncertain, partly as a result of the recent period of reduced wafer fabrication capacity utilization. Delay in the adoption of 300mm manufacturing technology could adversely affect our future revenue. Manufacturers who are implementing factory automation in new 300mm fabs may seek to purchase systems from multiple vendors. Competition, including price competition, for these 300mm orders is intense. We face increased competition for our 300mm products from a number of new entrants because of the development of Semiconductor Equipment and Materials International, or SEMI, standards for 300mm products.

Our gross margins on 300mm products may be lower than on 200mm products, which could result in decreased profitability.

      The gross margins on our 300mm products currently are not as favorable as on our 200mm products. This is primarily because our 300mm products are early in their production life, we face increased competition in this product area and we sell a greater percentage of our 300mm products to OEMs rather than directly to semiconductor manufacturers. Manufacturing costs are generally higher in the early stages of new product introduction and decrease as demand increases, due to better economies of scale and efficiencies developed in the manufacturing processes. However, we cannot assure you that we will see such economies of scale and efficiencies in our future manufacturing of 300mm products, which will be supplied primarily by contract manufacturers. SEMI standards for 300mm products have enabled more suppliers to enter our markets, thereby increasing competition and creating pricing pressure. While semiconductor manufacturers purchased a majority of 200mm tool automation products, OEMs are purchasing most of the tool automation products for 300mm. Sales to OEMs typically have lower gross margins.

      These factors may prevent us from achieving or maintaining similar relative pricing and gross margin performance on 300mm products as we have achieved on 200mm products.

If our fully-integrated tool front-end solutions are not widely accepted, our financial performance could be negatively impacted.

      The decision by OEMs to adopt our tool front-end, or portal, solutions for a large product line involves significant organizational, technological and financial commitments by the OEMs. OEMs expect these portal solutions to meet stringent design, reliability and delivery specifications. If we fail to satisfy these expectations, whether based on limited or expanded sales levels, OEMs will not adopt our portal solutions. We cannot ensure that these tools will be widely accepted in the marketplace or that additional OEMs will adopt them. We have invested significant time and expense in the development of Spartan, our next generation portal offering specifically designed for the 300mm market. While we believe Spartan may improve our competitive position and gross margins in the 300mm industry, if the market acceptance of Spartan is less than we have forecast or if the timing of this acceptance is delayed, our financial performance could be impacted. Notwithstanding our solutions, OEMs may purchase components to assemble or invest in the development of their own comparable portals. If our solutions are not adopted by OEMs, our prospects will be negatively impacted and our profits substantially harmed.

Because we do not have long-term contracts with our customers, our customers may cease purchasing our products at any time if we fail to meet their needs on a timely basis.

      We do not have long-term contracts with our customers, and our sales are typically made pursuant to individual purchase orders. Accordingly:

•	our customers can cease purchasing our products at any time without penalty;

•	our customers are free to purchase products from our competitors;

•	we are exposed to competitive price pressure on each order; and

•	our customers are not required to make minimum purchases.

      Customer orders are often received with extremely short lead times. If we are unable to fulfill these orders in a timely manner, we could lose sales and customers.

We depend on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by, or failure to collect receivables from, these customers could harm our business.

      The markets in which we sell our products comprise a relatively small number of customers, primarily OEMs and semiconductor manufacturers. Large orders from a relatively small number of customers account for a significant portion of our revenue and make our relationship with each customer critical to our business. The sales cycle to new customers ranges from 6 to 12 months from initial inquiry to placement of an order, depending on the complexity of the project. This extended sales cycle makes the timing of customer orders uneven and difficult to predict. A significant portion of the net sales in any quarter is typically derived from a small number of long-term, multi-million dollar customer projects involving upgrades of existing facilities or the construction of new facilities. Generally, our customers may cancel or reschedule shipments with limited or no penalty.

      Our customers’ demand for our products is largely driven by the timing of new fab construction and the upgrading of existing fabs initiated by those customers. As such, when we complete projects for a customer, business from that customer will decline substantially unless it undertakes additional projects incorporating our products. The high cost of building a fab is causing increasing numbers of semiconductor manufacturers to outsource the manufacturing of their semiconductors to foundries. This trend toward foundry outsourcing, combined with increasing consolidation within the semiconductor industry, could continue to decrease the number of our potential customers and increase our dependency on our remaining customers. We may not be able to retain our largest customers or attract new customers, and our OEM customers may not be successful in selling the OEM equipment in which our systems are embedded. Our success will depend on our continued ability to develop and manage relationships with significant customers. In addition, our customers have in the past sought price concessions from us and may continue to do so in the future, particularly during downturns in the semiconductor market. Further, some of our customers may in the future shift their purchases of products from us to our competitors. Additionally, the inability to successfully develop relationships with new customers or the need to provide future price concessions would have a negative impact on our business.

      If we are unable to collect a receivable from a large customer, our financial results will be negatively impacted. In addition, since each customer represents a significant percentage of net sales, the timing of the completion of an order can lead to a fluctuation in our quarterly results.

Most of our manufacturing is outsourced and we rely on a single contract manufacturer for much of our product manufacturing.

      We have outsourced the manufacturing of most of our products. Solectron currently manufactures, under a long-term contract, our products, other than AMHS and our Japanese robotics products. ASI outsources a large portion of its AMHS manufacturing to third parties. In the future we may increase our dependence on contract manufacturers. Outsourcing may not yield the benefits we expect, and instead could result in increased product costs, and product delivery delays.

      Outsourced manufacturing could create disruptions in the availability of our products if the timeliness or quality of products delivered does not meet our requirements. From time to time, we have experienced delays in receiving products from Solectron. Problems with quality or timeliness could be caused by a number of factors including, but not limited to: manufacturing process flow issues, financial viability of an outsourced vendor, availability of raw materials or components to the outsourced vendor, improper product specifications, and the learning curve to commence manufacturing at a new outsourced site. Our contract with Solectron contains minimum purchase commitments which, if not met, could result in increased costs, which would adversely affect our gross margins. We must also provide Solectron with forecasts and targets based on actual and anticipated demand, which we may not be able to do effectively or efficiently. If Solectron purchases inventory based on our forecasts, and that inventory is not used, we must repurchase the unused inventory, which would adversely affect both our cash flows and our gross margins. If product supply is adversely affected because of problems in outsourcing we may lose sales and profits.

      Our outsourcing agreement with Solectron includes commitments from Solectron to adjust, up and down, manufacturing volume based on updates to our forecast demand. However, Solectron may be unable to meet these commitments and, even if it can, may be unable to react efficiently to rapid fluctuations in demand. If our agreement with Solectron terminates or if Solectron does not perform its obligations under our agreement, it could take several months to establish alternative manufacturing for these products and we may not be able to fulfill our customers’ orders for most of our products in a timely manner. If our agreement with Solectron terminates, we may be unable to find another suitable outsource manufacturer.

      Any delays in meeting customer demand or quality problems resulting from product manufactured at an outsourced location could result in lost or reduced future sales to key customers and could have a material negative impact on our net sales and results of operations.

Shortages of components necessary for product assembly by Solectron or us can delay shipments to our customers and can lead to increased costs, which may negatively impact our financial results.

      When demand for semiconductor manufacturing equipment is strong, suppliers, both domestic and international, strain to provide components on a timely basis. We have outsourced the manufacturing of many of our products, and disruption or termination of supply sources to our contract manufacturers or us could have a serious adverse effect on our operations. Many of the components and subassemblies used in our products are obtained from a limited group of suppliers or in some cases, may come from a single supplier. A prolonged inability to obtain some components could have an adverse effect on our operating results and could result in damage to our customer relationships. Shortages of components may also result in price increases for components and as a result, could decrease our margins and negatively impact our financial results.

If we are unable to develop and introduce new products and technologies in a timely manner, our business could be negatively impacted.

      Semiconductor equipment and processes are subject to rapid technological changes. The development of more complex semiconductors has driven the need for new facilities, equipment and processes to produce these devices at an acceptable cost. We believe that our future success will depend in part upon our ability to continue to enhance our existing products to meet customer needs and to develop and introduce new products in a timely manner. We often require long lead times for development of our products, which requires us to expend significant management effort and incur material development costs and other expenses. During development periods we may not realize corresponding revenue in the same period, or at all. We may not succeed with our product development efforts and we may not respond effectively to technological change, which could have a negative impact on our financial condition and results of operations.

We may be unable to protect our intellectual property rights and we may become involved in litigation concerning the intellectual property rights of others.

      We rely on a combination of patent, trade secret and copyright protection to establish and protect our intellectual property. While we intend to take reasonable steps to protect our patent rights, we cannot assure you that our patents and other intellectual property rights will not be challenged, invalidated or avoided, or that the rights granted thereunder will provide us with competitive advantages. We also rely on trade secrets that we seek to protect, in part, through confidentiality agreements with employees, consultants and other parties. These agreements may be breached, we may not have adequate remedies for any breach, or our trade secrets may otherwise become known to, or independently developed by, others.

      Intellectual property rights are uncertain and involve complex legal and factual questions. We may unknowingly infringe on the intellectual property rights of others and may be liable for that infringement, which could result in significant liability for us. If we do infringe the intellectual property rights of others, we could be forced to either seek a license to intellectual property rights of others or alter our products so that they no longer infringe the intellectual property rights of others. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our product.

      There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. Litigation may be necessary to enforce our patents, to protect our trade secrets or know how, to defend us against claimed infringement of the rights of others or to determine the scope and validity of the patents or intellectual property rights of others. Any litigation could result in substantial cost to us and divert the attention of our management, which by itself could have an adverse material effect on our financial condition and operating results. Further, adverse determinations in any litigation could result in our loss of intellectual property rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products. Any of these effects could have a negative impact on our financial condition and results of operations.

      The intellectual property laws in Asia do not protect our intellectual property rights to the same extent as do the laws of the United States. It may be necessary for us to participate in proceedings to determine the validity of our, or our competitors’, intellectual property rights in Asia, which could result in substantial cost and divert our efforts and attention from other aspects of our business. If we are unable to defend our intellectual property rights in Asia, our future business, operating results and financial condition could be adversely affected.

We may not be able to efficiently integrate the operations of our acquisitions and may incur substantial losses in the divestiture of assets or operations.

      We have made and may continue to make additional acquisitions of, or significant investments in, businesses that offer complementary products, services, technologies or market access. If we are to realize the anticipated benefits of past and future acquisitions, the operations of these companies must be integrated and combined efficiently with our own. The process of integrating supply and distribution channels, computer and accounting systems and other aspects of operations, while managing a larger entity, has in the past presented and will continue to present a significant challenge to our management. In addition, it is not certain that we will be able to incorporate different technologies into our integrated solution. We may not succeed with the integration process and we may not fully realize the anticipated benefits of the business combinations. For example, in fiscal 2003, we decided to discontinue operations of our SemiFab and AMP subsidiaries, both of which we had acquired in February 2001, as these subsidiaries were generating significant operating losses and not considered critical to our long-term strategy. These subsidiaries were sold at the end of fiscal 2003 at a substantial loss. The dedication of management resources to such integrations or divestitures may detract attention from the day-to-day business, and we may need to hire additional management personnel to successfully rationalize our acquisitions or divestitures. The difficulties of integration may increase because of the necessity of combining personnel with disparate business backgrounds and combining different corporate cultures. We may incur substantial costs associated with these activities and we may suffer other material adverse effects from these integration efforts which could materially reduce our short-term earnings. Consideration for future acquisitions could be in the form of cash, common stock, rights to purchase stock or a combination thereof. Dilution to existing shareholders and to earnings per share may result if shares of common stock or other rights to purchase common stock are issued in connection with any future acquisitions.

As our quarterly and yearly operating results are subject to variability, comparisons between periods may not be meaningful; this variability in our results could cause our stock price to decline.

      Our revenues and operating results can fluctuate substantially from quarter to quarter and year to year depending on factors such as:

•	general trends in the overall economy, electronics industry and semiconductor manufacturing industry;

•	fluctuations in the semiconductor equipment market;

•	changes in customer buying patterns;

•	the degree of competition we face;

•	the size, timing and product mix of customer orders;

•	lost sales due to any failures in the outsourcing of our manufacturing;

•	the availability of key components;

•	the timing of product shipment and acceptance, which are factors in determining when we recognize revenue; and

•	the timely introduction and acceptance of new products.

      These and other factors increase the risk of unplanned fluctuations in our net sales. A shortfall in net sales in a quarter or a fiscal year as a result of these factors could negatively impact our operating results for that period. Given these factors, we expect quarter-to-quarter and year-to-year performance to fluctuate for the foreseeable future. As a result, period-to-period comparisons of our performance may not be meaningful, and you should not rely on them as an indication of our future performance. In one or more future periods, our operating results may be below the expectations of public market analysts and investors, which may cause our stock price to decline.

We face significant economic and regulatory risks because a majority of our net sales are from outside the United States.

      A significant portion of our net sales is attributable to sales outside the United States, primarily in Taiwan, Japan, China, Singapore and Europe. International sales were 61 percent of our net revenue for our 2001 fiscal year, 55 percent in our 2002 fiscal year and 65 percent in our 2003 fiscal year and 78 percent for the first six months of our 2004 fiscal year. We expect that international sales will continue to represent a significant portion of our total revenue in the future. This concentration increases our exposure to any risks in this area. Sales to customers outside the United States are subject to various risks, including:

•	exposure to currency fluctuations;

•	the imposition of governmental controls;

•	the laws of certain foreign countries may not protect our intellectual property to the same extent as do the laws of the United States;

•	the need to comply with a wide variety of foreign and U.S. export laws;

•	political and economic instability;

•	terrorism and anti-American sentiment;

•	trade restrictions;

•	changes in tariffs and taxes;

•	longer payment cycles; and

•	the greater difficulty of administering business overseas.

      Any kind of political or economic instability in parts of Asia where we do business, can have a severe negative impact on our operating results due to the large concentration of our sales activities in this region. For example, during 1997 and 1998, several Asian countries, including Taiwan and Japan, experienced severe currency fluctuation and economic deflation, which negatively impacted our revenues and also negatively impacted our ability to collect payments from customers. The economic situation during this period exacerbated a decline in selling prices for our products as our competitors reduced product prices to generate needed cash.

      Although we invoice a majority of our international sales in United States dollars, for sales in Japan, we invoice our sales in Japanese yen. Future changes in the exchange rate of the U.S. dollar to the Japanese yen may adversely affect our future results of operations. We do not currently engage in active currency hedging transactions. Nonetheless, as we expand our international operations, we may allow payment in additional foreign currencies and our exposure to losses in foreign currency transactions may increase. Moreover, the costs of doing business abroad may increase as a result of adverse exchange rate fluctuations. For example, if the United States dollar declined in value relative to a local currency, we could be required to pay more for our expenditures in that market, including salaries, commissions, local operations and marketing expenses, each of which is paid in local currency. In addition, we may lose customers if exchange rate fluctuations, currency devaluations or economic crises increase the local currency price of our products or reduce our customers’ ability to purchase our products.

      Asian and European courts might not enforce judgments rendered in the United States. There is doubt as to the enforceability in Asia and Europe of judgments obtained in any federal or state court in the United States in civil and commercial matters. The United States does not currently have a treaty with many Asian and European countries providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of a fixed debt or sum of money rendered by any federal or state court in the United States based on civil liability would not automatically be enforceable in many European and Asian countries.

Our current and planned operations may strain our resources and increase our operating expenses.

      We may expand our operations through both internal growth and acquisitions. We expect that this expansion will strain our systems and operational and financial controls. In addition, we may incur higher operating costs. To manage our growth effectively, we must continue to improve and expand our systems and controls. If we fail to do so, our growth will be limited. Our officers have limited experience in managing large or rapidly growing businesses.

If we lose any of our key personnel or are unable to attract, train and retain qualified personnel, our business would be harmed.

      Our success depends, in large part, on the continued contributions of our key management and other key personnel, many of whom are highly skilled and would be difficult to replace. In particular, the services of Dr. Stephen Schwartz, Chairman of our Board of Directors, Chief Executive Officer and President, who has led our company since August 2002 and been Chairman since January 2003, are very important to our business. None of our senior management, key technical personnel or key sales personnel is bound by written employment contracts to remain with us for a specified period. In addition, we do not currently maintain key person life insurance covering our key personnel. The loss of any of our senior management or key personnel could harm our business.

      Our success also depends on our ability to attract, train and retain highly skilled managerial, engineering, sales, marketing, legal and finance personnel and on the abilities of new personnel to function effectively, both individually and as a group. Competition for qualified senior employees can be intense. If we fail to do this, business would be harmed.

      Moreover, some of the individuals on our management team have been in their current positions for a relatively short period of time. For example, our Chief Financial Officer joined us during the current quarter. Our future success will depend to a significant extent on the ability of our management team to work effectively together.

Representatives of Arthur Andersen LLP are not available to consent to the inclusion of Arthur Andersen LLP’s reports on our financial statements and incorporated in our SEC filings, and you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933.

      Arthur Andersen LLP was previously our independent accountant. On March 14, 2002, Arthur Andersen was indicted on federal obstruction of justice charges arising from the government’s investigation of Enron Corporation and on June 15, 2002, Arthur Andersen was found guilty. Arthur Andersen has ceased practicing before the SEC. SEC rules require us to present historical audited financial statements in various SEC filings, such as registration statements into which our Annual Report on Form 10-K may be incorporated by reference, along with Arthur Andersen’s consent to our inclusion of its audit report in those filings. In light of the cessation of Arthur Andersen’s SEC practice, we will not be able to obtain the consent of Arthur Andersen to the inclusion of its audit report in our relevant current and future filings. The SEC has provided regulatory relief designed to allow companies that file reports with the SEC to dispense with the requirement to file a consent of Arthur Andersen in certain circumstances. Because representatives for Arthur Andersen are not available to provide the consents required for the inclusion of its report on our consolidated financial statements for the year ended March 31, 2001, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in these financial statements audited by Arthur Andersen.

Risks Related to Our Industry

The semiconductor manufacturing industry is highly cyclical, and these cycles can harm our operating results.

      Our business is largely dependent upon the capital expenditures of semiconductor manufacturers. Semiconductor manufacturers are dependent on the then-current and anticipated market demand for semiconductors. The semiconductor industry is cyclical and has historically experienced periodic downturns. These periodic downturns, whether the result of general economic changes or decreases in demand for semiconductors, are difficult to predict and often have a severe adverse effect on the semiconductor industry’s demand for semiconductor manufacturing equipment. Sales of equipment to semiconductor manufacturers may be significantly more cyclical than sales of semiconductors, as the large capital expenditures required for building new fabs or facilitizing existing fabs is often delayed until semiconductor manufacturers are confident about increases in future demand. If demand for semiconductor equipment remains depressed for an extended period, it will seriously harm our business.

      Since 2000, our industry has been experiencing a significant downturn due to decreased worldwide demand for semiconductors. During this downturn, most of our customers have reduced capital expenditures, which has adversely impacted our business. Excluding sales of ASI, which was acquired during the third quarter of fiscal 2003, our net sales declined sequentially in the third and fourth quarter of fiscal 2003 and again in the first quarter of fiscal 2004. Although our net sales in the second quarter ended September 30, 2003 increased $6.1 million, or 13.5 percent, from the first quarter of fiscal 2004, we cannot assure you that our sales will recover sufficiently for us to return to profitability in the near future. As a result of substantial cost reductions in response to the decrease in net sales and uncertainty over the timing and extent of any industry recovery, we may be unable to make the investments in marketing, research and development and engineering that are necessary to maintain our competitive position, which could seriously harm our long-term business prospects.

      We believe that the cyclical nature of the semiconductor industry will continue, leading to periodic industry downturns, which may seriously harm our business and financial position.

We may not effectively compete in a highly-competitive semiconductor equipment industry.

      The markets for our products are highly competitive and subject to rapid technological change. We currently face direct competition with respect to all of our products. A number of our competitors may have greater name recognition, more extensive engineering, manufacturing and marketing capabilities and substantially greater financial, technical and personnel resources than those available to us.

      Brooks Automation, Inc., or Brooks, and TDK Corporation of Japan are our primary competitors in the area of isolation systems. Our SMART-Traveler System products face competition from bar code technology as well as from Brooks, and a number of smaller competitors. We also compete with several companies in the robotics area, including, but not limited to, Brooks, Newport Corp., Rorze Corporation and Yasukawa Super Mectronics Division. In the area of AMHS, our products face competition from Daifuku Co., Ltd., Murata Co., Ltd., and Brooks. Our wafer and reticle sorters compete primarily with products from Recif, Inc. and Brooks. In addition, the transition to 300mm wafers is likely to draw new competitors to the semiconductor automation market. In the 300mm wafer market, we expect to face intense competition from a number of established automation companies such as Brooks, as well as new competition from semiconductor equipment and cleanroom construction companies.

      We expect that our competitors will continue to develop new products in direct competition with our systems, improve the design and performance of their products and introduce new products with enhanced performance characteristics. In order to remain competitive, we need to continue to improve and expand our product line, which will require us to maintain a high level of investment in research and development. Ultimately, we may not be able to make the technological advances and investments necessary to remain competitive.

      Companies in the semiconductor capital equipment industry face continued pressure to reduce costs. Pricing actions by our competitors may require us to make significant price reductions to avoid losing orders. Further, our current and prospective customers continuously exert pressure on us to lower prices, shorten delivery times and improve the capabilities of our products. Failure to respond adequately to such pressures could result in a loss of customers or orders.

Risks Related to Our Common Stock and this Offering

Our stock price may significantly fluctuate which could be detrimental to our shareholders.

      Our stock price has in the past fluctuated and will fluctuate in the future in response to a variety of factors. For example, since April 2, 2001, the closing price of our common stock has reached a high of $22.62 and a low of $3.51. Factors which cause our stock price to fluctuate include the following:

•	quarterly fluctuations in results of operations;

•	announcements of new products by us or our competitors;

•	changes in either our earnings estimates or investment recommendations by stock market analysts;

•	announcements of technological innovations;

•	conditions or trends in the semiconductor manufacturing industry;

•	announcements by us or our competitors of acquisitions, strategic partnerships or joint ventures;

•	additions or departures of senior management; and

•	other events or factors many of which are beyond our control.

      In addition, in recent years, the stock market in general and shares of technology companies in particular have experienced extreme price fluctuations, and such extreme price fluctuations may continue and could result in our being the target of a securities class action lawsuit.

Anti-takeover provisions in our articles of incorporation, bylaws and our shareholder rights plan may prevent or delay an acquisition of Asyst that might be beneficial to our shareholders.

      Our articles of incorporation and bylaws include provisions that may have the effect of deterring hostile takeovers or delaying changes in control or management of Asyst. These provisions include certain advance notice procedures for nominating candidates for election to our Board of Directors, a provision eliminating shareholder actions by written consent and a provision under which only our Board of Directors, our Chairman of the Board, our President or shareholders holding at least 10 percent of the outstanding common stock may call special meetings of the shareholders. We have entered into agreements with our officers and directors indemnifying them against losses they may incur in legal proceedings arising from their service to us, including losses associated with actions related to third-party attempts to acquire us.

      We have adopted a share purchase rights plan, pursuant to which we have granted to our shareholders rights to purchase shares of junior participating preferred stock. Upon the earlier of (1) the date of a public announcement that a person, entity, or group of associated persons has acquired 15 percent of our common stock or (2) 10 business days following the commencement of, or announcement of, a tender offer or exchange offer, the rights granted to our shareholders will become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. These rights could generally discourage a merger or tender offer involving our securities that is not approved by our Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such merger or participate in such tender offer.

      In addition, our Board of Directors has authority to issue up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Asyst. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and as a result, the issuance thereof could have a material adverse effect on the market value of the common stock. We have no present plans to issue shares of preferred stock.

Management will have discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

      With the exception of some debt repayments, we have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. These forward-looking statements include but are not limited to statements about:

•	our strategy;

•	our revenues;

•	sufficiency of our cash resources;

•	product development;

•	our research and development and other expenses; and

•	our operations and legal risks.

      These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” contained in this document and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus supplement except as required by law. Before deciding to purchase our common stock, you should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference in the accompanying prospectus.

USE OF PROCEEDS

      We expect to receive approximately $94.3 million in net proceeds from the sale of 6,000,000 shares of common stock in this offering (or approximately $108.6 million if the underwriters exercise their over-allotment option in full), after deducting estimated underwriting discounts and commissions and offering expenses payable by us. These numbers are based on an assumed offering price to the public of $16.64 per share, which was the last reported sale price of our common stock on The Nasdaq National Market on November 11, 2003.

      We plan to use approximately $25.0 million of net proceeds from the sale of common stock in this offering to fully repay our Comerica revolving credit facility, which bears interest at a rate of LIBOR plus 3.5 percent and expires in October 2004. This credit facility will remain in place following this offering. We may use some of the proceeds to repay a portion of our debt at AJI as it comes due. We anticipate using the balance of the net proceeds for general corporate purposes, including the potential acquisition of complementary businesses, products and technologies, although we currently have no commitments or agreements for any acquisitions.

      As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering or the timing of these expenditures. Accordingly, our management will retain broad discretion over the use of these proceeds. Pending these uses, the net proceeds will be invested in investment grade, interest-bearing securities.

PRICE RANGE OF OUR COMMON STOCK

      Our common stock has been traded on The Nasdaq National Market under the symbol “ASYT” since September 22, 1994. The following table sets forth for the period indicated the high and low closing prices for our common stock, as reported by The Nasdaq National Market, adjusted for a two-for-one stock dividend in August 1997.

	High	Low

Year Ended March 31, 2002
First Quarter	$22.62	$10.69
Second Quarter	$17.10	$9.05
Third Quarter	$13.05	$8.02
Fourth Quarter	$19.33	$12.90
Year Ended March 31, 2003
First Quarter	$20.41	$14.06
Second Quarter	$19.26	$6.04
Third Quarter	$8.58	$3.51
Fourth Quarter	$10.71	$5.42
Year ending March 31, 2004
First Quarter	$7.93	$3.70
Second Quarter	$15.64	$6.61
Third Quarter (through November 11, 2003)	$20.14	$14.31

      On November 11, 2003, the last reported sale price of our common stock on The Nasdaq National Market was $16.64 per share. As of November 7, 2003 there were 39,847,911 shares of our common stock outstanding held by approximately 355 holders of record. Because many of these shares are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results and current and anticipated cash needs. Additionally, our current lines of credit prohibit the payment of dividends.

CAPITALIZATION

      The following table sets forth on an unaudited basis our capitalization as of September 30, 2003 and as adjusted to reflect: (1) the sale of the 6,000,000 shares of common stock that we are offering at an assumed public offering price of $16.64 per share and the receipt of the estimated net proceeds, after deducting the underwriting discounts and our estimated offering expenses and (2) the application of the net proceeds therefrom as described under “Use of Proceeds”. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our financial statements and the accompanying notes and “Selected Consolidated Financial Data” included elsewhere in this prospectus supplement.

	September 30, 2003

	Actual	As Adjusted

	(In thousands,
	except share amounts)
Cash, cash equivalents and restricted cash	$79,712	$149,060

Current portion of long-term debt and finance leases	$27,477	$2,477

Short-term loans and notes payable	$18,009	$18,009

LONG TERM LIABILITIES
Long-term debt and finance leases, net of current portion	$92,523	$92,523
Deferred tax liability	23,227	23,227
Other long-term liabilities	12,434	12,434

Total long-term liabilities	128,184	128,184

MINORITY INTEREST	62,714	62,714

SHAREHOLDERS’ EQUITY
Common stock, no par value authorized shares — 300,000,000; 39,708,684 shares outstanding and 45,708,684 shares, as adjusted	343,176	437,524
Deferred stock-based compensation	(3,588)	(3,588)
Accumulated deficit	(318,939)	(318,939)
Accumulated other comprehensive income	4,402	4,402

Total shareholders’ equity	25,051	119,399

Total capitalization	$215,949	$310,297

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected historical financial data as of March 31, 2003 and 2002 and for the fiscal years ended March 31, 2003, 2002 and 2001 have been derived from our audited consolidated financial statements and notes thereto, which are included elsewhere in this prospectus supplement. The selected historical financial data as of March 31, 2001, 2000, and 1999 and for the fiscal years ended March 31, 2000 and 1999 were derived from our audited consolidated financial statements which do not appear elsewhere in this prospectus supplement. The summary historical financial data for the six-month periods ended September 30, 2003 and 2002 were derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus supplement and which, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for the fair presentation of the financial condition and results of operations for such period. The selected historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and accompanying notes thereto included elsewhere in this prospectus supplement.

	For the
	Six Months
	Ended		For the Fiscal Years Ended
	September 30,		March 31,

	2003	2002	2003	2002	2001	2000	1999

	(dollars in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$96,617	$124,183	$259,495	$183,234	$491,542	$225,554	$92,948
Gross profit	16,443	44,724	75,052	40,928	185,746	103,055	33,053
Operating income (loss)	(55,357)	(26,779)	(83,603)	(132,084)	43,106	15,456	(39,475)
Gain on sale of wafer and reticle carrier products	—	—	28,420	—	—	—	—
Income (loss) from continuing operations before discontinued operations and cumulative effect of a change in accounting principle	(53,691)	(88,059)	(114,773)	(97,514)	29,532	10,019	(26,931)
Discontinued operations, net of income tax	—	(3,453)	(21,096)	(51,403)	—	—	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(2,506)	—	—
Net income (loss)	(53,691)	(91,512)	(135,869)	(148,917)	27,026	10,019	(26,931)
Basic Earnings (Loss) Per Share:
Income (loss) from continuing operations before discontinued operations and cumulative effect of a change in accounting principle	$(1.38)	$(2.38)	$(3.06)	$(2.76)	$0.90	$0.36	$(1.15)
Cumulative effect of a change in accounting principle, net of income tax	$—	$—	$—	$—	$(0.08)	$—	$—
Shares used in basic earnings per share calculation	38,996	37,009	37,489	35,373	32,697	27,639	23,460
Diluted Earnings (Loss) Per Share:
Income (loss) from continuing operations before discontinued operations and cumulative effect of a change in accounting principle	$(1.38)	$(2.38)	$(3.06)	$(2.76)	$0.85	$0.32	$(1.15)
Cumulative effect of a change in accounting principle	$—	$—	$—	$—	$(0.07)	$—	$—
Shares used in diluted earnings per share calculation	38,996	37,009	37,489	35,373	34,928	30,986	23,460

	September 30,		March 31,

	2003	2002	2003	2002	2001	2000	1999

	(dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents, restricted cash and cash equivalent, and short-term investments	$79,712	$65,832	$99,302	$84,629	$90,249	$106,088	$35,762
Working capital	46,497	93,628	89,723	122,594	179,154	171,550	72,484
Total assets	358,244	273,176	395,225	344,415	408,432	329,200	124,288
Long-term debt and finance leases, net of current portion	92,524	90,257	114,812	90,331	3,683	910	2,876
Shareholders’ equity	25,051	104,021	68,034	164,937	302,463	233,106	96,634

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION
For the Three Months and Six Months Ended September 30, 2003

Critical Accounting Policies and Estimates

      Information with respect to our critical accounting policies and estimates may be found in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section for the fiscal year ended March 31, 2003 found on page S-30.

Acquisitions

      In October 2002, we purchased a 51 percent interest in Asyst Shinko, Inc., or ASI, a Japanese corporation, for $67.5 million of cash and transaction costs. The consolidated financial statements for the three- and six-month periods ended September 30, 2003 include the results of ASI. The acquisition has been accounted for as a purchase acquisition.

      In April 2003, ASI acquired the portion of Shinko Technologies, Inc. that provides ongoing support to ASI’s North American AMHS customers from Shinko Electric, Inc. ASI renamed this subsidiary Asyst Shinko America, or ASAM.

      The above transactions were accounted for using the purchase method of accounting. Accordingly, our condensed consolidated statements of operations and of cash flows for the periods ended September 30, 2003 and September 30, 2002 include the results of these acquired entities for the periods subsequent to their respective acquisitions, as applicable. We consolidate fully the financial position and results of operations of ASI and account for the minority interest in the condensed consolidated financial statements.

Three Months and Six Months Ended September 30, 2003 and 2002

      The following table sets forth the percentage of net sales represented by condensed consolidated statements of operations data for the periods indicated (unaudited):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	76.6	61.0	83.0	64.0

Gross profit	23.4	39.0	17.0	36.0
Operating expenses:
Research and development	16.4	13.9	18.6	16.4
Selling, general and administration	29.0	24.0	33.7	27.3
Amortization of acquired intangible assets	9.3	2.7	9.9	2.9
Restructuring charges	1.0	4.2	5.0	2.4
Asset impairment charges	—	11.9	7.1	6.9
In-process research and development of acquired business	—	(0.6)	—	1.7

Total operating expenses	55.7	56.1	74.3	57.6

Operating loss	(32.3)	(17.1)	(57.3)	(21.6)
Other income (expense), net	(2.8)	(1.3)	(2.5)	(2.1)

Loss before provision (benefit) for/from income taxes, minority interest and discontinued operations	(35.1)	(18.4)	(59.8)	(23.7)
Provision (benefit) for/from income taxes	(1.9)	86.6	(2.5)	47.2

Minority interest	(1.4)	—	(1.7)	—

Loss from continuing operations	(31.8)	(105.0)	(55.6)	(70.9)

Discontinued operations, net of income tax	—	(2.9)	—	(2.8)

Net loss	(31.8)%	(107.9)%	(55.6)%	(73.7)%

Results of Operations

      Net Sale. We have two reportable segments: Fab Automation and AMHS. Fab Automation products include interface products, substrate-handling robotics, wafer and reticle carriers, auto-ID systems, sorters and connectivity software. AMHS products include automated transport and loading systems for semiconductor fabs and flat panel display manufacturers. We began tracking AMHS as a reportable segment with the acquisition of ASI in the third quarter of fiscal 2003.

      Segment information is summarized as follows (in millions):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

Fab Automation Products:
Net sales	$26.0	$72.3	$49.6	$124.2
AMHS:
Net sales	25.3	—	47.0	—

Total:
Net sales	$51.3	$72.3	$96.6	$124.2

      Total net sales decreased by $21.0 million or 29 percent in the three months ended September 30, 2003 and by $27.6 million or 22.2 percent in the six months ended September 30, 2003. Total net sales include net sales of $25.3 million and $47.0 million by ASI during the three and six month periods. ASI was acquired in October 2002.

      Net sales of Fab Automation products decreased by $46.3 million or 64 percent in the three months ended September 30, 2003 and by $74.6 million or 60 percent in the six months ended September 30, 2003. The decrease is mainly due to the general decline in the semiconductor equipment sector and sale of our wafer and reticle carrier product line during fiscal 2003. The product line generated $12.2 million and $23.2 million of revenue in the three months and the six months ended September 30, 2002, respectively.

      Our net sales by geography were as follows (in millions):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

North America	$11.0	$26.0	$21.4	$48.2
Japan	20.0	12.1	35.6	19.8
Taiwan	7.4	18.1	13.7	29.1
Other Asia/Pacific	9.3	11.2	16.9	17.4
Europe	3.6	4.9	9.0	9.7

Total	$51.3	$72.3	$96.6	$124.2

      The increase in Japan in the three months and six months ended September 30, 2003 from the same periods in the prior year is primarily due to increase in AMHS sales, offset by decreases in our traditional business. All other regions were down due to lower sales activities in our traditional business in line with the downturn of the industry.

      Gross Profit. Gross profit decreased to $12.0 million, representing 23.4 percent of net sales, for the quarter ended September 30, 2003, compared to $28.2 million, or 39.0 percent of net sales, for the quarter ended September 30, 2002. The decline was mainly due to lower sales volumes in our Fab Automation products business coupled with the acquisition of the ASI business that generates lower profit margins. The gross profit decline was favorably impacted by $2.3 million in product cost savings from the localization of our material purchasing in the Asia-Pacific region.

      Gross profit decreased $28.2 million to $16.4 million, or 17.0 percent of net sales, for the six months ended September 30, 2003, compared to $44.7 million, or 36.0 percent of net sales, in the corresponding period of the prior year. The decrease in gross margin was primarily due to lower sales volumes and the lower gross margin at ASI. The changes in the product mix to the new 300mm products also negatively impacted the first two quarters of fiscal 2004 as our 300mm products are early in their product life cycle and currently have low margins in comparison to our 200mm products. Swings in product mix may impact our gross margins on a quarter-over-quarter basis. Through cost reduction initiatives and our outsourcing strategy, we expect 300mm gross margins to improve. However, because of the anticipated size of the emerging 300mm product market, we face strong competition on price and features for these products from existing and new competitors.

      We believe that gross margin will increase several percentage points in the quarter ending December 31, 2003 from the gross margin in the quarter ended September 30, 2003. This anticipated increase is due to expected sales increases of approximately 10 percent as well as continued progress in our outsourcing strategy. Our gross margin will continue to be impacted by future changes in product mix and net sales volumes, as well as market competition.

      Research and Development. Research and development expenses decreased $1.7 million to $8.4 million for the quarter ended September 30, 2003, compared with $10.1 million for the quarter ended September 30, 2002. As a percentage of sales, research and development increased to 16.4 percent of sales in the quarter ended September 30, 2003, compared to 13.9 percent in the quarter ended September 30, 2002. The decrease in spending is due to headcount reductions and other spending cuts in the preceding quarters to reduce research and development expenses in response to declines in our net sales. Our second quarter fiscal 2004 results include approximately $1.4 million of research and development spending at ASI. Excluding ASI, research and development expenses were approximately $7.0 million, a decline of $3.1 million or 30.2 percent, from the second quarter of fiscal 2002. Our research and development expenses vary as a percentage of net sales because we do not manage these expenditures strictly to variations in our level of net sales.

      Research and development expenses for the six months ended September 30, 2003 were $18.0 million, or 18.6 percent of revenue, compared to $20.4 million, or 16.4 percent of revenue, in the six months ended September 30, 2002. The decrease of $2.4 million is due to headcount reductions and other spending cuts during the past year to reduce expenses in response to declines in our sales, offset by spending at ASI. The decrease in our research and development expenses was achieved even as we accelerated efforts on key new products. Our research and development expenses vary as a percentage of net sales because these expenditures are based on long-term product development plans targeted toward future revenue opportunities and we may or may not modify our expenditures levels based on short-term changes in the actual or anticipated level of net sales.

      Selling, General and Administrative. Selling, general and administrative, or SG&A, expenses decreased $2.4 million to $14.9 million in the quarter ended September 30, 2003, compared to $17.3 million for the quarter ended September 30, 2002. However, due to lower sales, SG&A expenses increased, as a percentage of sales, 4.9 percent to 29.0 percent for the quarter ended September 30, 2003, compared to 24.0 percent for the quarter ended September 30, 2002. SG&A expenses for the six months ended September 30, 2003 were $32.5 million, or 33.7 percent of net sales, compared to $33.9 million, or 27.3 percent of net sales, for the corresponding period of the prior year. The decrease was mainly due to substantial headcount reductions in the first half of fiscal 2004 and other spending controls to reduce expenses in response to declines in our sales, offset by $5.4 million of SG&A spending at ASI. Excluding the impact of additional costs assumed from ASI, our SG&A costs declined by $6.7 million, or approximately 19.9 percent, from the second quarter of fiscal 2003. This decrease was a result of SG&A headcount reductions in our traditional business throughout fiscal 2003 in response to lower sales, and a further substantial headcount reduction in April 2003.

      Amortization of Acquired Intangible Assets. Amortization expenses relating to acquired intangible assets were $4.8 million, or 9.3 percent of net sales, for the quarter ended September 30, 2003 and $1.9 million, or 2.7 percent of net sales, for the quarter ended September 30, 2002. Amortization expenses for acquired intangible assets were $9.6 million for the six months ended September 30, 2003 and $3.6 million for the six months ended September 30, 2002. The increases in amortization expense in the three months and the six months ended September 30, 2003 are primarily due to the acquisition of the ASI joint venture in the third quarter of fiscal 2003. We amortize acquired intangible assets over periods ranging from three to ten years.

      Restructuring Charges. The following table summarizes the activities in our restructuring accrual during the six months ended September 30, 2003 (in thousands):

	Severance		Fixed
	and	Excess	Asset
	Benefits	Facilities	Impairment	Total

Balance, March 31, 2003	$291	$3,617	$192	$4,100
Additional accruals	3,448	869	46	4,363
Non-cash related utilization	—	(29)	(205)	(234)
Amounts paid in cash	(3,269)	(250)	(33)	(3,552)

Balance, June 30, 2003	$470	$4,207	$—	$4,677

Additional accruals	160	327	—	487
Non-cash related utilization	—	—	—	—
Amounts paid in cash	(305)	(957)	—	(1,262)

Balance, September 30, 2003	$325	$3,577	$—	$3,902

      We incurred restructuring charges of $0.5 million during the quarter ended September 30, 2003, consisting primarily of severance costs from a reduction in our worldwide workforce and secondarily for exiting a facility in connection with our restructuring activities. As a result of these restructuring activities, we terminated the employment of approximately 49 employees, mainly in manufacturing, from our international operations. We anticipate additional restructuring charges during the remainder of fiscal 2004 as we complete the workforce reductions and outsourcing of manufacturing in Japan.

      In the six months ended September 30, 2003, we incurred restructuring charges of $4.9 million, consisting primarily of severance costs from a reduction in workforce in April 2003. Additionally, we incurred a charge for future lease obligations on a vacated facility in excess of estimated future sublease proceeds. We expect to utilize the remaining balance, primarily unused leased facilities, over the following three fiscal years. All remaining accrual balances are expected to be settled in cash.

      We incurred restructuring charges of $3.0 million in the six months ended September 30, 2002. The charges include severance charges of $0.8 million for approximately 215 manufacturing and other employees as a result of workforce reduction measures and contractual obligations of $0.6 million related to our manufacturing outsourcing agreement. An additional charge of $1.6 million relates to excess facilities that we had under lease but no longer intend to use as a result of the manufacturing outsourcing agreement.

      Asset Impairment Charges. We completed the sale of land in Fremont, California, in the quarter ended September 30, 2003. The net proceeds from the sale were $12.1 million. We had intended to construct corporate headquarters facilities on the land and subsequently decided not to build these facilities. In the first quarter of fiscal 2004 we recorded a $6.9 million write-down based on our latest estimate of market value as supported by the pending sale agreement at the time.

      In the quarter and the six months ended September 30, 2002, we wrote down the land held for sale by $7.1 million based on the estimated market value and $1.5 million to write off fixed assets that will not be used as we consolidated facilities and integrated our AMHS programs with ASI.

      In-process Research and Development Acquired Business. On May 29, 2002, ACT purchased substantially all of the assets of domainLogix Corporation, or DLC. In connection with the estimated purchase price allocation, $2.5 million was assigned to in-process research and development costs of acquired business, or IPR&D. IPR&D was subsequently adjusted to approximately $2.1 million as we completed our analysis of the fair value of intangible assets in the second quarter of fiscal 2003. The amount allocated to IPR&D was estimated through established valuation techniques in the high-technology industry and was expensed upon acquisition as it was determined that the projects had not reached technological feasibility at the time of our acquisition.

      Other Income (Expense), Net. The net increase in other income (expense) for the three months ended September 30, 2003 is due to higher interest expense on larger debt balances, foreign exchange losses due to the strengthening Yen, offset by royalty income. The net decrease in other income (expense) for the six months ended September 30, 2003 is due to royalty income for the full six months more than offsetting higher interest expense due to the higher debt balances.

      Provision/Benefit from Income Taxes. We recorded a benefit from income taxes of $1.0 million for the quarter ended September 30, 2003, or 5.6 percent of our loss before income taxes. The benefit is primarily due to $1.6 million amortization of deferred tax liabilities recorded in connection with the ASI acquisition, offset by tax provisions in our international subsidiaries. We recorded a benefit from income taxes of $2.4 million for the six months ended September 30, 2003. A tax benefit has been recognized in the three months and six months ended September 30, 2003 as we expect to have net income in Japan for the 12-month period ending March 31, 2004.

      We recorded an expense for income taxes of $62.7 million and $58.6 million for the quarter and six months ended September 30, 2002, respectively. As a result of the review undertaken at September 30, 2002, we concluded that it was appropriate to establish a full valuation allowance for our U.S. net deferred tax assets. The valuation allowance for deferred tax assets increased from $11.9 million at March 31, 2002, to approximately $74.5 million at September 30, 2002. We expect to provide a full valuation allowance on future tax benefits until we can sustain a level of profitability that demonstrates the ability to utilize the assets.

      Minority Interest. Minority interest for the second quarter and year-to-date of fiscal 2003 were $0.7 million and $1.7 million, respectively. No minority interest was recorded in the quarter ended September 30, 2002. The amount for minority interest represents 49 percent interest of our joint venture partner, Shinko, in the operations of ASI.

      Discontinued Operations, Net of Income Tax. There were no losses from discontinued operations for the three or six months of fiscal 2004 and the loss from discontinued operations was $2.1 million and $3.5 million for the three months and six months ended September 30, 2002, respectively. We divested two of our subsidiaries, AMP and SemiFab, in March 2003 to allow us to better focus on our core business.

Liquidity and Capital Resources

      Since inception, we have funded our operations primarily through the private sale of equity securities and public stock offerings, customer pre-payments, bank borrowings, long-term debt and cash generated from operations. As of September 30, 2003, we had approximately $77.4 million in cash and cash equivalents, $2.3 million in restricted cash, $46.5 million in working capital and $92.5 million in long-term debt and finance leases.

      Operating Activities. Net cash used in operating activities was $38.4 million in the six months ended September 30, 2003, primarily consisting of our $53.7 million net loss, increases in receivables of $1.5 million and reductions in payables, accrued liabilities and deferred revenue of $4.8 million, as well as increases of prepaid expenses and other assets of $8.0 million. These uses of cash were partially offset by non-cash charges of $13.7 million for depreciation and amortization, $6.9 million for impairment in our land held for sale and $1.5 million for inventory reserves, as well as reductions in inventory of $4.4 million. The reductions in the current asset and liability accounts reflect our lower sales volume compared with the prior quarters.

      Net cash used in operating activities was $4.9 million in the six months ended September 30, 2002, primarily consisting of an $88.1 million net loss from continuing operations, and an $18.8 million increase in accounts receivable. These uses of cash were largely offset by a decrease in the net deferred tax asset of $59.4 million, a decrease in inventory of $10.6 million, non-cash charges for write-down of land and other restructuring of $9.8 million, an increase in accounts payable, accrued liabilities and deferred revenue of $7.1 million and non-cash charges of $9.4 million for depreciation and amortization. The increases in receivables, accounts payable, accrued liabilities and deferred revenue reflected substantial sales growth during the period. The decrease in inventory resulted from ongoing efforts to improve inventory turns as well as increased sales.

      Investing Activities. Net cash provided by investing activities was $9.0 million in the six months ended September 30, 2003, due to the net proceeds of $12.1 million from the sale of land offset by the purchases of property and equipment of $1.9 million and ASAM acquisition of $1.2 million.

      Net cash used in investing activities during the six months ended September 30, 2002 was $12.4 million due to net purchases of short-term investments of $8.1 million and purchases of property and equipment of $4.3 million.

      Financing Activities. Net cash provided by financing activities was $11.8 million for the six months ended September 30, 2003, including total loan proceeds of $7.5 million from a short-term borrowing and additional long-term debt in our Japanese subsidiaries, offset by $5.4 million of loan repayments in the first half of the year. Additionally, a total of $9.8 million was provided from issuance of common stock under our employee stock programs in the six months ended September 30, 2003. Substantial stock transactions resulted from exercises of stock options by terminated employees prior to the expiration of their stock options.

      Net cash provided by financing activities was $5.5 million for the six months ended September 30, 2002, due to net proceeds from short- and long-term borrowing of $1.3 million and $4.7 million from issuance of common stock under our employee stock programs.

      In September 2003 ASI entered into a short-term bank facility with a Japanese bank under which it may borrow up to approximately $27.0 million at September’s month-end exchange rate. The current interest rate is 1.395%. This facility primarily supports ASI’s working capital requirements during the current construction of two projects currently in process in Japan where customers generally pay four to six months after acceptance of a completed project. ASI had outstanding borrowings of $4.5 million under this facility at September 30, 2003. Under terms of the bank facility, ASI must generate operating profits on a statutory basis.

      In October 2002, we entered into and fully drew down a $25.0 million two-year revolving credit agreement with a commercial bank. The debt is due for repayment in October 2004. Borrowings under the credit agreement bear interest at a rate indexed to LIBOR. As amended, we are required under the agreement to maintain compliance with financial covenants, including a quarterly net income/ loss target, calculated on an after-tax basis excluding depreciation, amortization and other non-cash items and minimum liquidity covenants. We must also meet a minimum liquidity covenant. We are in compliance with the covenants for the quarter ended September 30, 2003. The maximum net loss covenant requires that we substantially improve the financial performance for the quarter ended December 31, 2003 compared to the quarter ended September 30, 2003. The amount of the credit line available to us may change based on the amount of receivables we have and changes in the non-formulary piece of the credit line which is subject to periodic review and amendment. The credit agreement also restricts our ability to incur additional indebtedness; pay dividends and make distributions in respect of our capital stock; redeem capital stock; make investments or other restricted payments; engage in transactions with shareholders and affiliates; create liens; sell or otherwise dispose of assets; make payments on our subordinated debt; and engage in mergers and acquisitions. We cannot assure you that we will meet the quarterly net income/loss covenant in the quarter ended December 31, 2003 or in subsequent quarters. Based upon uncertainty whether we will remain in compliance with all financial covenants in future periods, we have classified this debt as current at September 30, 2003.

      On July 3, 2001, we completed the sale of $86.3 million of 5 3/4 percent convertible subordinated notes which provided us with aggregate proceeds of $82.9 million net of issuance costs. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $15.18 per share, which is equal to a conversion rate of 65.8718 shares per $1,000 principal amount of notes. The notes mature July 3, 2008, pay interest on January 3 and July 3 of each year and are redeemable at our option after July 3, 2004.

      AJI had $21.6 million and $22.1 million of debt from banks in Japan at September 30, 2003 and March 31, 2003, respectively. The interest rates ranged from 1.4 percent to 3.0 percent as of September 30, 2003. Certain of AJI’s assets have been pledged as security for this debt. As of September 30, 2003, pledged assets consist of land and other property and equipment, net of accumulated depreciation, time deposits and accounts receivable totaling approximately $15.3 million. Additionally, Asyst U.S. has provided letters of guarantee to financial institutions in Japan covering substantially all of AJI’s debts. Certain notes of AJI will mature in the second half of fiscal 2004. We intend to renew or roll over these notes but we cannot assure you that we will be successful in renewing these notes.

      We anticipate that operating losses will constitute a material use of our cash resources. The cyclical nature of the semiconductor industry makes it very difficult for us to predict future liquidity requirements with certainty. Any upturn in the semiconductor industry may result in short-term uses of cash in operations as cash may be used to finance additional working capital requirements such as accounts receivable. However, we believe that our available cash and cash equivalents will be sufficient to meet our working capital and operating expense requirements through September 30, 2004.

      During the year ended March 31, 2003, we outsourced the majority of our remaining manufacturing to Solectron Corporation, or Solectron. As part of the arrangement, Solectron purchased $20.0 million of inventory from us. No revenue was recorded for the sale of this inventory to Solectron. In the quarter ending December 31, 2003, we may be obligated to repurchase any of this inventory that is not used by Solectron in manufacturing our products. The buy-back of Solectron inventory is estimated to be $6.0 million. On an on-going basis, we may be obligated to acquire inventory purchased by Solectron based on our forecasts and not used timely under terms of the outsourcing agreement. At September 30, 2003, we recorded a receivable of $2.3 million and a corresponding decrease in cost of sales for product cost savings from Solectron, primarily resulting from the localization of our material purchasing in the Asia-Pacific region.

      We may pursue additional funds to support our working capital and operating expense requirements or for other purposes within the next several quarters and we may raise these additional funds through an equity financing. However, financing may not be available to us on a timely basis, if at all, or, if available, on terms acceptable to us and not dilutive to our shareholders.

New Accounting Pronouncements

      In November 2002, the Emerging Issues Task Force, or EITF, reached a consensus on EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF Issue No. 00-21). EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 to date did not have a significant impact on our consolidated financial statements.

      In January 2003, the Financial Accounting Standards Board, or FASB, issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, or FIN No. 46. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. In October 2003, the Financial Accounting Standards Board deferred the latest date by which all public entities must apply FIN No. 46, to the first reporting period ending after December 15, 2003. We believe that the adoption of this standard will have no material impact on our consolidated financial statements.

      In May 2003, FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, or SFAS No. 150. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first fiscal period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 to date has not had a significant impact on our consolidated financial statements.

      In August 2003, the EITF reached a consensus on Issue No. 03-5, “Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables”. This issue focuses solely on whether non-software deliverables included in arrangements that contain more than incidental software should be accounted for in accordance with SOP 97-2. The Task Force confirmed that in an arrangement that contains software that is more than incidental to the products or services as a whole, only the software and software related elements are included within the scope of SOP 97-2. Software related elements include software related products and services such as those listed in paragraph 9 of SOP 97-2, as well as other deliverables for which the software is essential to their functionality. EITF Issue No. 03-5 will be effective for revenue arrangements entered into in fiscal periods beginning after August 13, 2003. We are currently in the process of determining the effect, if any, the adoption of EITF Issue No. 03-5 will have on our consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION
For the Fiscal Year Ended March 31, 2003

Critical Accounting Policies and Estimates

General

      Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to allowance for doubtful accounts, inventories, investments, deferred tax assets, income taxes, warranty obligations and restructuring and impairment charges. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

      We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, or SAB 101, “Revenue Recognition in Financial Statements.” We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price is fixed or determinable, and collectibility is reasonably assured. Some of our products are large volume consumables that are tested to industry and/or customer acceptance criteria prior to shipment. Revenue for these types of products is recognized at shipment.

      Certain of our product sales are accounted for as multiple-element arrangements. If we have met defined customer acceptance experience levels with both the customer and the specific type of equipment, we recognize the product revenue at the time of shipment and transfer of title, with the remainder when the other elements, primarily installation, have been completed. Other products are highly customized systems that cannot be completed or adequately tested to customer specifications prior to shipment from the factory. We do not recognize revenue for these products until formal acceptance by the customer.

      Revenues from long-term contracts are recognized using the percentage-of-completion method of contract accounting, based on the ratio that costs incurred to date bear to estimated total costs at completion. When using the percentage of completion method, revisions in revenue and cost estimates are recorded in the periods in which the facts that require such revisions become known and losses, if any, are provided for in the period in which such losses are first identified by management. We utilize the percentage-of-completion method due to the significance of the service effort and the length of time of the contracts.

      Revenue for spare parts is recognized on shipment. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Unearned maintenance and service contract revenue is not significant and is included in accrued liabilities.

      We account for software revenue recognition in accordance with the American Institute of Certified Public Accountants’ Statement of Position 97-2, “Software Revenue Recognition”. Revenues for integration software work are recognized on a percentage of completion basis. Software license revenue, which is not material to the consolidated financial statements, is recognized when the software is shipped; payment is due within one year; collectibility is probable and there are no significant obligations remaining.

Allowance for Doubtful Accounts

      We estimate our allowance for doubtful accounts based on a combination of specifically identified amounts and a general reserve calculated based on the aging of receivables. If circumstances change (such as an unexpected material adverse change in a major customer’s ability to meet its financial obligations to us or its payment trends), we may adjust our estimates of the recoverability of amounts due to us.

Inventory Reserves

      We evaluate the recoverability of all inventory, including raw materials, work-in-process, finished goods, and spare parts to determine whether adjustments for impairment are required. Inventory which is obsolete or in excess of our demand forecast is fully reserved. If actual demand is lower than our forecast, additional inventory write-downs may be required.

Goodwill and Other Intangible Assets

      Effective April 1, 2002, we adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires that goodwill and identifiable intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Furthermore, SFAS No. 142 includes provisions on the identification of intangible assets, reclassification of certain intangible assets from previously reported goodwill, and reassessment of the useful lives of existing intangible assets. At March 31, 2003, we had $142.4 million of goodwill and intangible assets, net of accumulated amortization, recorded on our balance sheet.

      We completed an annual goodwill impairment test in the third quarter of fiscal 2003. The first step of the test identifies if an impairment may have occurred, while the second step of the test measures the amount of the impairment, if any. As a result of the test, a goodwill impairment expense of $2.1 million was recognized. To determine the amount of the impairment, we estimated the fair value of our reporting segments that contained goodwill (based primarily on expected future cash flows), reduced the amount by the fair value of identifiable intangible assets other than goodwill (also based primarily on expected future cash flows), and then compared the unallocated fair value of the business to the carrying value of goodwill. To the extent goodwill exceeded the unallocated fair value of the business, an impairment expense was recognized. In connection with the annual impairment analysis for goodwill, we assessed the recoverability of the intangible assets subject to amortization in accordance with SFAS No. 144. During fiscal 2003, an impairment expense of $6.2 million was recognized for acquired technology and $0.1 million was recognized for customer base, based upon our projection of significantly reduced future cash flows of ACT.

Warranty Accrual

      Our warranty policy generally states that we will provide warranty coverage for a predetermined amount of time, generally 12 or 24 months, for material and labor to repair and service our equipment. In fiscal 2003 we outsourced all of our product manufactured in the United States to Solectron Corporation. Solectron assumes the warranty liability for the first 12 months on product it manufacturers, with Asyst liable for warranty obligations thereafter. We record the estimated warranty cost upon shipment of our product. The estimated warranty cost is determined based on the warranty term and historical warranty costs for a specific product. If actual product failure rates or material usage differs from our estimates, we may need to revise our estimated warranty reserve.

Accounting for Income Taxes

      We have recorded a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered our future taxable income and tax planning strategies in assessing our valuation allowance. Future taxable income is based upon our estimates, and actual results may significantly differ from these estimates due to the volatility of our industry. If in the future we determine that we would be able to realize our deferred tax in excess of the net amount recorded, we would record an adjustment to the deferred tax asset, increasing income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, we would record an adjustment to the deferred tax asset, charging income in the period such determination was made.

Results of Operations

Net Sales

      Net sales for the fiscal year ended March 31, 2003 were $259.5 million, an increase of $76.3 million or 42 percent from the prior year. The increase in fiscal 2003 sales was due primarily to the establishment of ASI. Excluding the impact of ASI, net sales for fiscal 2003 were $213.0 million, an increase of $29.8 million or 16 percent from the prior year. The increase was primarily attributable to increased sales to customers in China and Taiwan, partially offset by decreased sales to customers in North America. Net sales for the fiscal year ended March 31, 2002 were $183.2 million, a decrease of $308.3 million or 63 percent from fiscal 2001. The reduction in fiscal 2002 sales was directly attributable to the reduced capital spending of semiconductor manufacturers due to the general decline in demand for chips.

Gross Profit

      Because the semiconductor capital equipment industry is subject to rapid increases and decreases in demand, we have made significant reductions and changes in our manufacturing operations to decrease the fixed component of our manufacturing costs and improve our margins during downturns. In fiscal 2002 we reduced our manufacturing headcount and consolidated manufacturing into two facilities versus four. In fiscal 2003 we began transitioning all of our U.S. manufacturing operations to Solectron, a contract manufacturer. We expect this outsourced manufacturing model will significantly improve our gross profits on outsourced products in fiscal 2004 and beyond.

      Our gross profit was $75.1 million for the fiscal year ended March 31, 2003, $40.9 million for the fiscal year ended March 31, 2002 and $185.7 million for the fiscal year ended March 31, 2001. This represents 28.9 percent of net sales for the fiscal year ended March 31, 2003, 22.3 percent of net sales for the fiscal year ended March 31, 2002 and 37.8 percent of net sales for the fiscal year ended March 31, 2001. The improvement as a percent of sales in fiscal 2003 was primarily attributable to increased sales volumes, which better absorbed manufacturing overhead, facility and headcount reduction actions taken in the prior fiscal year, and higher mix of 200mm products, offset by lower gross margins on our Asyst Shinko AMHS products. The decrease in fiscal 2002 versus the prior year was primarily attributable to significantly reduced sales, as well as a $12.8 million inventory reserve recorded in fiscal 2002.

Research and Development

      We believe that research and development, or R&D, of new automation solutions and the enhancement of current products are critical to our competitiveness. We believe it is important to maintain our commitment to these development programs during industry downturns so that we will be positioned with competitive products during upturns. Our ongoing commitment to R&D is evidenced by our consistent level of spending over the past three fiscal years despite the dramatic up and down changes in sales. R&D expenses were $40.1 million for the fiscal year ended March 31, 2003, $39.0 million for the fiscal year ended March 31, 2002 and $44.3 million for the fiscal year ended March 31, 2001. This represents 15.4 percent of net sales for the fiscal year ended March 31, 2003, 21.3 percent of net sales for the fiscal year ended March 31, 2002 and 9.0 percent of net sales for the fiscal year ended March 31, 2001. We increased R&D spending in fiscal 2003 as we continued strategic product development programs and added the R&D spending of ASI and ACT, although R&D as a percentage of sales decreased due to higher sales. The decrease in fiscal 2002 spending from fiscal 2001 resulted from the reduction or elimination of certain 200mm engineering programs, although R&D as a percentage of sales increased significantly due to the drop in sales.

Selling, General and Administrative

      Over the past two years we have reduced selling, general and administrative, or SG&A, expenses to better align our spending with lower sales levels. Our efforts were evident in fiscal 2003 as SG&A expenses declined to $74.2 million, or 28.6 percent of net sales, compared with $76.3 million, or 41.6 percent of net sales in fiscal 2002. SG&A expense was $90.4 million for the fiscal year ended March 31, 2001, representing 18.4 percent of net sales for the period. The decreases in fiscal 2003 and fiscal 2002 resulted primarily from workforce reductions, facility closures, and reduced discretionary spending offset in fiscal 2003 by increases due to acquisitions of ASI and DLC. In the first month of fiscal 2004 we made additional reductions in SG&A expenses, primarily through workforce reductions, in response to continued market weakness.

Amortization of Acquired Intangible Assets

      Amortization expenses relating to acquired intangible assets were $14.1 million for the fiscal year ended March 31, 2003, $7.1 million for the fiscal year ended March 31, 2002 and $7.0 million for the fiscal year ended March 31, 2001. This represents 5.4 percent of net sales for the fiscal year ended March 31, 2003, 3.9 percent of net sales for the fiscal year ended March 31, 2002 and 1.4 percent of net sales for the fiscal year ended March 31, 2001. We amortize acquired intangible assets over periods ranging from three to ten years. The increase in amortization expenses in fiscal 2003 is primarily due to the acquisition of the ASI joint venture interest.

Restructuring Charges

      Restructuring charges and related utilization for fiscal years 2003, 2002 and 2001 were as follows:

	Severance
	and	Excess	Fixed Asset
	Benefits	Facility	Impairment	Total

Balance, March 31, 2000	—	—	—	—
Additional accruals	$540	$439	—	$979
Non-cash related utilization	(540)	(439)	—	(979)

Balance, March 31, 2001	—	—	—	—
Additional accruals	4,278	3,685	$200	8,163
Non-cash related utilization	—	(781)	—	(781)
Amounts paid in cash	(3,537)	(472)	—	(4,009)

Balance, March 31, 2002	741	2,432	200	3,373
Additional accruals	2,125	2,733	2,161	7,019
Non-cash related utilization	(331)	(214)	(2,077)	(2,622)
Amounts paid in cash	(2,244)	(1,334)	(92)	(3,670)

Balance, March 31, 2003	$291	$3,617	$192	$4,100

      In the quarter ended September 30, 2002, we recorded severance charges of $0.8 million and contractual obligations of $0.6 million as a result of workforce reduction measures affecting approximately 24 employees and a manufacturing outsourcing agreement whereby approximately 191 employees joined Solectron. The workforce reduction affected employees in manufacturing, sales, research and development and administration. An additional charge of $1.6 million relates to excess facilities that we have under lease but have abandoned as a result of the manufacturing outsourcing agreement. We also recorded a fixed asset impairment charge of $1.5 million for assets that will not be used as we consolidate facilities and integrate certain programs into a joint venture.

      In the quarter ended December 31, 2002, we recorded an excess facility charge of $1.1 million reflecting revised estimates of future sublease income based on continued weakness in the Austin commercial real estate market. We also recorded severance charges of $0.7 million are the result of headcount reductions of

52 employees, including manufacturing, sales, research and development and administrative staff. We also recorded a fixed asset impairment charge of $0.7 million for assets disposed of due to our headcount reductions and vacating facilities.

      In fiscal 2002, we recorded restructuring charges in connection with our plan to shut down some of our manufacturing and service locations, outsource some of our manufacturing activities and consolidate the remainder of our domestic manufacturing in Fremont, California, as well as to reduce our workforce due to economic conditions. These charges included approximately $3.9 million in write-downs of assets and reserves for lease commitments, net of estimated sublease income that we expect to generate from the vacated facilities, and severance costs of approximately $4.3 million related to reductions in force of approximately 450 employees or approximately 29 percent of our workforce.

      We expect to utilize approximately $2.5 million of the remaining balance of $4.1 million during 2004, and the remaining balance, primarily unused leased facilities, over the following three fiscal years.

Asset Impairment Charges

      Asset impairment charges for fiscal years 2003, 2002 and 2001 were as follows:

	Fiscal Years Ended March 31,

	2003	2002	2001

Goodwill and intangible impairment	$8,398	$22,574	$—
Land impairment	7,121	17,925	—

Totals	$15,519	$40,499	$—

      In fiscal 2003, we completed an annual goodwill impairment test and determined that impairment charges of $8.4 million were required because the estimated fair value of certain businesses were less than their book values. The charges were measured by comparing the forecasted undiscounted cash flows, which we believe approximates fair value, with their corresponding book values. The charges relate to goodwill and intangible assets recorded in connection with our May 2002 acquisition of DLC.

      In fiscal 2002, we completed an annual goodwill impairment test and determined that impairment charges of $22.6 million were required because the estimated fair value of certain businesses were less than their book values. The charges were measured by comparing the forecasted undiscounted cash flows, which we believe approximates fair value, with their corresponding book values. The charges relate to goodwill and intangible assets recorded in connection with previously acquired businesses.

      We own undeveloped land in Fremont, California. Initially, we leased the land from a syndicate of financial institutions pursuant to an original lease agreement dated June 30, 2000, which was subsequently amended on February 21, 2001 and May 30, 2001. We purchased the land on October 22, 2001 for $41.1 million, and we paid the syndicate of financial institutions approximately $2.9 million for engineering costs incurred in preparation for making leasehold improvements to the land. Based upon market data at June 30, 2001 and our noncancelable commitment to purchase the land, we estimated that the then market value of the land had been impaired and recorded a $15.0 million write-down to its estimated market value during the quarter ended June 30, 2001. We recorded an additional $7.1 million write-down in fiscal 2003 based on our revised estimate of market value. We continue to hold the land for sale.

In-Process Research and Development of Acquired Businesses

      In October 2002, we acquired 51 percent of the common stock of ASI, our Japanese AMHS joint venture company. In connection with the purchase price allocation, in the quarter ended December 31, 2002 we assigned $5.8 million to in-process research and development, or IPR&D. In June 2002, we acquired DLC. In connection with the purchase price allocation $2.0 million was assigned to IPR&D. In May 2001, we acquired GW Associates. In connection with the purchase price allocation $2.0 million was assigned to IPR&D. The amount allocated to IPR&D was determined through established valuation techniques in the high-technology industry and was expensed upon acquisition, as it was determined that the projects had not reached technological feasibility at the time of our acquisition.

Gain on Sale of Wafer and Reticle Carrier Products

      In fiscal 2003 we sold our wafer and reticle carrier (WRC) products to Entegris for net proceeds of $34.2 million. As a result of this transaction, we recorded a gain on sale of $28.4 million. The wafer and reticle carrier products contributed revenues of $31.1 million, $28.9 million and $38.8 million in fiscal years 2003, 2002 and 2001, respectively.

Other Income (Expense), Net Excluding Gain on Sale of Wafer and Recticle Carrier Products

      Other income (expense), net excluding gain on sale of WRC was $(6.9) million for the fiscal year ended March 31, 2003, $(3.5) million for the fiscal year ended March 31, 2002 and $3.7 million for the fiscal year ended March 31, 2001. The increased net expense in fiscal 2003 compared with fiscal 2002 is primarily attributable to financing costs and fees related to funding the ASI joint venture transaction, increased interest expense related to the $25 million credit facility which was established and drawn down to partially fund the transaction, lower interest-bearing cash balances, lower interest rates on invested cash and greater interest expense related to the sale of $86.3 million of 5 3/4 percent convertible subordinated notes on July 3, 2001. The increased net expense in fiscal 2002 compared with fiscal 2001 is primarily due to interest expense related to the sale of $86.3 million of 5 3/4 percent convertible subordinated notes on July 3, 2001.

Provision for (Benefit from) Income Taxes

      As a result of the review undertaken at September 30, 2002, we concluded that it was appropriate to establish a full valuation allowance for our net deferred tax assets. We therefore recorded a tax provision of $57.3 million in fiscal 2003. We expect to continue this practice until we can sustain a level of profitability that demonstrates the ability to utilize our deferred tax assets. Provision for (benefit from) income taxes was ($38.0) million for the fiscal year ended March 31, 2002 and $17.2 million for the fiscal year ended March 31, 2001. This represents an effective tax rate (28.1) percent for the fiscal year ended March 31, 2002 and 36.8 percent for the fiscal year ended March 31, 2001.

Minority Interest

      Minority interest for fiscal 2003 was $4.7 million. No minority interest was recorded in fiscal 2002 and 2001. This amount represents the 49 percent of our joint venture partner, Shinko Electric Co. Ltd. (Shinko), in the operations of ASI.

Discontinued Operations, Net of Income Tax

      Loss from discontinued operations was $21.1 million for the fiscal year ended March 31, 2003 and $51.4 million for the fiscal year ended March 31, 2002. The loss in fiscal 2002 included goodwill and impairment charges of $37.8 million. In August 2002, we announced our intention to divest two subsidiaries, AMP and SemiFab, in order to allow us to better focus on our core business. Both subsidiaries were divested in March 2003.

Cumulative Effect of Change in Accounting Principles, Net of Tax Benefit

      We recorded a non-cash charge of $2.5 million, net of an income tax benefit of $1.3 million, or a loss of $0.07 per diluted share, to reflect the cumulative effect of the accounting change to comply with SAB 101 as of the beginning of fiscal 2001. The deferred revenue recorded as a result of this accounting change was fully recognized in fiscal 2001.

Segment and Geographic Reporting

      We have two reportable segments: Fab Automation and Automated Material Handling Systems (“AMHS”).

      Fab Automation products include interface products, substrate-handling robotics, wafer and reticle carriers, auto-ID systems, sorters and connectivity software.

      AMHS products include automated transport and loading systems for semiconductor fabs and flat panel display manufacturers.

      We evaluate performance and allocate resources based on revenues and operating income (loss).

      Segment information is summarized as follows (dollars in millions):

	Fiscal Year Ended March 31,

	2003	2002	2001

Fab Automation Products:
Revenues	$213.1	$183.2	$491.5

Operating (loss)/income	$(66.9)	$(132.1)	$43.1

AMHS:
Revenues	$46.4	$—	$—

Operating (loss)/income	$(16.7)	$—	$—

Total:
Revenues	$259.5	$183.2	$491.5

Operating (loss)/income	$(83.6)	$(132.1)	$43.1

      We acquired 51 percent of ASI on October 16, 2002. Operating segment data includes results from ASI for the period from the effective date of the acquisition. Total operating loss is equal to consolidated loss from operations for the periods presented. We do not allocate other income (expense), net to individual segments.

      Net sales by geography were as follows (dollars in millions):

	Year Ended March 31,

	2003	2002	2001

United States	$90.5	$82.4	$192.3
Japan	48.0	45.6	102.8
Taiwan	47.0	20.3	98.3
Other Asia/ Pacific (excluding Japan and Taiwan)	51.1	16.6	58.3
Europe	22.9	18.3	39.8

Total	$259.5	$183.2	$491.5

Related Party Transactions

      At March 31, 2003, we held notes from two former employees and two current employees totaling $0.7 million. At March 31, 2002, we held notes from two former employees totaling $0.2 million and notes from four current employees totaling $0.9 million. Also at March 31, 2002, we held two notes receivable from a former executive officer totaling $0.8 million. These two notes were paid off in fiscal 2003. One other note was transferred in connection with the sale of a business. In all but one case, loans were extended to these individuals to assist them in their relocation. The remaining loan was extended in connection with a personal matter. Approximately $0.3 million and $0.6 million of the notes receivable are secured by deeds of trust on certain real property and/or pledged securities of Asyst owned by the employees and are included in other assets at March 31, 2003 and March 31, 2002, respectively.

      In April 2003 Asyst Shinko acquired the AMHS portion of Shinko Technologies, Inc. from Shinko, our 49% joint venture partner. Shinko Technologies provided service and support to Shinko customers in the United States of America. The acquired subsidiary was named Asyst Shinko America. The purchase price of approximately $2.3 million was based on the estimated fair value of assets less liabilities acquired.

      The Company’s majority owned subsidiary, ASI, has certain transactions with the minority shareholder, Shinko. At March 31, 2003, significant balances due from and owed to Shinko were (dollars in thousands):

Accounts and notes receivable from Shinko	$391
Accounts payable due to Shinko	(8,500)
Accrued liabilities due to Shinko	(755)

      In addition, ASI purchased various administrative and IT services from Shinko in order to provide for an orderly transition. During the year ended March 31, 2003, sales to and purchases from Shinko were (dollars in thousands):

Sales	$203
Material purchases	3,285
Services purchased	4,421

BUSINESS

Overview

      We develop, manufacture, sell and support integrated automation systems for the semiconductor and flat panel display, or FPD, manufacturing industries. Our systems are designed to enable semiconductor and FPD manufacturers to increase their productivity and yields, and to protect their investment in fragile materials and work-in-process inventory. We believe that our systems are becoming increasingly important because of several trends in the manufacturing of semiconductors and FPDs:

•	the transition to larger diameter silicon wafers and larger FPD glass plates, which require automated handling because of ergonomic issues and increased yield risk;

•	continuing decreases in semiconductor device line widths, which require higher levels of cleanliness in the manufacturing process;

•	advances in new semiconductor manufacturing materials, such as copper, which may introduce additional contamination into the semiconductor manufacturing plant, or fab; and

•	increasing manufacturer requirements for greater productivity and return on invested capital.

      We sell our systems directly to semiconductor and FPD manufacturers, as well as to original equipment manufacturers, or OEMs, that integrate our systems into the production equipment they make and sell to semiconductor manufacturers.

Industry Background

      In recent years, advances in semiconductor production equipment and facilities have supported the continuation of historical trends toward production of chips with ever smaller line widths on ever larger wafers. Currently, most semiconductor manufacturing fabs process wafers with diameters of 200mm. However, several fabs are currently operating production lines utilizing 300mm wafers and a significant number of new fabs are expected to be built for 300mm wafers. Concurrently, line widths in chip manufacturing have decreased to 0.13 micron and are expected to decrease further. In addition, the increasing cost of semiconductor manufacturing equipment and facilities continues to push chip manufacturers to maximize the productivity of these investments. Keeping pace with these trends presents semiconductor manufacturers with a number of technical and economic challenges.

      In response to these challenges, many chip manufacturers use automation systems to maximize tool utilization and to minimize wafer mishandling, misprocessing and contamination. We believe that semiconductor manufacturers will increase their commitments to these solutions in their 300mm fabs, given the significant cost of a 300mm fab (approximately $2.0 to $3.0 billion), the value of work-in-process inventory, and the ergonomic issues introduced by the significantly increased weight and bulk of loaded 300mm semiconductor carriers, or pods.

      As device dimensions decrease, the harmful effects of microscopic contamination during the manufacturing process increase, heightening the need for isolation of wafers throughout manufacturing and controlled environments around tools. Isolation technology allows for control of the environment in the immediate vicinity of the in-process wafers and the tools. Wafers are enclosed in pods which provide additional environmental control during storage, transport and loading and unloading of the tools. Pods holding wafers up to 200mm are known as standard mechanical interface pods, or SMIF-Pods, and pods holding 300mm wafers are known as front-opening unified pods, or FOUPs. In both the SMIF and FOUP processes, the carrier is docked with an automated system that typically includes a load port or other door-opening device and a robotic transfer arm to move the wafer from the carrier to the tool. An enclosure with engineered airflows surrounds and encapsulates this system. Because wafer carriers fully encapsulate the wafers during transport between process steps and during tool loading and unloading, these devices also help to protect the wafers from accidental damage due to mishandling.

      Semiconductor manufacturers also increasingly are automating the tracking, sorting, stocking and transport of wafers throughout the fab, as well as wafer carrier loading and unloading at the tool. In 200mm manufacturing, these technologies are employed to reduce the risk of misprocessing, to efficiently track and manage work-in-process inventory, and to speed the movement of wafers between manufacturing steps. In 300mm manufacturing, these technologies take on added importance because of the ergonomic issues associated with human transport and loading of heavy, bulky 300mm wafer carriers.

      The FPD manufacturing industry uses automated transport and robotic handling systems primarily because of the substantial size and weight of FPD glass plates and panels.

The Asyst Solution

      We offer a comprehensive line of integrated automation systems for the semiconductor manufacturing industry. These solutions provide two distinct benefits to semiconductor manufacturers:

      Increased Manufacturing Productivity. We believe that semiconductor manufacturers are able to attain a higher level of productivity and performance from their equipment by integrating our products into their manufacturing processes. In addition, our connectivity software provides semiconductor manufacturers with fab-ready automation capabilities, resulting in faster implementation times and more efficient operational productivity. With our automated transportation and loading solutions, tool idle time is reduced and timely wafer delivery is improved, thereby increasing equipment utilization and productivity. Our systems offer semiconductor manufacturers the flexibility to add capacity while minimizing disruption of ongoing production in the fab.

      Higher Yields. Our isolation technology, robotics solutions and automated transport and loading systems provide semiconductor manufacturers with efficient contamination control throughout the chip manufacturing process and greater protection from wafer mishandling, resulting in more rapid achievement of higher yields. Our work-in-process materials management and connectivity software permit wafer level identification, tracking and logistics management, and minimize yield loss due to misprocessing.

      In FPD manufacturing, we provide automated material handling systems, or AMHS, that embody nearly identical technology to our vehicle-based AMHS for chip fabs, but on a much larger scale to accommodate the greater size and weight of the latest generations of FPD glass plates. Our automated systems are critical to the movement of these plates because their weight and bulk make manual transport impractical.

Strategy

      Our strategy is to focus on the development of automation systems and solutions that deliver productivity and yield benefits to our customers. We are focused on maintaining and enhancing our relationships with chip and FPD manufacturers and OEMs to advance our technology development and maintain high customer satisfaction. We also will continue to focus on operational excellence to support product quality, on-time delivery, and company-wide efficiency. Key components of our strategy include:

      Further Penetrate the Markets for 300mm and FPD AMHS. Our majority owned joint venture Asyst Shinko, Inc., or ASI, is a leader in AMHS. We have captured a total of 15 interbay and intrabay AMHS installations as of September 30, 2003 in 300mm fabs, compared to 8 installations for our nearest competitor. We are also increasing our penetration of the market for FPD AMHS with installations and order wins for both Gen 5 and Gen 6 FPD fabs. Based on the anticipated size and number of fab construction and expansion projects that we believe will move forward over the next two to three years, we believe that our combined market opportunity over that period for 300mm semiconductor AMHS and FPD AMHS is significant. We have a small market position in AMHS for 200mm chip fabs and believe that, based on our expectations of a small number of new 200mm fabs and fab expansions, we have a small but material market opportunity in 200mm AMHS. In addition to our ASI technology, we have developed a unique continuous-flow AMHS system called FasTrackTM. We have demonstrated FasTrack’s ability to move wafers through the fab significantly faster than competitive systems in certain applications. We currently are pursuing opportunities to combine the ASI vehicle-based technologies with FasTrack, creating a hybrid AMHS solution tailored to the mixed-throughput needs of fabs. We plan to maintain and improve our market share in AMHS by continuing to promote our technology expertise. We further believe that our market leadership in 300mm AMHS, combined with the unique capabilities of our FasTrack system, positions us to capture increased market share in both FPD and 300mm AMHS, and also provides us with the opportunity to increase sales of other components of our automation solution, which are typically sold later in the fab design and construction process.

      Focus on Portal Automation. Essentially all 300mm wafer fabrication equipment requires an automated atmospheric front-end, or portal solution that enables the clean, automated transfer of wafers from the wafer carrier to the tool and back again. As a result, most manufacturers of process and metrology tools pre-integrate portals with their tools before shipping to the end customer. This integration can be accomplished in two ways: (1) the OEM can purchase or manufacture various automation components — loadports, atmospheric robotics, wafer ID systems — and perform the mechanical and software integration necessary to make the components work smoothly together as a system, or (2) the OEM can purchase a fully integrated portal from a third-party supplier such as Asyst. We participate in all aspects of the atmospheric tool front-end market and are a leading supplier of components such as loadports and robotics and of fully integrated portals. We increasingly see OEMs focusing on their core competencies at the tool level, and choosing to purchase integrated components and portals. In its April 2003 report, Dataquest estimated this merchant market for atmospheric tool front-end products at $260 million for calendar year 2002. We believe that the total market, including captive production being done by OEMs and contract manufacturing by small assemblers not tracked by Dataquest, was closer to $400 million in 2002. We believe that our product offerings provide price and performance advantages over most captively manufactured equipment front-ends and we are continuing to invest in both our component and portal products to take advantage of this significant market opportunity. Spartan, our next generation portal offering, is a unified atmospheric wafer handling solution that we believe offers higher throughput and reduced particle levels, and is less complex, more reliable, more interoperable, easier to integrate, smaller, lighter and more energy efficient than any functionally equivalent system.

      Leverage 200mm Market Leadership. We have a very strong position in the 200mm market. Because of the severity of the recent semiconductor industry cyclical downturn, we believe that the transition to 300mm manufacturing will take time. As a result, we believe that 200mm fabs will continue to operate for many years and that these operators will seek to extend the useful lives of these fabs by adding higher technology equipment which will require increased automation solutions. In the case of technology upgrades, such as fabs moving to smaller line widths or adding copper-interconnects, we believe that fabs will make concurrent purchases of isolation products as they seek to maximize the yields and productivity of this new equipment. We plan to continue to promote the benefits of our technology and to leverage our leadership position throughout the 200mm market.

      Capitalize on the Emerging Market in China. Because of our 200mm market leadership and our strong customer relationships and long history of success with Asian semiconductor manufacturers, we have enjoyed strong initial success in the emerging wafer fabrication market in China. During the past two fiscal years we have received large SMIF orders from a total of four fab operators representing six separate 200mm fabs in China. We plan to continue to leverage our competitive advantages in this market which is expected to see the development of a significant number of new 200mm and 300mm fabs over the next several years.

      Further Penetrate the Japanese Market. Although the Japanese economic environment has been challenging, we believe that Japanese semiconductor manufacturers will upgrade existing 200mm facilities in response to market pressures and longer-term increases in demand. We believe that construction of new and expansion 300mm fab projects also will begin to accelerate during the next year as many Japanese chip manufacturers are running out of production capacity. In addition, we have become an important supplier to Japanese equipment makers, which continue to have a strong presence in the world market. We have a strong engineering, sales and support capability in Japan and intend to continue our penetration of both Japanese chipmakers and Japanese OEMs.

      Focus on Supply Chain Excellence. In fiscal 2003 we made the strategic decision to transition all of our North American manufacturing operations — which produced approximately 75 percent of our fiscal 2002 net sales — to Solectron Corporation, a leading contract manufacturer of electronics products. Our strategic objectives were four-fold: (1) to sharpen our focus on our core competencies of developing, selling and supporting our automation products, (2) to reduce our fixed manufacturing costs and improve our ability to efficiently scale manufacturing through cyclical upturns and downturns, (3) to improve our product quality and on-time delivery performance by partnering with a world-class manufacturing organization, and (4) to improve gross margins through labor and material cost reductions. We completed the transition of our U.S. manufacturing operations to Solectron in June 2003, and we continue to identify local sources for materials in the lower cost Asia-Pacific region. However, we have not yet been able to fully realize the benefits of our outsourced strategy due to low sales. We believe that our continued progress toward these objectives will provide us with substantial competitive advantages, as to the best of our knowledge none of our key competitors have outsourced their production to the same extent.

Products

Tool Automation Components

      Our tool automation components are designed to automate the rapid transfer of wafers and other substrates between manufacturing equipment and wafer and substrate carriers while maintaining an ultraclean environment throughout the transfer. These components are sold to OEMs for integration with their tools or directly to fabs that are adding isolation technology to existing equipment as a manufacturing process enhancement. Our tool automation components include multiple types of 200mm and 300mm loadports and substrate-handling robotics.

Loadports

      We are a leading supplier of automated systems that provide the interface between the fab and manufacturing equipment, or loadports. In calendar year 2002, we introduced the IsoPortTM, our latest generation loadport for the 300mm market. We offer a variety of other input/output systems designed to address a broad range of customer applications and equipment types. These include FL-300s, SMIF-LPTs, SMIF-Arms, SMIF-Indexers, SMIF-LPIs, SMIF-LPOs, Versaport 2200’s, and related products.

Substrate-Handling Robotics

      We offer comprehensive robotic substrate handling solutions to the semiconductor and related industries. Our robotics products transfer semiconductor wafers and substrates of all diameters, liquid crystal display, or LCD, and plasma display substrates, and other substrates like rigid disks used in disk drive handling between the substrate carrier, the tool interface system and the tool itself. These products include robots, prealigners and elevators specifically designed for atmospheric, harsh environment, and wet chemical process applications. We also use our robots and prealigners in our PlusTM Portal Front-End Solutions, LCD Front End Solutions, and our line of wafer sorter products.

Systems

      Our systems include wafer sorters and portals. Our sorters are sold to chip makers and our portals are typically sold to OEM tool manufacturers.

Portals

      Our line of portal solutions combines our expertise in isolation systems, work-in-process materials management, substrate handling robotics and connectivity solutions to provide a complete, integrated, automated front-end for process and metrology equipment. For the OEM, use of a portal solution substantially reduces the labor and engineering resources required to assemble and integrate a front-end solution in-house. Portals also can simplify the installation and set-up of the tool and associated front-end upon arrival at the end customer. Our Plus Portal line combines our components — atmospheric robots, environmental control systems, integrated input/output interfaces, automated ID and tracking systems, and connectivity software — into an integrated solution for OEMs. Our newest portal offering, code named “Spartan,” achieves portal functionality through a unified, minimalist approach that uses significantly fewer components, thereby reducing alignment and interoperability issues between components and simplifying maintenance and repair. We believe the Spartan offers significantly higher performance than our current Plus Portal line, in addition to higher reliability and ease of integration. Because Spartan was designed for volume manufacturing, we believe that it also will provide cost advantages to customers as well as margin advantages to us.

Sorters

      Our sorters are used to rearrange wafers between manufacturing processes such as rocket lots, experiments, and single wafer processing, without operator handling, which helps to increase fab yields. Sorters also avoid the mishandling of wafers by enabling the tracking and verification of each wafer throughout the production process. Sorters utilize our input/output systems, auto identification systems, robots, prealigners and minienvironment technology.

AMHS

      Automated Material Handling Systems, or AMHS, automate the stocking, transport and tool loading of silicon wafer containers and FPD glass plates in fabs. Our ASI line of products includes wafer stockers, interbay transport systems, and intrabay transport and tool loading systems. Our FasTrack line of products includes micro-stocking shelves, conveyor-based track systems, and multi-axis intrabay carrier management and tool loading solutions.

Connectivity Solutions

Auto-ID Systems

      The Asyst SMART-Traveler System allows semiconductor manufacturers to reduce manufacturing errors and to achieve cycle time and equipment utilization improvements by improving their abilities to manage work-in-process inventory. The Asyst SMART-Traveler System includes both infra-red and radio-frequency based products for automated wafer and reticle identification. The SMART-Tag is an electronic memory device that combines display, logic and communication technologies to provide process information, such as wafer lot number and next processing steps, about the wafers inside the carrier. AdvanTag automated ID uses a radio-frequency based identification tag that can be attached to or embedded into wafer and reticle carriers. The Asyst SMART-Traveler System also includes the SMART-Comm, a multiplexing and communication protocol converting device that increases operator and tool efficiency in semiconductor facilities by optimizing communications and minimizing hardware and software layers.

Connectivity Software

      Through our wholly-owned subsidiary, GW Associates, Inc., or GW, we are the largest merchant provider of the industry-standard software driver protocol for communications between tools and fab host systems, known as SECS/GEM. Through our acquisition of Domain Logix Corporation, or DLC, Asyst now offers next-generation tool communications software products adhering to the OBEM industry standard.

Customers

      Semiconductor manufacturers drive our sales by building new fabs or, in existing fabs, expanding capacity, adding isolation technology, or upgrading process technology. Through our early years and well into the last industry upcycle that ended in the fourth calendar quarter of 2000, the majority of our sales were direct to semiconductor manufacturers. However, as the industry migrates to 300mm wafer fabs, OEMs are purchasing an increasing proportion of our equipment solutions and are making automation systems part of the tool. OEMS represented 40 percent, 59 percent and 45 percent of our sales for the fiscal years ended March 31, 2003, 2002 and 2001, respectively. If we are successful in further penetrating the market for AMHS, which along with our other fab solutions products is sold directly to fabs, we anticipate that our sales to semiconductor manufacturers and to OEMs will essentially be split evenly.

      Our net sales to any particular semiconductor manufacturer customer are dependent on the number of fabs a semiconductor manufacturer is constructing and the number of fab upgrades a semiconductor manufacturer undertakes. As major projects are completed, the amount of sales to these customers will decline unless they undertake new projects. Our net sales to any particular OEM are dependent on the extent to which our automation products are designed-in to the OEM’s product line and the unit shipments of that product line. During fiscal 2003, one customer accounted for more than 10 percent of sales.

      Our ten largest customers based on cumulative sales during fiscal year 2003, arranged alphabetically, were:

Applied Materials, Inc.	Nikon Corporation
Grace Semiconductor Manufacturing Corporation	Novellus Systems, Inc.
Intel Corporation	Semiconductor Manufacturing International (Shanghai) Corporation
KLA-Tencor Corporation	Taiwan Semiconductor Manufacturing Company Ltd.
LG.Philips	United Microelectronics Corporation

Sales and Marketing

      We sell our products principally through a direct sales force in the United States, Japan, Europe and the Asia-Pacific region. Our sales organization is based in California, and domestic field sales personnel are stationed in Massachusetts, New York and Texas. Japan is supported by sales and service offices in Tokyo, Nagoya and Yokohama, Japan and a software distributor. The European market is supported through offices in Crawley, the United Kingdom, Paris, France and Dresden, Germany, and is augmented by a distributor based in Israel. The Asia/Pacific region is supported through sales and service offices in Hsinchu, Taichung, and Tainan, Taiwan; Singapore; Kuching and Kulim, Malaysia; Shanghai and Tianjin, People’s Republic of China; and Seoul, South Korea. We supplement our direct sales efforts in Asia/Pacific through a distributor in China.

      International sales, which consist mainly of export sales from the United States, accounted for approximately 65 percent, 55 percent and 61 percent of total sales for fiscal years 2003, 2002 and 2001, respectively. In fiscal 2003, approximately 31 percent of total net sales originated from AJI or ASI. A portion of these sales was invoiced in Japanese yen and subject to fluctuating currency exchange rates.

      The sales cycle to new customers ranges from a few weeks to several months from initial inquiry to placement of an order, depending on the type and complexity of the project and the time required to communicate the nature and benefits of our systems. For sales to existing customers, the sales cycle is relatively short. The sales cycle for follow-on orders by OEM customers can be as short as two to three weeks. The sales cycle for AMHS products tends to be longer than for our other products because of substantial specification and other pre-sales activity related to an AMHS order.

Systems Integration and Customer Support

      Our systems integration and OEM applications organizations focus on understanding our customers’ manufacturing methodologies and anticipated production applications to develop customer-specific solutions. For retrofitting and upgrading existing facilities with Asyst solutions, our systems integration organization works with our customers’ facilities and manufacturing personnel to develop programs, schedules and solutions to minimize disruption during the installation of our products into our customers’ fabs. In the case of a new fab or tool design, our OEM applications and systems integration organizations work with our customer’s facility planners and operations personnel, as well as with cleanroom designers, architects and engineers.

      In the case of OEM integration, our OEM applications organization designs and integrates the Asyst solutions directly into the tool. Our OEM applications organization works very closely with the OEM to understand the process equipment and the processing requirements to provide our customer with an optimized solution.

Research and Development

      Research and development efforts are focused on enhancing our existing products and developing and introducing new products in order to maintain technological leadership and meet a wider range of customer needs. Our research and development expenses were approximately $40.1 million, $39.0 million and $44.3 million during fiscal years 2003, 2002 and 2001, respectively.

      Our research and development employees are involved in mechanical and electrical engineering, software development, micro-contamination control, product documentation and support. Our central research and development facilities include a prototyping lab and a cleanroom used for product research, development and equipment demonstration purposes. These research and development facilities are primarily located in Fremont, California. In addition, we maintain a research and development facility in Hsin-Chu, Taiwan, which is focused on research and development efforts related to AMHS. AJI conducts research and development activities related to atmospheric robotics at its facility in Nagoya, Japan, and ASI conducts AMHS-related research and development at its facility in Ise, Japan.

Manufacturing

      Our manufacturing activities consist of assembling and testing components and sub-assemblies, which are then integrated into finished systems. While we use standard components whenever possible, many mechanical parts, metal fabrications and castings are made to our specifications. Once our systems are completed, we perform final tests on all electronic and electromechanical sub-assemblies and cycle products before shipment.

      In October 2002, we began transitioning all our U.S.-based manufacturing operations to Solectron Corporation, a provider of outsourced manufacturing services. As of September 2003, all of our U.S.-based products were being manufactured by Solectron and shipped out of Solectron’s facilities in Singapore. We currently manufacture certain robotics products representing approximately 10 percent of our revenue in AJI’s facilities in Nagoya, Japan. ASI products are manufactured at its facilities in Ise, Japan. During fiscal 2003 we sold our AMP and SemiFab manufacturing subsidiaries.

Competition

      We currently face direct competition in all of our served markets. Many of our competitors have extensive engineering, manufacturing and marketing capabilities and some have greater financial resources than those available to us. The markets for our products are highly competitive and subject to rapid technological change.

      Brooks Automation, Inc., and TDK Corporation of Japan are our primary competitors in the area of loadports. Our SMART-Traveler System products face competition from bar code technology, Brooks Automation and Omron. We also compete with several companies in the robotics area, including, but not limited to, Brooks Automation, Newport Corp., Rorze Corporation and Yasukawa — Super Mectronics Division. In the area of AMHS, we face competition primarily from Daifuku Co., Ltd., Murata Co., Ltd., and Brooks. Our wafer sorters compete primarily with products from Recif, Inc. and Brooks.

      Although most of our competitors currently do not compete with us across our entire line of integrated automation systems, we expect that many will attempt to do so in the future. In addition, many OEMs maintain their own captive automation manufacturing and integration capabilities, which is a substantial impediment to our penetration of these OEMS. We anticipate that many OEMs will continue to maintain their own captive automation manufacturing capabilities.

      We believe that the principal competitive factors in our market are the technical capabilities and characteristics of systems and products offered, interoperability with other components and systems, technological experience and know how, product breadth, proven product performance, quality and reliability, ease of use, flexibility, a global, trained, skilled field service support organization, the effectiveness of marketing and sales, and price. We believe that we compete favorably with respect to the foregoing factors.

      We expect that our competitors will continue to improve the design and performance of their products and to introduce new products with competitive performance characteristics. We believe we will be required to maintain a high level of investment in research and development and sales and marketing in order to remain competitive.

Intellectual Property

      We pursue patent, trademark and/or copyright protection for most of our products. We currently hold 98 United States patents and 75 foreign patents, have 20 pending patent applications in the United States, 160 pending foreign patent applications, and intend to file additional patent applications as appropriate. Our patents expire between 2004 and 2021. There can be no assurance that patents will be issued from any of these pending applications or that any claims in existing patents, or allowed from pending patent applications, will be sufficiently broad to protect our technology.

      There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. While we intend to protect our intellectual property rights vigorously, there can be no assurance that any of our patents will not be challenged, invalidated or avoided, or that the rights granted thereunder will provide us with competitive advantages. Litigation may be necessary to enforce our patents, to protect our trade secrets or know how, to defend us against claimed infringement of the rights of others, or to determine the scope and validity of the patents or other intellectual rights of others. Any such litigation could result in substantial cost and divert the attention of management, which by itself could have a material adverse effect on our financial condition and operating results. Further, adverse determinations in such litigation could result in our loss of intellectual property rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our products, any of which could have a negative impact on our financial condition and results of operations. For more information regarding litigation in which we are currently engaged, please see “Legal Matters” in our Annual Report on Form 10-K, as amended.

      We also rely on trade secrets and proprietary technology that we seek to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by others. Also, the laws of some foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.

Backlog

      Our backlog was approximately $81.8 million, $61.5 million and $119.6 million as of the fiscal years ended March 31, 2003, 2002 and 2001, respectively. We include in our backlog only orders for which a customer’s purchase order has been received and a delivery date within 12 months has been specified. As backlog may be cancelled or delayed by customers with limited or no penalty, our backlog is not necessarily indicative of future revenues or earnings.

Employees

      As of September 27, 2003, we employed 540 persons on a full-time basis, including 168 in research and development, 29 in manufacturing operations (including quality assurance), 158 in sales and marketing (including customer service), 136 in finance and administration, 49 in international operations and 344 at ASI. Additionally, we employed 9 persons on a temporary basis. We have never had a work stoppage or strike. Approximately 150 employees of ASI are represented by a labor union. We consider our employee relations to be good. During fiscal year 2003 and the first month of fiscal 2004, we restructured certain domestic and international operations in response to continued difficult market conditions. As a result of these restructuring activities, we terminated the employment of approximately 702 full-time employees from our operations in the

United States and approximately 123 employees from our international operations during fiscal 2003 and the first six months of fiscal 2004.

Environmental Compliance

      Our operations are subject to certain federal, state and local regulatory requirements relating to the use, storage, discharge and disposal of hazardous chemicals used during the manufacturing processes. We believe that our operations are currently in compliance in all material respects with applicable regulations and do not believe that costs of compliance with these laws and regulations will have a material effect on our capital expenditures, operating results or competitive position. Currently we have no commitments with environmental authorities regarding any compliance related matters. However, there can be no assurance that additional environmental matters will not arise in the future or that costs will not be incurred with respect to sites as to which no problem is currently known.

MANAGEMENT

Executive Officers and Directors

      Our executive officers and directors, their ages and their positions as of November 11, 2003, are as follows:

Name	Age	Position(s)

Stephen S. Schwartz, Ph.D.	44	Chairman of the Board, President and Chief Executive Officer
Anthony C. Bonora	60	Executive Vice President, Research and Development, Chief Technical Officer and Asyst Fellow
Frederick J. Tiso	42	Senior Vice President, Manufacturing Operations
David L. White	48	Senior Vice President, Chief Financial Officer
Steve Debenham	41	Vice President, General Counsel and Secretary
P. Jackson Bell	61	Director
Stanley Grubel	61	Director
Tsuyoshi Kawanishi	78	Director
Robert A. McNamara	49	Director
Anthony E. Santelli	63	Director
Walter W. Wilson	60	Director

      Dr. Schwartz has served as our Chairman of the Board since January 2003. He has been a director since August 2002 when he was elected to the Board in conjunction with his appointment as our President and Chief Executive Officer. He joined Asyst in January 2001 as Senior Vice President, Product Groups and Operations and became Executive Vice President, Product Groups and Operations in October 2001. He has been a director of Semiconductor Equipment and Materials International, or SEMI, since July 2003. Prior to joining us, he served as President of Consilium, a software company and wholly-owned subsidiary of Applied Materials, Inc., from May 1999 to January 2001. Between May 1997 and May 1999, Dr. Schwartz served as Vice President and General Manager of Applied Materials’ Global Service Business, a supplier of products and services to the global semiconductor industry. From September 1992 to May 1999, Dr. Schwartz also served as General Manager of Applied Materials’ High Temperature Films Division. From 1987 to 1992, Dr. Schwartz held various marketing, business development and engineering positions at Applied Materials.

      Mr. Bonora joined Asyst in 1984 and has been Executive Vice President, Research and Development of Asyst since 1986, Chief Technical Officer since January 1996, and Asyst Fellow since April 2000. From 1975 to 1984, he held various management positions at Siltec Corporation, a manufacturer of products for the semiconductor industry, including Vice President, Research and Development and General Manager of its Cybeq equipment division.

      Mr. Tiso joined Asyst in April 2002, as Senior Vice President, Manufacturing Operations. From 1998 until joining us, Mr. Tiso was Vice President, Global Order Fulfillment, for Lucent Technologies, Inc., a networking equipment company. Prior to joining Lucent, he held the same position at Ascend Communications from 1998 until Ascend was acquired by Lucent in 2000. Prior to joining Ascend, he was Senior Director, Worldwide Manufacturing Operations for Applied Materials.

      Mr. White joined Asyst in October 2003 as Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. White worked as an independent consultant from May 2002 to October 2003. He was President and Chief Executive Officer of Candescent Technologies Corporation, a private company engaged in the development of flat panel display technology, from February 1999 to May 2002 and served as a Director of that company from July 1999 to May 2002. From July 1995 to February 1999, Mr. White was Senior Vice President of Finance and Administration and Chief Financial Officer of Candescent. From February 1989 to July 1995, Mr. White held various executive financial positions at Conner Peripherals, Inc., a developer and manufacturer of computer disk, tape and software storage products, last serving as a Senior Vice President with responsibility for worldwide fiscal management of the company. Prior to 1989, Mr. White held various financial and operating positions with Zehntel, Inc. and Digital Equipment Corporation.

      Mr. Debenham joined Asyst in September 2003 as Vice President, General Counsel and Secretary, and is our Chief Legal and Compliance Officer. From April 2000 to June 2003, Mr. Debenham was with myCFO, Inc., a financial services firm, most recently serving as its Senior Vice President, General Counsel and Chief Development Officer. From 1998 to 2000, Mr. Debenham was Assistant General Counsel, responsible for the general legal functions, of Lam Research Corporation, a semiconductor equipment manufacturer. Prior to joining Lam, Mr. Debenham was a partner with the law firm of Jackson Tufts Cole & Black, LLP, focusing on patent and complex commercial litigation.

      Mr. Bell has served as a director since June 2000. He has served as a venture advisor to emerging growth companies since August 1998. From November 1996 to August 1998, Mr. Bell served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Adobe Systems Incorporated. Mr. Bell has served as a director of Centurion Wireless Technologies, Inc. since 1996. From September 1993 to March 1996, Mr. Bell served as Executive Vice President and Chief Financial Officer of Conner Peripherals, Inc.

      Mr. Grubel has served as a director since January 1997. He served as a Vice President and General Manager of Philips Semiconductor Manufacturing, Inc. from June 2000 until his retirement in 2002. Prior to such time, he served as Chief Executive Officer of MiCRUS Corporation from September 1994 through June 2000. Between January 1990 and September 1994, he served in various executive positions for IBM, most recently as Director of Procurement and Capital Planning for the Microelectronics Division. Since May 1999, he has served on the Board of Directors of CH Energy Group.

      Mr. Kawanishi has served as a director of Asyst since June 2003 and previously served on our Board from 1996 to 2001. He currently also serves on the Boards of SMIC, the largest semiconductor foundry in the Peoples Republic of China, and TCS Japan. Mr. Kawanishi served on the Board of Applied Materials from 1994 to 2001 and Chartered Semiconductor Ltd. from 1995 to 1999. He is a former executive senior vice president and director of Toshiba Electronic Co., Ltd. He is chairman of The Society of Semiconductor Industry Seniors in Japan and serves on the International Advisory Panel for Singapore Technologies.

      Mr. McNamara has served as a director since October 1999. Since 2001, he has served as Group Executive for Fluor Corporation. From June 1999 to 2001, he served as President of the Manufacturing and Life Sciences Strategic Business Unit of the Fluor Daniel division of Fluor Corporation. From October 1996 to June 1999, Mr. McNamara served as a Vice President of Fluor Daniel. Prior to such time, Mr. McNamara served as President of Marshall Contractors from 1982 until Marshall was acquired by Fluor Corporation in October 1996.

      Mr. Santelli has served as a director since May 2001. He served as Executive Vice Chairman, USA Global Link from August 1999 until retiring in May 2001. He served as a General Manager of IBM Printing Systems Company from March 1997 until July 1999. From November 1995 to March 1997, Mr. Santelli was General Manager, Product and Brand Management, IBM Personal Computer Company.

      Mr. Wilson has served as a director of Asyst since January 1995. Since October 2000 he has been a business consultant. From 1989 until he retired in October 2000, Mr. Wilson held numerous management positions at Solectron Corporation, most recently as Senior Vice President, Business Integration and Information Technology.

PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the ownership of our common stock as of September 30, 2003 by:

•	each director and executive officer and one former executive officer;

•	all of our executive officers and directors as a group; and

•	all those known by Asyst to be beneficial owners of more than five percent (5%) of its common stock.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of September 30, 2003. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 39,708,684 shares of our common stock outstanding as of September 30, 2003, and an assumed offering size of 6,000,000 shares.

		Percent Beneficially
	Number of	Owned(1)
	Shares
	Beneficially	Before	After
Beneficial Owner	Owned	Offering	Offering

State of Wisconsin Investment Board	3,215,000	8.1%	7.0%
P.O. Box 7842
Madison, WI 53707
Wellington Management Company LLP(2)	2,345,827	5.9%	5.1%
75 State Street
Boston, MA 02109
Stephen S. Schwartz, Ph.D.(3)	403,044	1.0%	*
Anthony C. Bonora(4)	329,075	*	*
Geoffrey G. Ribar(5)	181,250	*	*
P. Jackson Bell(6)	33,537	*	*
Stanley Grubel(7)	94,247	*	*
Robert A. McNamara(8)	76,281	*	*
Anthony E. Santelli(9)	45,527	*	*
Walter W. Wilson(10)	118,247	*	*
Tsuyoshi Kawanishi(11)	48,818	*	*
Frederick J. Tiso(12)	63,600	*	*
David L. White(13)	5,000	*	*
Steve Debenham	—	—	—
All directors and executive officers as a group (11 persons)(14)	1,217,376	3.0%	2.6%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13G filed with the SEC. Schedules 13G provide information as to beneficial ownership only as of their dates of filing, and, consequently, the beneficial ownership of Asyst’s principal shareholders may have changed between such dates and September 30, 2003. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Asyst believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)	Wellington Management Company LLP, in its capacity as investment advisor, may be deemed to beneficially own 2,345,827 shares which are held of record by clients of Wellington Management Company LLP.

(3)	Includes 384,463 shares subject to stock options exercisable within 60 days of September 30, 2003.

(4)	Includes 291,360 shares subject to stock options exercisable within 60 days of June 30, 2003. We do not believe this information to be accurate as of September 30, 2003, as updated information is currently unavailable.

(5)	Includes 171,250 shares subject to stock options exercisable within 60 days of September 30, 2003.

(6)	Includes 29,251 shares subject to stock options exercisable within 60 days of June 30, 2003. We do not believe this information to be accurate as of September 30, 2003, as updated information is currently unavailable.

(7)	Includes 89,083 shares subject to stock options exercisable within 60 days of September 30, 2003.

(8)	Includes 37,083 shares subject to stock options exercisable within 60 days of September 30, 2003. Includes 30,004 shares held by ADP Marshall, a subsidiary of the Fluor Daniel division of Fluor Corporation. Mr. McNamara is Group Executive-Industrial and Infrastructure of Fluor Corporation, and disclaims beneficial ownership of these shares held by ADP Marshall.

(9)	Includes 28,831 shares subject to stock options exercisable within 60 days of September 30, 2003. Includes 5,102 shares subject to repurchase by us as of June 30, 2003.

(10)	Includes 113,083 shares subject to stock options exercisable within 60 days of September 30, 2003.

(11)	Consists solely of shares that may be acquired within 60 days of June 30, 2003 pursuant to outstanding stock options.

(12)	Includes 52,500 shares subject to stock options exercisable within 60 days of June 30, 2003. We do not believe this information to be accurate as of September 30, 2003, as updated information is currently unavailable.

(13)	Consists solely of shares from a restricted stock award that are subject to repurchase by us until October 3, 2004.

(14)	Includes an aggregate of 1,074,472 shares held by directors and current executive officers that are subject to options exercisable within 60 days of September 30, 2003.

UNDERWRITING

      Under the underwriting agreement, which will be filed as an exhibit on a Current Report on Form 8-K, each of the underwriters named below for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, U.S. Bancorp Piper Jaffray Inc. and Adams, Harkness & Hill, Inc. are acting as representatives, has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares

Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
U.S. Bancorp Piper Jaffray Inc.
Adams, Harkness & Hill, Inc.

Total	6,000,000

      The underwriting agreement provides that the underwriters’ obligations to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, then all of the shares of common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include that:

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

      The representatives have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to selected dealers, that may include the underwriters, at such public offering price less a selling concession not in excess of $          per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $          per share. After the offering, the underwriters may change the offering price and other selling terms.

      The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. The underwriting discounts and commissions are equal to the public offering price per share, less the amount per share the underwriters pay to us per share.

		Total Without	Total With
	Per Share	Over-Allotment	Over-Allotment

Paid by Asyst	$	$	$

      We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $500,000.

Over-Allotment Option

      We have granted to the underwriters an option to purchase up to an aggregate of 900,000 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus supplement. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter’s initial commitment as indicated in the preceding table.

Lock-up Agreements

      We have agreed that, for a period of 90 days from the date of this prospectus supplement, without the prior written consent of both Citigroup and Merrill Lynch, we will not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or any securities which may be converted into or exchanged for any shares of our common stock, except for shares of our common stock issued pursuant to existing employee benefit plans or upon exercise of an outstanding option or warrant.

      Our directors and executive officers have agreed under their lock-up agreements that, without the prior written consent of Citigroup and Merrill Lynch, they will not offer, sell or otherwise dispose of any shares of capital stock or any securities which may be converted into or exchanged for any shares of capital stock until 90 days after the date of this prospectus supplement.

Indemnification

      We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

      The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stamp Taxes

      Purchasers of the shares of our common stock offered by this prospectus supplement and the accompanying prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus supplement.

Electronic Distribution

      A prospectus supplement and an accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

      Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Relationships

      Some of the underwriters and their affiliates have engaged in, are engaging in and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received and may in the future receive customary fees and expenses for these commercial and investment banking transactions.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO NON-UNITED STATES HOLDERS

      The following is a general discussion of certain material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a beneficial owner thereof that is a “Non-U.S. Holder.” A “Non-U.S. Holder” is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. The test for whether an individual is a resident of the U.S. for federal estate tax purposes differs from the test used for federal income tax purposes. Some individuals, therefore, may be “Non-U.S. Holders” for purposes of the federal income tax discussion below, but not for purposes of the federal estate tax discussion, and vice versa.

      This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, judicial decisions and administrative regulations and interpretations in effect as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances (including, without limitation, Non-U.S. Holders who are pass-through entities or who hold their common stock through pass-through entities) and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective holders should consult their tax advisors with respect to the federal income and estate tax consequences of holding and disposing of our common stock in light of their particular situations and any consequences to them arising under the laws of any state, local or non-U.S. jurisdiction.

Dividends

      Subject to the discussion below, distributions, if any, made to a Non-U.S. Holder of our common stock out of our current or accumulated earnings and profits generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U. S. Holder generally will be required to provide us with a properly-executed IRS Form W-8BEN certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

      There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected, is filed with us. Instead, the effectively connected dividends will be subject to regular U.S. income tax, generally in the same manner as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation, as the case may be, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax”, which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the U.S. Internal Revenue Service.

Gain on disposition of common stock

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States and a specific treaty exemption does not apply to eliminate the tax, (ii) if a tax treaty would otherwise apply to eliminate the tax, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the U.S., (iii) in the case of Non-U.S. Holders who are nonresident alien individuals and hold our common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iv) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (v) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (i) the Non-U.S. Holder owned directly or indirectly, no more than five percent of our common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder’s holding period and (ii) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

      If you are a Non-U.S. Holder described in (i) or (ii) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (i) or (ii) above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (iii) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States.).

Information reporting requirements and backup withholding

      Generally, we must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the U.S. Internal Revenue Service may make its reports available to tax authorities in the recipient’s country of residence.

      Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (which is generally provided by furnishing a properly-executed IRS Form W-8BEN), unless the payer otherwise has knowledge or reason to know that the payee is a U.S. person.

      Under current U.S. federal income tax law, information reporting and backup withholding will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States by or through an office outside the United States of a broker that fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption, and the broker is (i) a U.S. person, (ii) a foreign person which derived 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a “controlled foreign corporation” for U.S. federal income tax purposes, or (iv) a foreign partnership (a) at least 50% of the capital or profits interest in which is owned by U.S. persons, or (b) that is engaged in a U.S. trade or business. Backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge that the holder is a U.S. person.

      Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the U.S. Internal Revenue Service.

Federal estate tax

      An individual who at the time of death is not a citizen or resident of the United States and who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California. As of the date of the accompanying prospectus, partners and associates of Cooley Godward LLP participating in the preparation of this prospectus supplement, the accompanying prospectus and the related Registration Statement on Form S-3 owned an aggregate of 3,000 shares of our common stock. Certain legal matters in connection with this offering will be passed on for the underwriters by Latham & Watkins LLP, Menlo Park, California.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement (of which this prospectus supplement and accompanying prospectus form a part) on Form S-3 with respect to the common stock being offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but prior to the termination of the offering of the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended March 31, 2003 as amended by a Form 10-K/ A filed on October 29, 2003;

•	our Definitive Proxy Statement for our shareholders meeting on September 23, 2003 filed on July 29, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003;

•	our Current Reports on Form 8-K filed on April 8, 2003, June 30, 2003, September 18, 2003 and October 6, 2003; and

•	the description of the common stock contained in our Registration Statement on Form 8-A, as filed on February 21, 1995.

      We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Investor Relations, Asyst Technologies, Inc., 48761 Kato Road, Fremont, CA 94538, telephone: (510) 661-5000.

INDEX TO FINANCIAL STATEMENTS

Index to Unaudited Interim Financial Statements for the Three Months and Six Months Ended September 30, 2003

Index to Audited Financial Statements for the Fiscal Year Ended March 31, 2003

Financial Statements for the Three Months and Six Months Ended September 30, 2003

ASYST TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2003	2003

	(Unaudited; in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$77,444	$96,214
Restricted cash	2,268	3,088
Accounts receivable, net of allowance for doubtful accounts of $5,078 and $4,880 at September 30, 2003 and March 31, 2003, respectively	81,848	74,878
Inventories	17,581	22,204
Prepaid expenses and other	9,651	10,317

Total current assets	188,792	206,701

Property and equipment, net	23,760	24,295
Goodwill	69,428	65,505
Intangible assets, net	73,520	76,862
Other assets	2,744	21,862

Total assets	$358,244	$395,225

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term loans and notes payable	$18,009	$17,976
Current portion of long-term debt and finance leases	27,477	1,273
Accounts payable	40,478	36,527
Accounts payable-related party	4,770	8,500
Accrued liabilities and other	50,145	50,572
Deferred revenue	1,416	2,130

Total current liabilities	142,295	116,978

LONG-TERM LIABILITIES:
Long-term debt and finance leases, net of current portion	92,523	114,812
Deferred tax liability	23,227	23,754
Other long-term liabilities	12,434	12,754

Total long-term liabilities	128,184	151,320

MINORITY INTEREST	62,714	58,893

SHAREHOLDERS’ EQUITY
Common stock	343,176	332,569
Deferred stock-based compensation	(3,588)	(3,992)
Accumulated deficit	(318,939)	(265,248)
Accumulated other comprehensive income	4,402	4,705

Total shareholders’ equity	25,051	68,034

Total liabilities, minority interest and shareholders’ equity	$358,244	$395,225

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASYST TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

	(Unaudited; in thousands, except per share amounts)
NET SALES	$51,349	$72,319	$96,617	$124,183
COST OF SALES	39,350	44,150	80,174	79,459

Gross profit	11,999	28,169	16,443	44,724

OPERATING EXPENSES:
Research and development	8,391	10,058	18,015	20,350
Selling, general and administrative	14,914	17,346	32,519	33,884
Amortization of acquired intangible assets	4,778	1,916	9,563	3,566
Restructuring charges	487	3,027	4,850	3,027
Asset impairment charges	—	8,594	6,853	8,594
In-process research and development of acquired business	—	(418)	—	2,082

Total operating expenses	28,570	40,523	71,800	71,503

Operating loss	(16,571)	(12,354)	(55,357)	(26,779)
OTHER INCOME (EXPENSE):
Interest income and other income (expense)	363	552	1,112	255
Interest expense	(1,826)	(1,497)	(3,500)	(2,907)

Other income (expense), net	(1,463)	(945)	(2,388)	(2,652)

Loss before provision (benefit) from income taxes, minority interest and discontinued operations	(18,034)	(13,299)	(57,745)	(29,431)
PROVISION (BENEFIT) FROM INCOME TAXES	(1,005)	62,661	(2,385)	58,628
MINORITY INTEREST	(714)	—	(1,669)	—

LOSS FROM CONTINUING OPERATIONS	(16,315)	(75,960)	(53,691)	(88,059)
DISCONTINUED OPERATIONS, net of income tax	—	(2,093)	—	(3,453)

NET LOSS	$(16,315)	$(78,053)	$(53,691)	$(91,512)

BASIC AND DILUTED LOSS PER SHARE:
Continuing operations	$(0.41)	$(2.03)	$(1.38)	$(2.38)
Discontinued operations, net of income tax	—	(0.05)	—	(0.09)

Net loss	$(0.41)	$(2.08)	$(1.38)	$(2.47)

SHARES USED IN THE PER SHARE CALCULATION — basic and diluted	39,517	37,452	38,996	37,009

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASYST TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended

	September 30,	September 30,
	2003	2002

	(Unaudited; in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(53,691)	$(91,512)
Less: Loss from discontinued operations	—	3,453

Net loss from continuing operations	(53,691)	(88,059)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	13,738	9,354
Minority interest in net loss in consolidated subsidiary	1,669	—
Stock-based compensation	1,184	1,608
Provision for doubtful accounts	198	(463)
Provision for excess inventories	1,489	—
Non-cash charges for restructuring and write-down of land	6,853	9,840
In-process research and development of acquired business	—	2,082
Deferred tax asset, net	—	59,432
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(1,485)	(18,754)
Inventories	4,433	10,582
Prepaid expenses and other assets	(8,008)	2,372
Accounts payable, accrued liabilities and deferred revenue	(4,751)	7,127

Net cash used in operating activities	(38,371)	(4,879)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	—	(9,000)
Purchase of restricted cash and cash equivalents and short-term investments	—	(22,500)
Sale or maturity of restricted cash and cash equivalents and short-term investments	—	23,324
Net proceeds from sale of land	12,106	—
Net cash used in acquisitions	(1,179)	—
Purchase of property and equipment	(1,922)	(4,258)

Net cash used in investing activities	9,005	(12,434)

CASH FLOW FROM FINANCING ACTIVITIES:
Net proceeds from short-term loans and long-term loans	7,454	1,259
Repayment of short-term debt, long-term debt and finance leases	(5,437)	(400)
Issuance of common stock	9,825	4,666

Net cash provided by financing activities	11,843	5,525

Effect of exchange rate changes on cash and cash equivalents	(1,247)	617

Net cash used in continuing operations	(18,770)	(11,171)
Net cash used in discontinued operations	—	(1,802)

DECREASE IN CASH AND CASH EQUIVALENTS	(18,770)	(12,973)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	96,214	74,577

CASH AND CASH EQUIVALENTS, END OF PERIOD	$77,444	$61,604

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.     Organization of the Company

      The accompanying condensed consolidated financial statements include the accounts of Asyst Technologies, Inc., or Asyst, which was incorporated in California on May 31, 1984, our subsidiaries and our majority-owned joint venture. We develop, manufacture, sell and support integrated automation systems, primarily for the semiconductor and secondarily for the flat panel display, or FPD, manufacturing industries. Our systems are designed to enable semiconductor and FPD manufacturers to increase their manufacturing productivity and protect their investment in fragile materials and work-in-process.

      In April 2003, our majority-owned joint venture, Asyst Shinko, Inc., or ASI, acquired the portion of Shinko Technologies, Inc. that provides ongoing support to ASI’s North American Automated Material Handling Systems, or AMHS, customers from Shinko Electric, Co., Ltd. ASI renamed this subsidiary Asyst Shinko America, or ASAM.

      In October 2002, we purchased a 51 percent interest in ASI, a Japanese corporation.

      The above transactions were accounted for using the purchase method of accounting. Accordingly, our condensed consolidated statements of operations and of cash flows for the periods ended September 30, 2003 and September 30, 2002 include the results of these acquired entities for the periods subsequent to their respective acquisitions, as applicable. We consolidate fully the financial position and results of operations of ASI and account for the minority interest in the condensed consolidated financial statements.

2.     Significant Accounting Policies

Basis of Preparation

      While the financial information furnished is unaudited, the condensed consolidated financial statements included in this report reflect all adjustments (consisting of normal recurring accruals) which we consider necessary for the fair presentation of the results of operations for the interim periods covered and of our financial condition at the date of the interim balance sheet. Certain information and footnote disclosures included in the financial statements prepared in accordance with generally accepted accounting principles have been omitted in these interim statements as allowed by such SEC rules and regulations. However, we believe that the disclosures are adequate to make the information presented not misleading. All significant inter-company accounts and transactions have been eliminated. Minority shareholder’s interest represents the minority shareholder’s proportionate share of the net assets and results of operations of our majority-owned joint venture, ASI, and our majority-owned subsidiary, Asyst Japan, Inc., or AJI. Certain prior year amounts in the condensed consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the quarter ended September 30, 2003. We close our books on the last Saturday of each quarter and thus the actual date of the quarter-end, September 27, 2003, is different from the month-end dates used throughout this Form 10-Q report. This presentation is for convenience purposes. The results for interim periods are not necessarily indicative of the results for the entire year. The condensed consolidated financial statements should be read in connection with our consolidated financial statements for the year ended March 31, 2003 included in our Annual Report on Form 10-K as amended. The Advanced Machine Programming, Inc., or AMP, and SemiFab, Inc., or SemiFab, businesses were sold in March 2003 and were accounted for as discontinued operations and, therefore, the results of operations and cash flows have been removed from our results of continuing operations for all periods presented.

New Accounting Standards

      In November 2002, the Emerging Issues Task Force, or EITF, reached a consensus on EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF Issue No. 00-21). EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF 00-21 to date did not have a significant impact on our consolidated financial statements.

      In January 2003, the Financial Accounting Standards Board, or FASB, issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, or FIN No. 46. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. In October 2003, the Financial Accounting Standards Board deferred the latest date by which all public entities must apply FIN No. 46, to the first reporting period ending after December 15, 2003. We believe that the adoption of this standard will have no material impact on our consolidated financial statements.

      In May 2003, FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, or SFAS No. 150. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first fiscal period beginning after June 15, 2003. SFAS No. 150 is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of SFAS No. 150 and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 to date has not had a significant impact on our consolidated financial statements.

      In August 2003, the EITF reached a consensus on Issue No. 03-5, “Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables”. This issue focuses solely on whether non-software deliverables included in arrangements that contain more than incidental software should be accounted for in accordance with SOP 97-2. The Task Force confirmed that in an arrangement that contains software that is more than incidental to the products or services as a whole, only the software and software related elements are included within the scope of SOP 97-2. Software related elements include software related products and services such as those listed in paragraph 9 of SOP 97-2, as well as other deliverables for which the software is essential to their functionality. EITF Issue No. 03-5 will be effective for revenue arrangements entered into in fiscal periods beginning after August 13, 2003. We are currently in the process of determining the effect, if any, the adoption of EITF Issue No. 03-5 will have on our consolidated financial statements.

Restricted Cash

      Restricted cash represents amounts that are restricted as to their use in accordance with Japanese debt agreements.

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

      Inventories consist of the following (in thousands):

	September 30,	March 31,
	2003	2003

Raw materials	$9,040	$8,448
Work-in-process and finished goods	8,541	13,756

Total	$17,581	$22,204

      During the year ended March 31, 2003, we outsourced the majority of our remaining manufacturing to Solectron Corporation, or Solectron. As part of the arrangement, Solectron purchased $20.0 million of inventory from us. No revenue was recorded for the sale of this inventory to Solectron. In the quarter ending December 31, 2003, we may be obligated to repurchase any of this inventory that is not used by Solectron in manufacturing our products. The buy-back of Solectron inventory is estimated to be $6.0 million. On an on-going basis, we may be obligated to acquire inventory purchased by Solectron based on our forecasts and not used timely under terms of the outsourcing agreement. At September 30, 2003, we recorded a receivable of $2.3 million and a corresponding decrease in cost of sales for product cost savings from Solectron primarily resulting from the localization of our material purchasing in the Asia-Pacific region.

Goodwill and Intangible Assets, net

      Intangible assets subject to amortization are being amortized over the following estimated useful lives, using the straight-line method: purchased technology, four to eight years; customer lists and other intangible assets, five to ten years; and licenses and patents, ten years. No changes were made to the useful lives of amortizable intangible assets in connection with the adoption of SFAS No. 142. For the ASI acquisition in October 2002, goodwill of $60.5 million was recorded, as adjusted in the quarter ended September 30, 2003. In connection with the ASAM acquisition in April 2003, ASI recorded goodwill of $0.4 million.

      Purchase accounting for the acquisition of ASI was finalized in the quarter ended September 30, 2003, resulting in approximately a $2.0 million adjustment to goodwill.

      We completed an annual goodwill impairment test in the third quarter of fiscal 2003. The first step of the test identifies when impairment may have occurred, while the second step of the test measures the amount of the impairment, if any. As a result of the test, a goodwill impairment expense of $2.1 million was recognized. To determine the amount of the impairment, we estimated the fair value of our reporting segments that contained goodwill (based primarily on expected future cash flows), reduced the amount by the fair value of identifiable intangible assets other than goodwill (also based primarily on expected future cash flows), and then compared the unallocated fair value of the business to the carrying value of goodwill. To the extent goodwill exceeded the unallocated fair value of the business, an impairment expense was recognized. In connection with the annual impairment analysis for goodwill, we assessed the recoverability of the intangible assets subject to amortization in accordance with SFAS No. 144. During fiscal 2003, an impairment expense of $6.2 million was recognized for acquired technology and $0.1 million was recognized for customer base, based upon our projection of significantly reduced future cash flows of Asyst Connectivity Technologies, Inc., or ACT.

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Goodwill and intangible assets were as follows (in thousands):

	September 30, 2003			March 31, 2003

	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

Amortizable intangible assets:
Developed technology	$61,966	$15,517	$46,449	$57,294	$9,963	$47,331
Customer lists and other intangible assets	34,683	12,908	21,775	32,691	8,920	23,771
Licenses and patents	7,498	2,202	5,296	7,770	2,010	5,760

Total	$104,147	$30,627	$73,520	$97,755	$20,893	$76,862
Unamortized intangible assets:
Goodwill	$69,428	$—	$69,428	$65,505	$—	$65,505

      Amortization expense was $9.6 million for the six months ended September 30, 2003 and $3.6 million for the six months ended September 30, 2002.

      Expected future intangible amortization expense, based on current balances, for the remainder of fiscal 2004 and for the following fiscal years is as follows (in thousands):

Fiscal Years:
Remainder of 2004	$10,280
2005	20,566
2006	18,778
2007	14,120
2008 and beyond	9,776

      The changes in the carrying amount of goodwill for the six months ended September 30, 2003 are as follows (in thousands):

	Fab
	Automation	AMHS	Total

Balance at March 31, 2003	$2,954	$62,551	$65,505
Acquisitions	—	376	376
Purchase accounting adjustments	—	(2,017)	(2,017)
Foreign currency translation	—	5,564	5,564

Balance at September 30, 2003	$2,954	$66,474	$69,428

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warranty Reserve

      We provide for the estimated cost of product warranties at the time revenue is recognized. The following table presents the activity in our warranty accrual (in thousands):

Amount

Balance at March 31, 2003	$7,561
Accruals for warranties issued during the period	1,812
Settlements made (in cash or in kind)	(2,072)
Other additions	640

Balance, September 30, 2003	$7,941

Revenue Recognition

      We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the seller’s price is fixed or determinable and collectibility is reasonably assured. Some of our products are large volume consumables that are tested to industry and/or customer acceptance criteria prior to shipment. Our primary shipping terms are FOB shipping point. Therefore, revenue for these types of products is recognized when title transfers. Certain of our product sales are accounted for as multiple-element arrangements. If we have met defined customer acceptance experience levels with both the customer and the specific type of equipment, we recognize the product revenue at the time of shipment and transfer of title, with the remainder recognized when the other elements, primarily installation, have been completed. Some of our other products are highly customized systems and cannot be completed or adequately tested to customer specifications prior to shipment from the factory. We do not recognize revenue for these products until formal acceptance by the customer. Revenue for spare parts sales is recognized on shipment. Deferred revenue consists primarily of product shipments creating legally enforceable receivables that did not meet our revenue recognition policy in compliance with SAB 101. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Unearned maintenance and service contract revenue is not significant and is included in accrued liabilities and other.

      We recognize revenue for long-term AMHS contracts in accordance with the American Institute of Certified Public Accountants’ Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” We use the percentage of completion method to calculate revenue and related costs of these contracts because they are long-term in nature and estimates of cost to complete and extent of progress toward completion of long-term contracts are available and reasonably dependable. We record revenue each period based on the percentage of completion to date on each contract, measured by costs incurred to date relative to the total estimated costs of each contract. We treat contracts as substantially complete when we receive technical acceptance of our work by the customer. We intend to disclose material changes in our financial results that result from changes in estimates. Under this accounting policy, we are obligated to recognize revenues on work-in-process inventory prior to invoicing, and in some instances prior to shipment to the customer. Receivable balances that have not yet been invoiced to the customer, but where revenue has been recognized, were $35.0 million and $17.4 million at September 30, 2003 and March 31, 2003, respectively, and are included in accounts receivable on the condensed consolidated balance sheets.

      We account for software revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position 97-2, “Software Revenue Recognition.” Revenue for integration software work is recognized on a percentage of completion basis. Software license revenue, which is not material to the consolidated financial statements, is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contract Loss Reserve

      We routinely evaluate the contractual commitments with our customers and suppliers to determine if it is probable that a loss exists that can be estimated in fulfillment of the contractual commitment. If so, a loss reserve is recorded and included in accrued liabilities and other. The remainder was utilized on a contract completed in September 2003. We had a loss reserve of approximately $1.2 million and $2.0 million at September 30, 2003 and March 31, 2003. The balance at September 2003 was for two contracts identified in the quarter ended September 30, 2003 as likely to incur losses.

Loss Per Share

      Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding, while diluted earnings (loss) per share is computed using the sum of the weighted average number of common and common equivalent shares outstanding. Common equivalent shares used in the computation of diluted earnings per share result from the assumed exercise of stock options and warrants, using the treasury stock method. For periods for which there is a net loss, the numbers of shares used in the computation of diluted earnings (loss) per share are the same as those used for the computation of basic earnings (loss) per share as the inclusion of dilutive securities would be anti-dilutive.

      The following table summarizes securities outstanding which were not included in the calculation of diluted net loss per share as to do so would be anti-dilutive (in thousands):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

Restricted stock	44	304	44	304
Stock options	2,536	1,913	1,887	2,524
Convertible notes	5,682	5,682	5,682	5,682

Total	8,262	7,899	7,613	8,510

Comprehensive Loss

      Comprehensive loss is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners and is to include unrealized gains and losses that have historically been excluded from net income (loss) and reflected instead in equity. The following table presents our comprehensive loss items (in thousands):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net loss, as reported	$(16,315)	$(78,053)	$(53,691)	$(91,512)
Foreign currency translation adjustments	738	(250)	(303)	(977)

Total	$(15,577)	$(78,303)	$(53,994)	$(92,489)

Stock-Based Compensation

      We account for employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion, or APB, No. 25, Accounting for Stock Issued to Employees, and Financial Accounting Standards Board Interpretation, or FIN, No. 44, Accounting for Certain Transactions

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Involving Stock Compensation, an Interpretation of APB Opinion No. 25, and comply with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock Based Compensation — Transition and Disclosure — an amendment of FAS No. 123. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant between the estimated fair value of our common stock and the exercise price. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument.

      We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and value awards using the Black Scholes option pricing model as of the date at which the non-employees performance is complete. We recognize the fair value of the award as a compensation expense as the non-employees interest in the instrument vests.

      Had compensation expense for our stock options, employee stock purchase plan and the restricted stock issuances to employees been determined based on the fair value at the grant date for the awards, our net loss for the three months and six months ended September 30, 2003 and 2002 would have increased as indicated below (in thousands, except per share amounts):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net loss — as reported	$(16,315)	$(78,053)	$(53,691)	$(91,512)
Add: stock-based compensation expense included in reported net loss	589	1,225	1,184	1,608
Less: stock-based compensation expenses determined under fair value based method for all awards	(3,618)	(4,774)	(7,323)	(9,549)

Net loss — pro forma	$(19,344)	$(81,602)	$(59,830)	$(99,453)

Basic and diluted net loss per share — as reported	$(0.41)	$(2.08)	$(1.38)	$(2.47)

Basic and diluted net loss per share — pro forma	$(0.49)	$(2.18)	$(1.53)	$(2.69)

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	Restructuring Charges

      Restructuring charges and related utilization for the six months ended September 30, 2003 were (in thousands):

	Severance
	and	Excess	Fixed Asset
	Benefits	Facilities	Impairment	Total

Balance, March 31, 2003	$291	$3,617	$192	$4,100
Additional accruals	3,448	869	46	4,363
Non-cash related utilization	—	(29)	(205)	(234)
Amounts paid in cash	(3,269)	(250)	(33)	(3,552)

Balance, June 30, 2003	$470	$4,207	$—	$4,677

Additional accruals	160	327	—	487
Non-cash related utilization	—	—	—	—
Amounts paid in cash	(305)	(957)	—	(1,262)

Balance, September 30, 2003	325	3,577	—	3,902

      We incurred restructuring charges of $0.5 million during the quarter ended September 30, 2003, consisting primarily of severance costs of $0.2 million from a reduction in our worldwide workforce and secondarily for exiting a facility in connection with our restructuring activities. As a result of these restructuring activities, we terminated the employment of approximately 49 employees, mainly in manufacturing, from our international operations. We anticipate additional restructuring charges during the remainder of fiscal 2004 as we complete the workforce reductions and outsourcing of manufacturing in Japan.

      In the six months ended September 30, 2003, we incurred restructuring charges of $4.9 million, consisting primarily of severance costs from a reduction in workforce in April 2003. Additionally, we incurred a charge for future lease obligations on a vacated facility in excess of estimated future sublease proceeds.

      We expect to utilize the remaining balances, primarily unused leased facilities, over the following three fiscal years. All remaining accrual balances are expected to be settled in cash.

4.     Asset Impairment Charges

      We completed the sale of land in Fremont, California, in the quarter ended September 30, 2003. The net proceeds from the sale were $12.1 million. We had intended to construct corporate headquarters facilities on the land and subsequently decided not to build these facilities. In the first quarter of fiscal 2004 we recorded a $6.9 million write-down based on our latest estimate of market value as supported by the pending sale agreement at the time.

5.     Income Taxes

      Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes”, or SFAS No. 109, requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including the company’s performance, the market environment in which the company operates, the utilization of past tax credits, length of carry-back and carry-forward periods, and existing contracts or sales backlog that will result in future profits. It further states that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment. As a result of current

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

losses, difficult industry conditions and revised downward future projections a review was undertaken at September 30, 2002, and we concluded that it was appropriate to establish a full valuation allowance for our domestic net deferred tax assets. In addition, we expect to continue to provide a full valuation allowance on future domestic tax benefits until we can sustain a level of profitability that demonstrates our ability to utilize the assets. Deferred tax assets are recognized to the extent realizable related to our Japanese operations. A tax benefit has been recognized in the three months and the six months ended September 30, 2003 as we expect to have net income in Japan for the 12-month period ending March 31, 2004.

6.     Reportable Segments

      We have two reportable segments: Fab Automation and AMHS. Fab Automation products include interface products, substrate-handling robotics, wafer and reticle carriers, auto-ID systems, sorters and connectivity software. AMHS products include automated transport and loading systems for semiconductor fabs and flat panel display manufacturers. We began tracking AMHS as a reportable segment with the acquisition of ASI in the third quarter of fiscal 2003.

      Segment information is summarized as follows (in millions):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

Fab Automation
Net sales	$26.0	$72.3	$49.6	$124.2
Operating loss	$(13.5)	$(12.4)	$(47.3)	$(26.8)
AMHS:
Net sales	$25.3	$—	$47.0	$—
Operating loss	$(3.1)	$—	$(8.0)	$—
Total:
Net sales	$51.3	$72.3	$96.6	$124.2
Operating loss	$(16.5)	$(12.4)	$(55.3)	$(26.8)

      Our net sales by geography, including local revenues recorded at our foreign locations, were as follows (in millions):

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,

	2003	2002	2003	2002

North America	$11.0	$26.0	$21.4	$48.2
Japan	20.0	12.1	35.6	19.8
Taiwan	7.4	18.1	13.7	29.1
Other Asia/ Pacific	9.3	11.2	16.9	17.4
Europe	3.6	4.9	9.0	9.7

Total	$51.3	$72.3	$96.6	$124.2

7.     Discontinued Operations

      In August 2002, our Board of Directors approved a plan to discontinue operations of our AMP and SemiFab subsidiaries. Accordingly, these businesses were accounted for as discontinued operations and, therefore, the results of operations and cash flows were reclassified from our results of continuing operations to

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

discontinued operations for all periods presented. We based the decision to discontinue these operations on an evaluation of, and decision to focus on our core business, concluding that AMP and SemiFab were not critical to our long-term strategy. We completed the sale of each business in March 2003.

      Summarized selected financial information for discontinued operations in the three and the six months ended September 30, 2002 is as follows (in thousands):

	Three Months	Six Months
	Ended	Ended
	September 30,	September 30,

	2002	2002

Net sales	$3,945	$7,983
Loss before income taxes	(2,093)	(3,907)
Income taxes (benefit)	—	(454)

Net loss	$(2,093)	$(3,453)

8.     Acquisitions

Asyst Shinko America (ASAM)

      In April 2003, ASI acquired the portion of Shinko Technologies, Inc., a subsidiary of Shinko Electric, Co., Ltd., or Shinko, that provided ongoing support to ASI’s North American AMHS customers. Shinko owns 49 percent of ASI. ASI renamed this subsidiary Asyst Shinko America (ASAM). The total purchase price, net of cash acquired, was approximately $1.2 million. A summary of assets acquired and liabilities assumed follows (in thousands):

Accounts receivable, net	$820
Inventories	315
Property and equipment, net	286
Other assets	30
Current liabilities	(662)

Net assets acquired	789
Goodwill	390

Net cash paid	$1,179

      ASAM provides ongoing service to customers who installed ASI’s AMHS solution. As such, there is no in-process research and development activity at ASAM. The acquisition was made to provide better support to North American AMHS customers. We believe the purchase price reasonably reflects the fair value of the business based on estimates of future revenues and earnings.

      Comparative pro forma information reflecting the acquisition of ASAM has not been presented because the operations of ASAM were not material to our financial statements.

Asyst Shinko Inc. (ASI)

      On October 16, 2002, we established a joint venture with Shinko called ASI. The joint venture develops, manufactures and markets Shinko’s market-leading AMHS with principal operations in Tokyo and Ise, Japan. Under terms of the joint venture agreement, Asyst acquired 51 percent of the joint venture for approximately $67.5 million of cash and transaction costs. Shinko contributed its entire AMHS business, including intellectual property and other assets, installed customer base and approximately 250 employees. The consolidated financial statements for the period ended September 30, 2003 include the results of ASI for the

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

quarter and year-to-date. We acquired ASI to enhance our presence in the 300mm AMHS and flat panel display markets. The acquisition has been accounted for as a purchase transaction in accordance with SFAS No. 141.

      A portion of the excess of purchase price over fair value of net assets acquired was allocated to identifiable intangible assets. We amortize developed technology over a period of five years and the customer base and trademarks over a period of three years, using the straight-line method, with a weighted-average life of 4.4 years. The balance of the excess purchase price was recorded as goodwill. We have completed our final analysis of the acquisition and recorded all remaining adjustments in the second quarter of fiscal year 2004. A summary of the transaction is as follows (in thousands):

Total Enterprise Value	$128,824
Transaction costs	1,796

$130,620
Less fair value of identifiable assets and intangibles contributed by Shinko:
Net assets	1,036
Developed technology	44,500
Customer lists	18,800
In-process research and development	5,750

Excess of consideration over fair value of net assets acquired — Goodwill	$60,534

      The fair values of identifiable intangible assets are based on estimates of future revenues and earnings to determine a discounted cash flow valuation of identifiable intangible assets that meet the separate recognition criteria of SFAS No. 141. The $60.5 million of goodwill arising from the acquisition is not deductible for tax purposes. We expensed $5.8 million of in-process research and development as part of the acquisition in the third quarter of fiscal 2003.

      Minority interest of $62.7 million was recorded at September 30, 2003, representing the minority interest of 49 percent of the fair value of ASI at the time of acquisition and the proportionate share of net income (loss), including its interest in amortization of intangible assets and cumulative translation adjustment for the periods since acquisition.

      The following table summarizes the estimated fair values of the tangible assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash and short-term investments	$15,200
Other current assets	52,955
Property plant and equipment	3,332
Other assets	775
Current liabilities	(31,234)
Deferred tax liabilities	(26,586)
Pension and other long-term liabilities	(13,406)

Net assets acquired	$1,036

      As part of the acquisition, we assumed pension-related obligations. In addition, as certain pension obligations are included in the former owner of ASI’s pension plan, under certain remote circumstances, including bankruptcy and inability to pay by Shinko, we may have to assume up to $200 million of pension obligations. No recognition of this amount has been recorded to date as it is considered remote.

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Debt

      On July 3, 2001, we completed the sale of $86.3 million of 5 3/4 percent convertible subordinated notes, which provided us with aggregate proceeds of $82.9 million, net of issuance costs. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $15.18 per share, which is equal to a conversion rate of 65.8718 shares per $1,000 principal amount of notes. The notes mature July 3, 2008, pay interest on January 3 and July 3 of each year and are redeemable at our option after July 3, 2004.

      Asyst Japan Inc., or AJI, our Japanese subsidiary, had $21.6 million and $22.1 million of debt from banks in Japan at September 30, 2003 and March 31, 2003, respectively. The interest rates ranged from 1.4 percent to 3.0 percent as of September 30, 2003. Certain of AJI’s assets have been pledged as security for this debt. As of September 30, 2003, pledged assets consist of land and other property and equipment, net of accumulated depreciation, time deposits and accounts receivable totaling approximately $15.3 million. Additionally, Asyst U.S. has provided letters of guarantee to financial institutions in Japan covering substantially all of AJI’s debts.

      We have, and have fully drawn down, a $25.0 million two-year revolving credit agreement with a commercial bank. The debt is due for repayment in October 2004. During the quarter ended September 30, 2003, we amended the financial covenants. As amended, we are required under the agreement to maintain compliance with financial covenants, including a quarterly net income/loss target, calculated on an after-tax basis excluding depreciation, amortization and other non-cash items and minimum liquidity covenants. We must also meet a minimum liquidity covenant. We are in compliance with the covenants for the quarter ended September 30, 2003. The maximum net income/loss covenant requires that we substantially improve the financial performance for the quarter ending December 31, 2003, compared to the quarter ended September 30, 2003. Non-compliance with these financial covenants in the future could result in this debt becoming immediately due and payable. Based upon uncertainty whether we will remain in compliance with all financial covenants in future periods, we have classified this debt as current at September 30, 2003. The amount of the credit line available may change based on the amount of receivables held.

      In September 2003 ASI entered into a short-term bank facility with a Japanese bank under which they may borrow up to approximately $27.0 million at September’s month-end exchange rate. The current interest rate is 1.395% where substantially all of the payment is expected upon completion of the project. This facility primarily supports ASI’s working capital requirements during the construction of two projects currently in process in Japan. ASI had outstanding borrowings of $4.5 million under this facility at September 30, 2003. Under terms of the bank facility, ASI must generate operating profits on a statutory basis. We are in compliance with the covenants for the quarter ended September 30, 2003.

10.     Related Party Transactions

      At September 30, 2003, we held notes from two current non-officer employees totaling $0.4 million. These notes receivable are secured by deeds of trust on certain real property and/or pledged securities of Asyst owned by the employees and are included in other assets at September 30, 2003.

      Our majority-owned subsidiary, ASI, has certain transactions with the minority shareholder, Shinko. At September 30, 2003, significant balances owed (to) from Shinko were (in thousands):

Accounts and notes receivable from Shinko	$2,562
Accounts payable due to Shinko	$(4,770)
Accrued liabilities due to Shinko	$(6,048)

ASYST TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In addition, ASI purchased various administrative and IT services from Shinko. During the six months ended September 30, 2003, there were no sales to Shinko and material and services purchased from Shinko were (in thousands):

	Three Months	Six Months
	Ended	Ended
	September 30,	September 30,

Material purchased	$(2,041)	$(3,989)
Services purchased	$(228)	$(490)

11.     Legal Proceedings

      On October 28, 1996, we filed suit in the United States District Court for the Northern District of California against Empak, Inc., Emtrak, Inc., Jenoptik AG, and Jenoptik Infab, Inc., alleging, among other things, that certain products of these defendants infringe our United States Patents Nos. 5,097,421 (“the ’421 patent”) and 4,974,166 (“the ’166 patent”). Defendants filed answers and counterclaims asserting various defenses, and the issues subsequently were narrowed by the parties’ respective dismissals of various claims, and the dismissal of defendant Empak pursuant to a settlement agreement. The remaining patent infringement claims against the remaining parties proceeded to summary judgment, which was entered against us on June 8, 1999. We thereafter took an appeal to the United States Court of Appeals for the Federal Circuit. On October 10, 2001, the Federal Circuit issued a written opinion, Asyst Technologies, Inc. v. Empak, 268 F.3d 1365 (Fed. Cir. 2001), reversing the decision of the trial court, and remanding the matter to the trial court for further proceedings. The case was subsequently narrowed to the ’421 patent, and we sought monetary damages for defendants’ infringement, equitable relief, and an award of attorneys’ fees. On October 9, 2003 the court (i) granted defendants’ motion for summary judgment to the effect that the defendants had not infringed those of our patent claims that were at issue and (ii) directed that judgment be entered for the defendants. The Court also denied defendants’ motion for judgment as to the invalidity of our asserted patents. In conjunction with entry of judgement, defendants requested that the Court direct us to pay defendants’ attorneys fees and costs in the action, which potentially could be in excess of $5 million. No action has been taken on defendants’ request. We have filed a notice of appeal of both the order and the entry of judgment against us.

      On February 25, 2003, Mihir Parikh, our former Chief Executive Officer and Chairman of the Board, filed a demand for arbitration with the American Arbitration Association against us, alleging breach of his employment agreement, wrongful termination in violation of public policy, discrimination based on age, race and national origin, fraud and deceit, defamation and violation of the California Labor Code. On March 4, 2003, Dr. Parikh resigned as a member of our Board of Directors. On June 17, 2003, Dr. Parikh filed an amended demand for arbitration adding as respondents our Chief Executive Officer and Chairman of the Board, Stephen S. Schwartz, and three outside directors, Walter W. Wilson, Stanley J. Grubel and Anthony E. Santelli to all claims other than the breach of contract claim. Dr. Parikh seeks compensatory damages in excess of $5.0 million plus punitive damages and attorney’s fees. We deny Dr. Parikh’s allegations and intend to defend the action vigorously. The arbitration hearing has been scheduled tentatively for April 2004.

      From time to time, we are also involved in other legal actions arising in the ordinary course of business. We have incurred certain costs while defending these matters. There can be no assurance third party assertions will be resolved without costly litigation, in a manner that is not adverse to our financial position, results of operations or cash flows or without requiring royalty payments in the future which may adversely impact gross margins. No estimate can be made of the possible loss or possible range of loss associated with the resolution of these contingencies. As a result, no losses have been accrued in our financial statements as of September 30, 2003.

Financial Statements for the Fiscal Year Ended March 31, 2003

Report of Independent Auditors

To the Board of Directors and Shareholders

of Asyst Technologies, Inc.:

      In our opinion, the consolidated financial statements as of March 31, 2003 and 2002 and for the years then ended listed in the index appearing under Item 15(a)(1) on page 41 present fairly, in all material respects, the financial position of Asyst Technologies, Inc. and its subsidiaries at March 31, 2003 and March 31, 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the March 31, 2003 and March 31, 2002 information in the financial statement schedule listed in the index appearing under Item 15(a)(2) on page 41 presents fairly, in all material respects, the information set forth therein for the years ended March 31, 2003 and March 31, 2002 when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The consolidated statements of operations, of shareholders’ equity and of cash flows of Asyst Technologies, Inc. for the year ended March 31, 2001, prior to the revisions described in Notes 2 and 12, and the March 31, 2001 financial statement schedule information were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated April 27, 2001.

      As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” and Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” on April 1, 2002.

      As discussed above, the consolidated statements of operations, of shareholders’ equity and of cash flows of Asyst Technologies, Inc. for the year ended March 31, 2001 were audited by other independent accountants who have ceased operations. As described in Note 2, these financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, which was adopted by the Company as of April 1, 2002. We audited the transitional disclosures described in Note 2. In our opinion, the transitional disclosures for the year ended March 31, 2001 in Note 2 are appropriate. As described in Note 12, these financial statements have been revised to include certain segment disclosures required by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” We audited the disclosures described in Note 12. In our opinion, the disclosures for the year ended March 31, 2001 in Note 12 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the year ended March 31, 2001 financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the financial statements for the year ended March 31, 2001 taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

April 29, 2003

      THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP AND ARTHUR ANDERSEN LLP DID NOT CONSENT TO THE USE OF THIS REPORT IN THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THE FISCAL 2003 FORM 10-K OR ANY PREVIOUSLY FILED REGISTRATION STATEMENTS.

      THE FOLLOWING REPORT DOES NOT EXTEND TO THE REVISIONS DESCRIBED IN NOTES 2 AND 12 OF THE FISCAL 2003 FORM 10-K. PRICEWATERHOUSECOOPERS LLP HAVE AUDITED THE DISCLOSURES DESCRIBED IN NOTES 2 AND 12 OF THE CONSOLIDATED FINANCIAL STATEMENTS OF THE FISCAL 2003 FORM 10-K.

      DISCLOSURES IN NOTES 15 AND 13 REFERENCED IN THE FIRST PARAGRAPH ARE NOT PRESENTED IN THE CONSOLIDATED FINANCIAL STATEMENTS OF THE FISCAL 2003 FORM 10-K BECAUSE THE PERIODS COVERED BY THESE NOTES ARE NOT PRESENTED IN THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THE FISCAL 2003 FORM 10-K. IN ADDITION, THE REPORTS OF THE OTHER AUDITORS REFERENCED IN THE FIRST PARAGRAPH ARE NOT INCLUDED BECAUSE THE PERIODS COVERED BY THESE REPORTS ARE NOT PRESENTED IN THE CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THE FISCAL 2003 FORM 10-K.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Asyst Technologies, Inc.:

      We have audited the accompanying consolidated balance sheets of Asyst Technologies, Inc. (a California corporation) and subsidiaries (the Company) as of March 31, 2001 and 2000, and the related consolidated statements of operations, shareholders equity and cash flows for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated balance sheet of MECS Corporation (a Japanese corporation) and subsidiaries (MECS), a company acquired on March 23, 2000 in a transaction accounted for using the purchase method of accounting, as discussed in Note 15. Such balance sheet is included in the consolidated balance sheet of the Company as of March 31, 2000 and reflects total assets of 12 percent (before giving effect to purchase accounting). We also did not audit the consolidated statement of operations, shareholders’ equity and cash flows of Progressive System Technologies, Inc. (a Texas corporation) and subsidiary (PST) for the year ended December 31, 1998. PST was acquired on June 2, 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 13. Such statements are included in the consolidated financial statements of the Company and reflect total revenues of 10 percent of the consolidated statement of operations for the year ended March 31, 1999. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts included for PST and MECS, is based solely upon the report of the other auditors.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Asyst Technologies, Inc. as of March 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2001, in conformity with the accounting principles generally accepted in the United States.

      As discussed in Note 2 to the consolidated financial statements, effective April 1, 2000, the Company changed its method of accounting for revenue recognition in accordance with guidance provided in SEC Accounting Bulletin No. 101 (SAB 101) “Revenue Recognition in Financial Statements.”

      Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 14(a) is presented for the purposes of complying with the Securities and Exchange Commission’s rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied to our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

San Jose, California

April 27, 2001

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,

	2003	2002

	(In thousands, except
	share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$96,214	$74,577
Restricted cash and cash equivalents	3,088	5,052
Short-term investments	—	5,000
Accounts receivable, net of allowances for doubtful accounts of $4,880 and $4,198 at March 31, 2003 and 2002, respectively	74,878	28,307
Inventories	22,204	39,296
Deferred tax asset	—	33,906
Prepaid expenses and other	10,317	14,618

Total current assets	206,701	200,756

Property and equipment, net	24,295	34,399
Deferred tax asset	200	30,294
Goodwill	65,505	—
Intangible assets, net	76,862	29,901
Other assets	21,662	32,180
Assets of discontinued operations	—	16,885

	$395,225	$344,415

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term loans and notes payable	$17,976	$16,707
Current portion of long-term debt and finance leases	1,273	1,076
Accounts payable	36,527	9,193
Accounts payable-related party	8,500	—
Accrued liabilities and other	50,572	46,819
Deferred revenue	2,130	4,367

Total current liabilities	116,978	78,162

LONG-TERM LIABILITIES:
Long-term debt and finance leases, net of current portion	114,812	90,331
Deferred tax liability	23,754	6,478
Other long-term liabilities	12,754	317
Liabilities of discontinued operations	—	4,190

Total long-term liabilities	151,320	101,316

COMMITMENTS AND CONTINGENCIES (see Notes 13):
MINORITY INTEREST	58,893	—

SHAREHOLDERS’ EQUITY
Common stock, no par value Authorized shares — 300,000,000
Outstanding shares — 38,412,031 and 35,864,658 shares at March 31, 2003 and 2002, respectively	332,569	297,197
Deferred stock-based compensation	(3,992)	(2,846)
Accumulated deficit	(265,248)	(129,379)
Accumulated other comprehensive income (loss)	4,705	(35)

Total shareholders’ equity	68,034	164,937

Total liabilities, minority interest and shareholders’ equity	$395,225	$344,415

The accompanying notes are an integral part of these consolidated financial statements.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended March 31,

	2003	2002	2001

	(In thousands, except per share data)
NET SALES	$259,495	$183,234	$491,542
COST OF SALES	184,443	142,306	305,796

Gross profit	75,052	40,928	185,746

OPERATING EXPENSES:
Research and development	40,059	39,010	44,263
Selling, general and administrative	74,175	76,262	90,435
Amortization of acquired intangible assets	14,051	7,078	6,963
Restructuring charges	7,019	8,163	979
Asset impairment charges	15,519	40,499	—
In-process research & development of acquired businesses	7,832	2,000	—

Total operating expenses	158,655	173,012	142,640

Operating income (loss)	(83,603)	(132,084)	43,106
OTHER INCOME (EXPENSE):
Gain on sale of wafer & reticle carrier products	28,420	—	—
Interest income	1,058	3,586	4,924
Interest expense	(6,100)	(5,088)	(497)
Other income (expense)	(1,876)	(1,954)	(772)

Other income (expense), net	21,502	(3,456)	3,655

Income (loss) before provision for (benefit from) income taxes, minority interest, discontinued operations & cumulative effect of change in accounting principle	(62,101)	(135,540)	46,761
PROVISION FOR (BENEFIT FROM) INCOME TAXES	57,335	(38,026)	17,229
MINORITY INTEREST	(4,663)	—	—

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(114,773)	(97,514)	29,532
DISCONTINUED OPERATIONS, net of income tax	(21,096)	(51,403)	—

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(135,869)	(148,917)	29,532
Cumulative effect of change in accounting principle, net of tax benefit of $1,326	—	—	(2,506)

NET INCOME (LOSS)	$(135,869)	$(148,917)	$27,026

BASIC EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$(3.06)	$(2.76)	$0.90
Discontinued operations, net of income tax	(0.56)	(1.45)	—
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	(0.08)

Basic net income (loss) per share	$(3.62)	$(4.21)	$0.82

DILUTED EARNINGS (LOSS) PER SHARE:
Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$(3.06)	$(2.76)	$0.85
Discontinued operations, net of income tax	(0.56)	(1.45)	—
Cumulative effect of change in accounting principle, net of income tax benefit	—	—	(0.07)

Diluted net income (loss) per share	$(3.62)	$(4.21)	$0.78

SHARES USED IN THE PER SHARE CALCULATION:
Basic	37,489	35,373	32,697

Diluted	37,489	35,373	34,928

The accompanying notes are an integral part of these consolidated financial statements.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

					Accumulated
				Retained	Other
	Common Stock		Deferred	Earnings	Comprehensive	Total
			Stock-Based	(Accumulated	Income	Shareholders’
	Shares	Amount	Compensation	Deficit)	(Loss)	Equity

	(In thousands, except share data)
BALANCE, MARCH 31, 2000	31,957,090	$240,594	$—	$(7,488)	$—	$233,106
Issuance of common stock under employee stock option and employee stock purchase plans	568,380	4,631	—	—	—	4,631
Tax benefit realized from activity in employee stock option plans	—	4,970	—	—	—	4,970
Shares awarded to Board of Directors and employees	4,720	326	—	—	—	326
Stock issued in acquisition of AMP	1,081,261	19,000	—	—	—	19,000
Stock issued in acquisition of SemiFab	990,892	13,404	—	—	—	13,404
Net income	—	—	—	27,026	—
Comprehensive income	—	—	—	—	—	27,026

BALANCE, MARCH 31, 2001	34,602,343	282,925	—	19,538	—	302,463
Issuance of common stock under employee stock option and employee stock purchase plans	800,656	2,568	—	—	—	2,568
Employee and non-employee stock-based compensation	10,396	553	—	—	—	553
Stock issued in acquisition of GW	451,263	8,000	—	—	—	8,000
Deferred stock-based compensation related to the acquisition of GW	—	3,151	(3,151)		—	—
Amortization of deferred stock-based compensation related to the acquisition of GW	—	—	305	—	—	305
Net loss	—	—	—	(148,917)	—
Foreign currency translation	—	—	—	—	(35)
Comprehensive loss	—	—			—	(148,952)

BALANCE, MARCH 31, 2002	35,864,658	297,197	(2,846)	(129,379)	(35)	164,937
Issuance of common stock under employee stock option and employee stock purchase plans	767,955	6,068	—	—	—	6,068
Stock issued in acquisition of GW	841,308	16,000	—	—	—	16,000
Stock issued in acquisition of DLC	434,398	7,955	—	—	—	7,955
Stock issued in SemiFab settlement	249,880	1,618	—	—	—	1,618
Deferred stock-based compensation related to acquisition of DLC and others	304,327	5,919	(5,919)	—	—	—
Non-employees stock-based compensation	—	680	—	—	—	680
Amortization of deferred stock-based compensation	—	—	1,905	—	—	1,905
Reversal of deferred stock-based compensation due to cancellations	(50,495)	(2,868)	2,868	—	—	—
Net loss	—	—	—	(135,869)	—
Foreign currency translation	—	—	—	—	4,740
Comprehensive loss	—	—	—	—	—	(131,129)

BALANCE, MARCH 31, 2003	38,412,031	$332,569	$(3,992)	$(265,248)	$4,705	$68,034

The accompanying notes are an integral part of these consolidated financial statements.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,

	2003	2002	2001

	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(135,869)	$(148,917)	$27,026
Less: Loss from discontinued operations	21,096	51,403
Net income (loss) from continuing operations	(114,773)	(97,514)	27,026
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of change in accounting principle, net of tax benefit of $1,326	—	—	2,506
Depreciation and amortization	30,833	17,311	16,424
Restructuring charges	2,161	6,638	—
Asset impairment charges	15,519	40,499	—
Gain on sale of wafer and reticle carrier products	(28,420)	—	—
Minority interest in net loss in consolidated subsidiary	(4,663)	—	—
Stock-based compensation	2,585	553	326
Provision for doubtful accounts	488	1,155	2,279
Provision for excess inventories	4,536	12,810	16,457
In-process research and development costs	7,832	2,000	—
Deferred tax asset, net	59,247	(37,026)	433
Tax benefit realized from activity in employee stock option plans	—	—	4,970
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(3,534)	45,042	(1,975)
Inventories	23,518	15,421	(34,635)
Prepaid expenses and other assets	5,387	715	(1,911)
Accounts payable, accrued liabilities and deferred revenue	15,803	(32,926)	(950)

Net cash provided by (used in) operating activities	16,519	(25,322)	30,950

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	—	(37,077)	(49,350)
Sale or maturity of short-term investments	5,000	35,077	139,800
Purchase of restricted cash equivalents and short-term investments	(35,500)	(57,652)	(52,500)
Sale or maturity of restricted cash equivalents and short-term investments	37,464	105,100	—
Purchase of property and equipment	(9,064)	(10,339)	(17,918)
Proceeds from sale of wafer and reticle carrier products	34,186	—	—
Net cash used in acquisitions	(51,131)	(3,613)	(28,995)

Net cash provided by (used in) investing activities	(19,045)	31,496	(8,963)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	25,000	—	—
Payments on short-term loans	(629)	(47,048)	—
Proceeds (principal payments) on long-term debt and finance leases	(620)	83,765	(4,507)
Issuance of common stock	6,068	2,568	4,631

Net cash provided by financing activities	29,819	39,285	124

Effect of exchange rate changes on cash and cash equivalents	2,744	(625)	—

Net cash provided by continuing operations	30,037	44,834	22,111

Net cash used in discontinued operations	(8,400)	(5,006)	—

INCREASE IN CASH AND CASH EQUIVALENTS	21,637	39,828	22,111
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	74,577	34,749	12,638

CASH AND CASH EQUIVALENTS, END OF YEAR	$96,214	$74,577	$34,749

Supplemental disclosures:
Cash paid during the year for interest	$5,961	$4,125	$636
Cash paid (received) during the year for income taxes, net of refunds	(7,535)	(1,590)	11,064
Stock issued to acquire DLC	$13,511	—	—
Stock issued to acquire GW	$16,000	$8,000	—
Stock issued for SemiFab settlement	$1,618	—	—

The accompanying notes are an integral part of these consolidated financial statements.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization of the Company

      The accompanying consolidated financial statements include the accounts of Asyst Technologies, Inc. (“Asyst” or the “Company”), which was incorporated in California on May 31, 1984, our subsidiaries and our majority-owned joint venture. We develop, manufacture, sell and support integrated automation systems for the semiconductor (“chip”) and flat panel display (“FPD”) manufacturing industries. Our systems are designed to enable semiconductor and FPD manufacturers to increase their manufacturing productivity and protect their investment in fragile materials and work-in-process.

      In October 2002, we purchased a 51 percent interest in Asyst Shinko, Inc. (“ASI” or “Asyst Shinko”), a Japanese corporation.

      In May 2002, Asyst Connectivity Technologies, Inc.(“ACT”), our wholly-owned subsidiary, purchased substantially all of the assets of domainLogix Corporation, (“DLC”), a Delaware corporation.

      In May 2001, we acquired 100 percent of the common stock of GW Associates, Inc. (“GW”), a California corporation.

      In February 2001, we acquired 100 percent of the common stock of Advanced Machine Programming, Inc. (“AMP”), a Delaware corporation and manufacturer of precision parts.

      In February 2001, we acquired 100 percent of the common stock of SemiFab, Inc. (“SemiFab”), a Delaware corporation and manufacturer of environmental control equipment and a contract manufacturer.

      In fiscal 2000, we acquired a majority ownership percentage of MECS, a Japanese engineering and robotics manufacturing company, and in fiscal 2003 our ownership percentage increased 2.1 percent to 98.9 percent. MECS is now merged into AJI, our wholly-owned subsidiary.

      The above transactions, which were unrelated, were accounted for using the purchase method of accounting. Accordingly, our Consolidated Statements of Operations and of Cash Flows for each of the years in the three year period ended March 31, 2003 include the results of these acquired entities for the periods subsequent to their respective acquisitions, as applicable. We consolidate fully the financial position and results of operations of ASI and account for the minority interest in the consolidated financial statements.

2.	Significant Accounting Policies

Basis of Preparation

      The accompanying consolidated financial statements include the accounts of Asyst and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Minority shareholder’s interest represents the minority shareholders proportionate share of the net assets and results of operations of our majority-owned subsidiary, ASI. The AMP and SemiFab businesses are accounted for as discontinued operations and therefore, the results of operations and cash flows have been removed from our results of continuing operations for all periods presented. Certain prior year amounts in the consolidated financial statements and the notes thereto have been reclassified where necessary to conform to the year ended March 31, 2003.

      We have an accumulated deficit of $265.2 million at March 31, 2003 and we have generated losses in fiscal 2003 and 2002. We may incur additional operating losses in the future. Failure to generate sufficient revenue or reduce certain discretionary spending could have a material adverse affect on our ability to achieve our intended business objectives. However, we believe that our available cash and cash equivalents will be sufficient to meet our working capital and operating expense requirements for the next twelve months.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include revenues and costs under long-term contracts, collectibility of accounts receivable, obsolescence of inventory, cost of product warranties, recoverability of depreciable assets, intangibles and deferred tax assets and the adequacy of acquisition-related and restructuring reserves. Although we regularly assess these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known.

Foreign Currency Translation

      Our subsidiaries located in Japan operate using local functional currencies. Accordingly, all assets and liabilities of these subsidiaries are translated using exchange rates in effect at the end of the period, and revenues and costs are translated using average exchange rates for the period. The resulting translation adjustments are presented as a separate component of accumulated other comprehensive income.

      All other foreign subsidiaries use the U.S. dollar as their functional currency. Accordingly, assets and liabilities of these subsidiaries are translated using exchange rates in effect at the end of the period, except for non-monetary assets, such as inventories and property, plant and equipment, that are translated using historical exchange rates. Revenues and costs are translated using average exchange rates for the period, except for costs related to those balance sheet items that are translated using historical exchange rates. The resulting translation gains and losses are included in the Consolidated Statements of Operations as incurred.

Cash and Cash Equivalents

      We consider all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. The carrying value of the cash equivalents approximates their current fair market value.

Restricted Cash and Cash Equivalents

      Restricted cash and cash equivalents represent amounts that are restricted as to their use in accordance with Japanese debt agreements.

      Restricted cash and cash equivalents by security type are as follows (dollars in thousands):

	March 31,

	2003	2002

CASH	$3,088	$4,552
CASH EQUIVALENTS:
Institutional money market funds debt securities	—	500

Total	$3,088	$5,052

Short-term Investments

      As of March 31, 2002, our short-term investments consisted of liquid debt investments with maturities, at the time of purchase, greater than three months and less than one year. All such investments have been classified as “available-for-sale” and are carried at fair value. Unrealized holding gains and losses, net of taxes reported, have not been material to date. The cost of debt security is adjusted for amortization of premiums

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and accretion of discounts to maturity. Such amortization, interest income, realized gains and losses and declines in value that are considered to be other than temporary, are included in other income (expense), net, on the accompanying consolidated statements of operations. There have been no declines in value that are considered to be other than temporary for any of the three years in the period ended March 31, 2003. The cost of investments sold is based on specific identification. We do not intend to hold individual securities for greater than one year.

      Short-term investments by security type are as follows (dollars in thousands):

	March 31,

	2003	2002

U.S. corporate debt securities	$—	$5,000

Total	$—	$5,000

Fair Value of Financial Instruments

      The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, notes payable, and accounts payable and accrued expenses, approximate fair value due to the short maturities of these financial instruments. At March 31, 2003, the carrying amount of long-term debt, including current portion, was $116 million, and the estimated fair value was $70.0 million. At March 31, 2002, the carrying amount was $91.4 million and the estimated fair value was $115.9 million. The estimated fair value of long-term debt is based primarily on quoted market prices for the same or similar issues.

Concentration of Credit Risk

      Financial instruments that potentially subject us to concentration of credit risk consist primarily of trade receivables and temporary and long-term cash investments in treasury bills, certificates of deposit and commercial paper. We restrict our investments to repurchase agreements with major banks, U.S. government and corporate securities, and mutual funds that invest in U.S. government securities, which are subject to minimal credit and market risk. Our customers are concentrated in the semiconductor industry, and relatively few customers account for a significant portion of our revenues. We regularly monitor the creditworthiness of our customers and believe that we have adequately provided for exposure to potential credit losses.

      We had one, zero and zero customers that accounted for more than 10 percent of sales for the fiscal years ended March 31, 2003, 2002 and 2001, respectively.

Inventories

      Inventories are stated at the lower of cost (first-in, first-out) or market and include materials, labor and manufacturing overhead costs. Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Inventories consisted of the following (dollars in thousands):

	March 31,

	2003	2002

Raw materials	$8,448	$22,492
Work-in-process and finished goods	13,756	16,804

Total	$22,204	$39,296

      During the year ended March 31, 2003, we outsourced the majority of our remaining manufacturing to Solectron Corporation (“Solectron”). As part of the arrangement, Solectron purchased $20 million of inventory from us. No revenue was recorded for the sale of this inventory to Solectron. In October 2003, we may be obligated to repurchase any of this inventory that is not used by Solectron in manufacturing our

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

products. On an ongoing basis we may be obligated to acquire inventory purchased by Solectron based on our forecasts and not used timely under terms of the outsourcing agreement.

      In fiscal 2003, we recorded a reserve of $4.5 million for estimated excess and obsolete inventory held by us or Solectron.

Goodwill and Other Intangible Assets

      We adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” or “SFAS 142”, in the first quarter of fiscal 2003. Based on criteria set out in SFAS No. 142, we reclassified $3.0 million of assets previously classified as intangible assets to goodwill. Intangible assets subject to amortization are being amortized over the following estimated useful lives using the straight-line method: purchased technology, four to eight years; customer lists and other intangible assets, five to ten years; and licenses and patents, ten years. No changes were made to the useful lives of amortizable intangible assets in connection with the adoption of SFAS No. 142. In connection with the DLC acquisition in May 2002, we recorded goodwill of $2.1 million. In connection with the ASI acquisition in October 2002, we recorded goodwill of $62.6 million.

      We completed an annual goodwill impairment test in the third quarter of fiscal 2003. The first step of the test identifies if an impairment may have occurred, while the second step of the test measures the amount of the impairment, if any. As a result of the test, a goodwill impairment expense of $2.1 million was recognized. To determine the amount of the impairment, we estimated the fair value of our reporting segments that contained goodwill (based primarily on expected future cash flows), reduced the amount by the fair value of identifiable intangible assets other than goodwill (also based primarily on expected future cash flows), and then compared the unallocated fair value of the business to the carrying value of goodwill. To the extent goodwill exceeded the unallocated fair value of the business, an impairment expense was recognized. In connection with the annual impairment analysis for goodwill, we assessed the recoverability of the intangible assets subject to amortization in accordance with SFAS No. 144. During fiscal 2003, an impairment expense of $6.2 million was recognized for acquired technology and $0.1 million was recognized for customer base, based upon our projection of significantly reduced future cash flows of ACT.

      Goodwill and other intangible impairment charges are included in “Asset Impairment Charges” on Consolidated Statements of Operations.

      Goodwill and intangible assets were as follows (dollars in thousands):

	March 31, 2003			March 31, 2002

	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net

Amortizable intangible assets:
Developed technology	$57,294	$9,963	$47,331	$18,752	$7,673	$11,079
Customer base and other intangible assets	32,691	8,920	23,771	17,112	5,135	11,977
Licenses and patents	7,770	2,010	5,760	8,390	1,545	6,845

Total	$97,755	$20,893	$76,862	$44,254	$14,353	$29,901

Unamortized intangible assets:
Goodwill	$65,505	$—	$65,505	$—	$—	$—

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Amortization expense was $14.1 million, $7.1 million and $7.0 million for the years ended March 31, 2003, 2002 and 2001, respectively.

      Expected future intangible amortization expense, based on current balances for the following fiscal years is as follows (dollars in thousands):

Fiscal Years:
2004	$19,746
2005	19,746
2006	18,746
2007	14,325
2008 and beyond	4,299

      The changes in the carrying amount of goodwill for the year ended March 31, 2003 are as follows (dollars in thousands):

	Fab
	Automation	AMHS	Total

Balance at March 31, 2002	$—	$—	$—
Reclassification upon adoption of SFAS 142	2,954	—	2,954
Acquisitions	2,100	62,551	64,651
Impairment charges	(2,100)	—	(2,100)

Balance at March 31, 2003	$2,954	$62,551	$65,505

      To facilitate comparison with prior periods, the following table shows net income (loss) before cumulative effect of change in accounting principle, if goodwill was not amortized for those periods (dollars in thousands):

	Fiscal Years Ended
	March 31,

	2002	2001

Income (loss) before cumulative effect of change in accounting principle — as reported	$(148,917)	$29,532
Add: Goodwill amortization	1,806	3,457

Income (loss) before cumulative effect of change in accounting principle — pro forma	$(147,111)	$32,989

Basic earnings (loss) per share
Income (loss) before cumulative effect of change in accounting principle — as reported	$(4.21)	$0.90
Add: Goodwill amortization per share	0.05	0.11

Income (loss) before cumulative effect of change in accounting principle — pro forma	$(4.16)	$1.01

Diluted earnings (loss) per share
Income (loss) before cumulative effect of change in accounting principle — as reported	$(4.21)	$0.85
Add: Goodwill amortization per share	0.05	0.09

Income (loss) before cumulative effect of change in accounting principle — pro forma	$(4.16)	$0.94

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

      Property and equipment are recorded at cost or in the case of property and equipment purchased through corporate acquisitions at fair value based upon the allocated purchase price on the acquisition date. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets (or over the lease term if it is shorter for leasehold improvements) which range from two to five years. Depreciation expense was $16.7 million, $10.2 million and $9.0 million for the years ended March 31, 2003, 2002 and 2001, respectively. Property and equipment consist of the following (dollars in thousands):

	Fiscal Years Ended
	March 31,

	2003	2002

Land	1,875	1,875
Buildings	6,724	6,699
Leasehold Improvements	11,697	12,418
Machinery and equipment	25,660	26,324
Office equipment, furniture and fixtures	32,371	30,222

Sub-total	78,327	77,538
Less accumulated depreciation	(54,032)	(43,139)

Total	24,295	34,399

     Impairment of Long-lived Assets

      We evaluate the recoverability of our long-lived tangible assets in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Long-Lived Assets to be Disposed of (“SFAS No. 144”).” Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows from the use of the assets and its eventual disposition. Measurement of an impairment loss for long-lived assets are based on the fair value of the assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

     Warranty Reserve

      We provide for the estimated cost of product warranties at the time revenue is recognized. The following table presents the activity in our warranty accrual (dollars in millions):

Balance at March 31, 2002	$4,689
Reserve assumed in acquisition of ASI	2,552
Reserve for warranties issued during the period	4,147
Settlements made (in cash or in kind)	(3,827)

Balance, March 31, 2003	$7,561

     Revenue Recognition

      We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred or service has been rendered, the seller’s price is fixed or determinable and collectibility is reasonably assured. Some of our products are large volume consumables that are tested to industry and/or customer acceptance criteria prior to shipment. Our primary shipping terms are FOB shipping point. Therefore, revenue for these

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

types of products is recognized when title transfers. Certain of our product sales are accounted for as multiple-element arrangements. If we have met defined customer acceptance experience levels with both the customer and the specific type of equipment, we recognize the product revenue at the time of shipment and transfer of title, with the remainder when the other elements, primarily installation, have been completed. Some of our other products are highly customized systems and cannot be completed or adequately tested to customer specifications prior to shipment from the factory. We do not recognize revenue for these products until formal acceptance by the customer. Revenue for spare parts sales is recognized on shipment. Deferred revenue consists primarily of product shipments creating legally enforceable receivables that did not meet Asyst’s revenue recognition policy in compliance with SAB 101. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Unearned maintenance and service contract revenue is not significant and is included in accrued liabilities and other.

      During the year ended, March 31, 2001, we recorded a non-cash charge of $2.5 million, net of an income tax benefit of $1.3 million or a loss of $0.07 per diluted share, to reflect the cumulative effect of the change in accounting principle, as of the beginning of the year, in accordance with the guidance provided in SAB 101. Revenue of $5.0 million resulting in this charge was fully recognized during the year ended March 31, 2001.

      Prior to the year ended March 31, 2001, our revenue policy was to recognize revenue at the time the customer takes title to the product, generally at the time of shipment. Revenue related to maintenance and service contracts was recognized ratably over the duration of the contracts.

      We recognize revenue for long-term contracts at ASI in accordance with the American Institute of Certified Public Accountants’ Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” We use the percentage of completion method to calculate revenue and related costs of these contracts because they are long-term in nature and estimates of cost to complete and extent of progress toward completion of long-term contracts are available and reasonably dependable. We record revenue each period based on the percentage of completion to date on each contract, measured by costs incurred to date relative to the total estimated costs of each contract. We treat contracts as substantially complete when we receive technical acceptance of our work by the customer. We intend to disclose material changes in our financial results that result from changes in estimates. Unbilled receivables relating to long-term contracts were $17.4M at March 31, 2003 and are included in accounts receivable.

      We account for software revenue in accordance with the American Institute of Certified Public Accountants’ Statement of Position 97-2, “Software Revenue Recognition.” Revenues for integration software work are recognized on a percentage of completion basis. Software license revenue, which is not material to the consolidated financial statements, is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable and collectibility is reasonably assured.

Contract Loss Reserve

      We routinely evaluate the contractual commitments with our customers and suppliers to determine if it is probable that a loss exists that can be estimated in fulfillment of the contractual commitment. If so, a loss reserve is recorded and included in accrued liabilities and other. We recorded loss reserves from ASI totaling approximately $2.0 million for contracts entered into prior to the acquisition date. These loss reserves are included in the purchase accounting for ASI. At March 31, 2002, we had a loss reserve of approximately $2.0 million.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive Income (Loss)

      Comprehensive income (loss) is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners and is to include unrealized gains and losses that have historically been excluded from net income (loss) and reflected instead in equity. The following table presents our comprehensive income (loss) items (in thousands):

	Year Ended March 31,

	2003	2002	2001

Net income (loss), as reported	$(135,869)	$(148,917)	$27,026
Foreign currency translation adjustments	4,740	(35)	—

Comprehensive income (loss)	$(131,129)	$(148,952)	$27,026

Earnings Per Share

      Basic earnings per share has been computed using the weighted average number of actual common shares outstanding, while diluted earnings per share has been computed using the weighted average number of common and common equivalent shares outstanding. Common equivalent shares used in the computation of diluted earnings per share result from the assumed exercise of stock options and warrants, using the treasury stock method and the conversion of the redeemable convertible preferred stock. For periods for which there is a net loss, the number of shares used in the computation of diluted earnings (loss) per share are the same as those used for the computation of basic earnings (loss) per share as the inclusion of dilutive securities would be anti-dilutive.

      Below is a reconciliation of earnings (loss) per share and weighted average common shares outstanding for purposes of calculating basic and diluted earnings (loss) per share (in thousands, except per share data):

	Income (Loss)	Shares	Per Share
	Numerator	(Denominator)	Amount

For Year Ended March 31, 2001
Basic Earnings Per Share
Net Income	$27,026	$32,697	$0.82

Common Shares issuable upon exercise of stock options using the treasury method	—	2,231
Diluted Earnings Per Share

Net Income	$27,026	$34,928	$0.78

      The following table summarizes securities outstanding which were not included in the calculation of diluted net loss per share as to do so would be anti-dilutive (in thousands):

	March 31,

	2003	2002	2001

Restricted stock	53	43	—
Stock options	2,347	2,387	—
Convertible notes	5,682	4,262

Total	8,082	6,692	—

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock-Based Compensation

      We account for employee stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, Financial Accounting Standards Board Interpretation (FIN) No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25 and FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, and comply with the disclosure provisions of Statement of Financial Accounting Standards, (SFAS) No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock Based Compensation — Transition and Disclosure — an amendment of FAS No. 123. Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the estimated fair value of our common stock and the exercise price. SFAS No. 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument.

      We account for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services and value awards using the Black Scholes option pricing model as of the date at which the non-employees performance is complete. We recognize the fair value of the award as a compensation expense as the non-employees interest in the instrument vests.

      Had compensation expense for our stock options, employee stock purchase plan and the restricted stock issuances been determined based on the fair value at the grant date for awards in fiscal years 2003, 2002 and 2001 consistent with the provision of SFAS No. 123, and SFAS No. 148, our net loss for 2003 and 2002 would have increased and our net income for 2001 decreased to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ended March 31,

	2003	2002	2001

Net income (loss) — as reported	$(135,869)	$(148,917)	$27,026
Add: stock-based compensation expense included in reported net income (loss)	2,585	858	326
Less: Pro forma stock-based compensation expense if we adopted FAS No. 123	(20,566)	(13,861)	(13,509)

Net income (loss) — pro forma	$(153,850)	$(161,920)	$13,843

Basic earnings (loss) per share — as reported	$(3.62)	$(4.21)	$0.82

Basic earnings (loss) per share — pro forma	$(4.10)	$(4.52)	$0.42

Diluted earnings (loss) per share — as reported	$(3.62)	$(4.21)	$0.78

Diluted earnings (loss) per share — pro forma	$(4.10)	$(4.52)	$0.40

New Accounting Standards

      In July 2001 the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 discontinues amortization of goodwill and intangible assets deemed to have indefinite lives. In addition, SFAS No. 142 includes provisions regarding: (1) the reclassification between goodwill and identifiable intangible assets in accordance with the new definition of intangible assets as set forth in SFAS No. 141, “Business Combinations”; (2) the reassessment of the useful lives of existing intangibles; and

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3) the testing for impairment of goodwill and other intangibles. We adopted SFAS No. 142 during the quarter ended June 30, 2002.

      In July 2001 the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We adopted SFAS No. 143 in fiscal 2003. The adoption of SFAS No. 143 did not have a significant impact on our consolidated financial statements.

      In October 2001 the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and provides a single accounting model for impairment of long-lived assets. SFAS No. 144 applies to all long-lived assets, including discontinued operations, and consequently amends the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Division of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 develops one accounting model for long-lived assets that are to be disposed of by sale and requires the measurement to be at the lower of book value or fair value less cost to sell. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations that (1) can be distinguished from the rest of the entity and (2) will be eliminated from the ongoing operations of the entity in a disposal transaction. We adopted SFAS No. 144 in the first quarter of fiscal 2003.

      In June 2002 the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities” (“SFAS No. 146”). SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF Issue No. 94-3”). The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. The provisions of EITF Issue No. 94-3 continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF Issue No. 94-3 prior to the adoption of SFAS No. 146. The effect on adoption of SFAS No. 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred. We adopted SFAS No. 146 during the quarter ended March 31, 2003. The adoption of SFAS No. 146 to date has not had a significant impact on our consolidated financial statements.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002.

      We, as permitted under California law and in accordance with our Bylaws, have indemnification obligations to our officers and directors for certain events or occurrences, subject to certain limits, while they were serving at our request in such capacity. The maximum amount of potential future indemnification is unlimited; however, we have a Director and Officer Insurance Policy that enables us to recover a portion of

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

any future amounts paid. As a result of the insurance policy coverage, we believe the fair value of these indemnification agreements is minimal.

      Our sales agreements indemnify our customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties. The terms of these indemnification agreements are generally perpetual any time after execution of the agreement. The maximum amount of potential future indemnification is unlimited. However, to date, we have not paid any claims or been required to defend any lawsuits with respect to any claim.

      Prior to December 31, 2002, we guaranteed certain lease payments with respect to equipment and real estate of our Japanese subsidiary as disclosed in Note 9. We have not recorded a liability for the amount of our guarantee.

      As more fully described in Note 11, we are contingently liable to provide funding for plan benefits under a pension plan of Asyst Shinko. Our consolidated financial statements include an accrued benefit liability of $12.1 million at March 31, 2003.

      These pension obligations are included in the Shinko Electric Co., Ltd., (“Shinko”), pension plan. Under certain remote circumstances including bankruptcy and inability to pay by Shinko, we may have to assume up to $200 million of pension obligations. We have not recorded a liability for this as it is considered remote.

      In November 2002 the EITF reached a consensus on EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF Issue No. 00-21). EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of EITF Issue No. 00-21 to date has not had a significant impact on our consolidated financial statements.

      In December 2002 the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB Statement No. 123” (“SFAS No. 148”). SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. We have chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the estimate of the market value of our stock at the date of the grant over the amount an employee must pay to acquire our stock. We have adopted the annual disclosure provisions of SFAS No. 148 in our financial reports for the year ended March 31, 2003 and will adopt the interim disclosure provisions for our financial reports for the quarter ending June 30, 2003. As the adoption of this standard involves disclosures only, we do not expect a material impact on our consolidated financial statements.

      In January 2003 the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (“FIN No. 46”). FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for the first interim or annual period beginning after June 15, 2003. The adoption of FIN No. 46 to date has not had a significant impact on our consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classifies a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first fiscal period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. We believe that the adoption of this standard will have no material impact on our consolidated financial statements.

3.	Acquisitions

                  Asyst Shinko Inc. (ASI)

      On October 16, 2002, we established a joint venture with Shinko called Asyst Shinko, Inc. (“ASI”). The joint venture develops, manufactures and markets Shinko’s market-leading Automated Materials Handling Systems (“AMHS”) with principal operations in Tokyo and Ise, Japan. Under terms of the agreement, Asyst acquired 51 percent of the joint venture for approximately $67.5 million of cash and transaction costs. Shinko contributed its entire AMHS business, including intellectual property and other assets, installed customer base and approximately 250 employees. The consolidated financial statements for the year ended March 31, 2003 include the results of ASI from the date of acquisition. We believe ASI has a strong presence in the 300mm AMHS and flat panel display markets. We believe that ASI, in addition to Asyst’s FasTrack AMHS solution, provides us an opportunity to benefit from growth opportunities in the 300mm generation of the AMHS business. The acquisition has been accounted for as a purchase transaction in accordance with SFAS No. 141.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A portion of the excess of purchase price over fair value of net assets acquired was allocated to identifiable intangible assets. We are amortizing developed technology over a period of five years and the customer base and trademarks over a period of three years, using the straight-line method, with a weighted-average life of 4.4 years. The balance of the excess purchase price was recorded as goodwill. A summary of the transaction is as follows (in thousands):

Consideration
Cash paid	$65,700
Transaction costs	1,796

Total consideration	67,496
Total Enterprise Value	132,345

Fair value of net assets acquired	744

Excess of consideration over fair value of net assets acquired	$131,601

Allocation of excess consideration to identifiable intangible assets and goodwill:
Developed technology	$44,500
Customer base and other intangible assets	18,800
In-process research and development	5,750
Goodwill	62,551

Total intangible assets and goodwill	$131,601

      The fair values of identifiable intangible assets are based on estimates of future revenues and earnings to determine a discounted cash flow valuation of identifiable intangible assets that meet the separate recognition criteria of SFAS No. 141. The $62.6 million of goodwill arising from the acquisition is not deductible for tax purposes. We acquired $5.8 million of in-process research and development as part of the acquisition. The in-process research and development costs were expensed in fiscal 2003.

      Minority interest of $58.9 million was recorded at March 31, 2003 representing the minority interest of 49 percent of the fair value of ASI at the time of acquisition and the proportionate share of net income (loss) and cumulative translation adjustment for the year ended March 31, 2003.

      The following table summarizes the estimated fair values of the tangible assets acquired and liabilities assumed at the date of acquisition (in thousands).

Cash and cash equivalents	$15,200
Other current assets	54,537
Property and equipment	3,332
Other assets	782
Current liabilities	(32,797)
Deferred tax liabilities	(26,586)
Pension and other long-term liabilities	(13,724)

Net assets acquired	$744

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following pro-forma consolidated results of operations are presented as if the acquisition of ASI had been made at April 1, 2001 (unaudited; dollars in thousands, except per share amounts). The ASI results included in the pro forma consolidated results of operations are based on the estimated carve-out of ASI from the consolidated results of Shinko for the periods prior to the acquisition. Due to the difficulty and costs to restate the historic information from Japan Generally Accepted Accounting Principles (GAAP) to US GAAP, the Shinko results were prepared in accordance with Japan GAAP which differs from US GAAP. The principle difference between US and Japan GAAP relates to the application of percentage of completion revenue recognition. While such differences may be significant in any one period the pro forma information below is deemed to be directionally correct and therefore useful. Additionally, Shinko allocated certain costs to ASI and these allocations may not be reflective of the costs to ASI to provide such activities on a stand-alone basis.

	Year Ended March 31,

	2003	2002

Net sales	$309,002	$280,163

Net income	$(133,547)	$(144,886)

Basic earnings (loss) per share	$(3.57)	$(4.10)

Diluted earnings (loss) per share	$(3.57)	$(4.10)

      As part of the acquisition, we assumed pension related obligations. In addition, as certain pension obligations are included in the former owner of ASI’s pension plan, under certain remote circumstances including bankruptcy and inability to pay by Shinko, we may have to assume up to $200 million of pension obligations. No recognition of this amount has been recorded to date as it is considered remote.

                  domainLogix (“DLC”)

      In May 2002, ACT, a wholly-owned subsidiary of Asyst, purchased substantially all of the assets of DLC, a developer of next-generation software for tool communication and a provider of a variety of consulting, development and integration services to customers. Prior to this acquisition, we owned approximately seven percent of the outstanding shares of DLC. The results of ACT reflect the acquisition of DLC’s assets from the purchase date. The DLC assets were acquired for $2.2 million of cash, $1.0 million of liabilities assumed, and 468,796 shares of Asyst common stock valued at $8.0 million. In addition, there were acquisition costs of $0.4 million and certain former employees of DLC, upon acceptance of employment with ACT received grants totaling 304,327 shares of Asyst common stock, to vest over four years based on continued employment with ACT. The stock grants are valued at approximately $5.7 million, based on their intrinsic value at the date of grant. Assets acquired include $768,000 of receivables and $40,000 of fixed assets. The majority of the purchase price was recorded as goodwill and intangible assets, including in-process research and development. We recorded the value of intangible assets as follows (dollars in thousands):

Amortizable intangible assets	$7,615
Goodwill	2,100
In-process research and development	2,082

      Comparative pro forma information reflecting the acquisition of DLC’s assets has not been presented because the operations of DLC were not material to our financial statements.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

GW Associates, Inc. (GW)

      On May 22, 2001 we acquired GW, a developer of factory integration software used by electronics manufacturers, for $3.6 million of cash, 451,263 shares of our common stock valued at $8.0 million and a note for $16.0 million. The note was paid in May 2002 in 841,308 shares of common stock. The note payable was paid in shares of common stock in fiscal 2003. The acquisition was accounted for using the purchase method of accounting. Accordingly the results of GW have been combined with ours since the date of acquisition. Approximately $26.5 million of the purchase price, in excess of the net assets of $4.5 million acquired, was allocated to intangible assets. These intangible assets consist of in-process research and development, developed technology, installed customer base, assembled workforce, trade name, and the excess purchase price of the net assets acquired. Because there can be no assurance that we will be able to successfully complete the associated products or that the technology has any alternative future use, $2.0 million of such in-process research and development was charged as an expense during fiscal 2002. The remaining intangible assets are being amortized over three to six years.

      Comparative pro forma information reflecting the acquisition of GW has not been presented because the operations of GW are not material to our consolidated financial statements.

4.	Restructuring Charges

      Restructuring charges and related utilization for the fiscal years ended March 31, 2003, 2002 and 2001 were (dollars in thousands):

	Severance	Excess	Fixed Asset
	and Benefits	Facility	Impairment	Total

Balance, March 31, 2000	—	—	—	—
Additional accruals	$540	$439	$—	$979
Non-cash related utilization	(540)	(439)	—	(979)

Balance, March 31, 2001	—	—	—	—
Additional accruals	4,278	3,685	$200	8,163
Non-cash related utilization	—	(781)	—	(781)
Amounts paid in cash	(3,537)	(472)	—	(4,009)

Balance, March 31, 2002	741	2,432	200	3,373
Additional accruals	2,125	2,733	2,161	7,019
Non-cash related utilization	(331)	(214)	(2,077)	(2,622)
Amounts paid in cash	(2,244)	(1,334)	(92)	(3,670)

Balance, March 31, 2003	$291	$3,617	$192	$4,100

      In the quarter ended December 31, 2002, we recorded an excess facility charge of $1.1 million reflecting revised estimates of future sublease income. We also recorded severance charges of $0.7 million resulting from headcount reductions of 52 employees, including manufacturing, sales, research and development and administrative staff. We also recorded a fixed asset impairment charge of $0.7 million for assets to be disposed of due to headcount reductions and vacating facilities. In the quarter ended September 30, 2002, we recorded severance charges of $0.8 million and contractual obligations of $0.6 million as a result of workforce reduction measures affecting approximately 24 employees and a manufacturing outsourcing agreement whereby approximately 191 employees joined Solectron. The workforce reduction affected employees in manufacturing, sales, research and development and administration. An additional charge of $1.6 million relates to excess facilities that we have under lease but have abandoned as a result of the manufacturing outsourcing

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

agreement. We also recorded a fixed asset impairment charge of $1.5 million for assets that will not be used as we consolidate facilities and integrate certain programs into a joint venture.

      In fiscal 2002, non-recurring restructuring charges were recorded resulting from our plan to shut down some of our manufacturing and service locations, outsource some of our manufacturing activities and consolidate the remainder of our domestic manufacturing in Fremont California, as well as to reduce our workforce due to economic conditions. These charges include approximately $3.9 million in write-downs of assets and reserves for lease commitments, net of estimated sublease income that we expect to generate from the vacated facilities, and severance costs of approximately $4.3 million related to reductions in force of approximately 435 employees or 29 percent of our workforce.

      In the fourth quarter of fiscal 2001, in response to a decrease in net sales and new orders, we incurred $0.5 million charge relating to the reduction in workforce by 149 regular full-time employees and approximately 150 temporary employees primarily in Fremont, California. In addition, we recorded $0.5 million relating to closing a small manufacturing facility in Japan.

      We expect to utilize the remaining balance, primarily unused leased facilities, over the following three fiscal years. All remaining accrual balances are expected to be settled in cash.

5.	Asset Impairment Charges

      During fiscal 2003, we completed a periodic goodwill impairment analysis. As a result, we determined that impairment charges of $8.4 million were required because the forecasted undiscounted cash flows were less than the book values of certain businesses. The charges relate to goodwill and intangible assets recorded in connection with our acquisition of DLC. Based on similar analyses, goodwill impairment charges were also recorded in fiscal 2002 for $22.6 million. The charges were measured on the basis of comparison of estimated fair values with corresponding book values and relate to goodwill and intangible assets recorded in connection with previously acquired businesses.

      We own land in Fremont, California. Initially, we leased the land from a syndicate of financial institutions pursuant to an original lease agreement dated June 30, 2000, which was subsequently amended on February 21, 2001 and May 30, 2001. We purchased the land on October 22, 2001 for $41.1 million, and paid the syndicate of financial institutions approximately $2.9 million for engineering costs incurred in preparation for making leasehold improvements to the land. Based upon market data at June 30, 2001 and our non-cancelable commitment to purchase the land, we estimated that the then market value of the land had been impaired and recorded a $15.0 million write-down to its estimated market value during the quarter ended June 30, 2001. In total, $17.9 million were recorded in fiscal 2002 for land impairment charges. In fiscal 2003, we recorded an additional $7.1 million write-down based on our revised estimate of market value. We continue to classify the land as held for sale.

6.	Income Taxes

      The provision for (benefit from) income taxes is based upon income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of change in accounting principle as follows (dollars in thousands):

	Fiscal Year Ended March 31,

	2003	2002	2001

Domestic	$(57,557)	$(138,359)	$39,679
Foreign	(4,544)	2,819	7,082

	$(62,101)	$(135,540)	$46,761

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The provision for (benefit from) for income taxes consisted of (dollars in thousands):

	Fiscal Year Ended March 31,

	2003	2002	2001

Current:
Federal	$—	$(2,443)	$16,674
State	80	80	861
Foreign	2,394	747	123

Total Current	2,474	(1,616)	17,658

Deferred:
Federal	51,557	(32,330)	(12)
State	6,378	(4,080)	(417)
Foreign	(3,074)	—	—

Total Deferred	54,861	(36,410)	(429)
Total provision for (benefit from) income taxes	$57,335	$(38,026)	$17,229

      The provision for (benefit from) income taxes is reconciled with the Federal statutory rate as follows (dollars in thousands):

	Fiscal Year Ended March 31,

	2003	2002	2001

Provision computed at Federal statutory rate	$(21,735)	$(47,439)	$16,366
State taxes, net of Federal benefit	(3,092)	(3,342)	2,287
Foreign income and withholding taxes in excess of statutory rate	718	(118)	569
In-process research and development	2,415	185	—
Non-deductible expenses and other	469	264	665
Foreign sales corporation benefit	—	—	(1,714)
Change in valuation allowance	78,560	—	(1,500)
Goodwill amortization	—	12,637	1,777
Tax exempt income	—	(213)	(1,221)

	$57,335	$(38,026)	$17,229

Effective income tax rate	92.3%	(28.1)%	37.0%

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of the net deferred tax assets (liabilities) are as follows (dollars in thousands):

	Fiscal Year Ended
	March 31,

	2003	2002

Net operating loss and credit carryforwards	$64,685	$36,151
Reserves and accruals	24,712	26,264
Foreign deferred tax asset (MECS)	7,898	10,791
Depreciation and amortization	2,551	2,918

Deferred tax asset	99,846	76,124
Intangibles	(27,933)	(6,478)

Deferred tax liability	(27,933)	(6,478)

Gross deferred tax asset	71,913	69,646
Valuation allowance for deferred tax assets	(95,670)	(11,924)

Net deferred tax asset (liability)	$(23,757)	$57,722

      We have a gross deferred tax asset of approximately $99.8 million, of which approximately $64.7 million related to net operating loss carryforwards and tax credits generated by us and our domestic subsidiaries, which expire at various dates through March 2023. In addition, as of March 31, 2003, $7.9 million of the deferred tax asset relates to pre-merger foreign net operating loss carryforwards of MECS which expire in 2005.

      Based on the available objective evidence, management believes that it is more likely than not that the deferred tax assets including the net operating losses, will not be fully realizable. Accordingly, we have provided a full valuation allowance against its deferred tax assets at March 31, 2003.

      A deferred tax liability was recorded as part of purchase accounting for the identifiable intangible assets acquired as part of the joint venture, ASI. Therefore, we have recorded a net deferred tax liability of approximately $23.8 million as of March 31, 2003.

7.     Sale of Wafer and Reticle Carrier Products

      In fiscal 2003 we sold our wafer and reticle carrier (WRC) products to Entegris for net proceeds of $34.2 million. As a result of this transaction, we recorded a gain on sale of $28.4 million.

      A summary of the transaction is as follows (dollars in thousands):

Gross proceeds	$38.8
Less: Transaction expenses	(4.6)
Net Book value of assets	(5.8)

Gain on sale	$28.4

      The wafer and reticle carrier products contributed revenues of $31.1 million, $28.9 million and $38.8 million in fiscal years 2003, 2002 and 2001, respectively.

8.     Discontinued Operations

      In fiscal 2003, our Board of Directors approved a plan to discontinue operations of our AMP and SemiFab subsidiaries. Accordingly, these businesses were classified as held for sale and accounted for as discontinued operations and, therefore, the results of operations and cash flows have been reclassified from our

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

results of continuing operations to discontinued operations for all periods presented. We based our decision on an evaluation of, and decision to focus on our core business, concluding AMP and SemiFab were not critical to our long-term strategy. We completed the sale of each business at the end of fiscal 2003 and recorded a loss on sale of $5.9 million, which has been classified as part of the loss from discontinued operations on the Consolidated Statements of Operations.

      Summarized selected financial information for the discontinued operations is as follows (dollars in thousands):

	Year Ended March 31,

	2003	2002

Net Sales	$12,227	$10,718

Loss before income taxes	(21,096)	(58,095)
Income taxes (benefit)	—	6,692

Net Loss	$(21,096)	$(51,403)

      The loss before income taxes in fiscal 2003 includes a charge of approximately $1.6 million related to settlement of a contingent purchase adjustment with the former shareholders of SemiFab. The contingency was paid in shares of our common stock in the fourth quarter of fiscal 2003.

      The assets and liabilities of discontinued operations are stated separately as of March 31, 2002 on the statement of financial position and consist of (unaudited, in thousands):

	Year Ended
	March 31,

	2003	2002

Inventories	$—	$5,814
Property and equipment, net	—	3,967
Other assets	—	7,104
Accrued losses	—	—

Assets of discontinued operations	$—	$16,885

Liabilities of discontinued operations	$—	$4,190

9.     Debt

      We had $18.0 million and $16.7 million at March 31, 2003 and 2002, respectively, of short-term debt from banks in Japan. As of March 31, 2003, the interest rate ranged from 1.4 percent to 2.4 percent (interest rates ranged from 1.4 percent to 1.9 percent at March 31, 2002). Substantially all of this debt is guaranteed by collateralized assets and letters of guarantee.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Long-term debt and finance leases consisted of the following (dollars in thousands):

	Year Ended March 31,

	2003	2002

Convertible subordinated notes	$86,250	$86,250
Line of credit	25,000	—
Secured straight bonds	4,075	4,508
Finance leases	760	649

Total long-term debt	116,085	91,407
Less: Current portion of long-term debt and finance leases	(1,273)	(1,076)

Long-term debt and finance leases of current portion	$114,812	$90,331

      At March 31, 2003, maturities of all debt and finance leases, including current portion are as follows (dollars in thousands):

Fiscal Year Ending March 31,	Amount

2004	$1,273
2005	25,299
2006	116
2007	1,145
2008 and thereafter	88,252

$116,085

Convertible Subordinated Notes

      On July 3, 2001 we completed the sale of $86.3 million of 5 3/4 percent convertible subordinated notes that resulted in aggregate proceeds of $82.9 million to us net of issuance costs. The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock at a conversion price of $15.18 per share, which is equal to a conversion rate of 65.8718 shares per $1,000 principal amount of notes. The notes mature July 3, 2008, pay interest on January 3 and July 3 of each year and are redeemable at our option after July 3, 2004. Debt issuance costs of $2.9 million, net of amortization are included in other assets. Issuance costs are being amortized over 84 months and are being charged to other income (expense). Debt amortization costs totaled $0.5 and $0.4 million during the year ended March 31, 2003 and March 31, 2002, respectively.

Secured Straight Bonds

      We had $4.1 million and $4.5 million of secured straight bonds from a bank in Japan at March 31, 2003 and 2002, respectively. The bonds bore interest at rates ranging from 1.4 percent to 2.4 percent as of March 31, 2003 and 1.4 to 1.9 percent as of March 31, 2002 and mature in fiscal year 2008. Certain of our assets in Japan have been pledged as security for short-term debt and secured straight bonds.

Line of Credit

      We have a $25 million two-year revolving credit agreement with a commercial bank and are required under the agreement to maintain compliance with financial covenants, including total liabilities to tangible net worth ratio, tangible net worth and minimum liquidity covenants. We were in compliance with the covenants at March 31, 2003. The amount of the credit line available may change based on the amount of receivables

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

held and reductions in the non-formulary piece of the credit line which is subject to periodic review and amendment.

10.     Common Stock

      As of March 31, 2003, the following shares of our common stock were available for issuance:

Employee Stock Option Plans	1,848,634
Employee Stock Purchase Plan	229,570

2,078,204

Stock Option Plans

      We have five stock option plans; the 1986 Employee Stock Option Plan (the “1986” plan), the 1993 Employee Stock Option Plan (the “93 Plan”), the 1993 Non-Employee Directors’ Stock Plan, the 2001 Non-Officer Equity Plan (“the 2001 Plan”) and the SemiFab Inc. 1993 Flexible Stock Incentive Plan (“the SemiFab Plan”). Under all of our stock option plans, options are granted for ten year periods and become exercisable ratably over a vesting period of four years or as determined by the Board of Directors.

      The 1986 Plan was terminated in 1994, and there are no further stock options available for issuance.

      Under the 93 Plan, as amended, 13,837,269 shares of common stock are reserved for issuance. The 93 Plan provides for the grant of both incentive and non-qualified stock options to our key employees and consultants. In fiscal 2001, we began granting non-employee directors stock options pursuant to the 93 Plan. Under the 93 Plan, options may be granted at prices not less than the fair market value of our common stock at grant date (85.0 percent for non-qualified options).

      The 1993 Non-Employee Directors’ Stock Plan was terminated in 1999, and there are no further stock options available for issuance.

      Under the 2001 Plan, adopted in January 2001, 2,100,000 shares of common stock are reserved for issuance. The 2001 Plan provides for the grant of only non-qualified stock options to employees (other than officers or directors) and consultants (not including directors). Under the 2001 Plan, options may be granted at prices not less than the fair market value of our common stock at grant date.

      The SemiFab Plan was acquired with the acquisition of SemiFab in February 2001. In connection with our acquisition of SemiFab, options are no longer granted from the SemiFab plan and any options outstanding that were initially granted under the SemiFab Plan are exercisable into Asyst common stock.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Activity in our stock option plans is summarized as follows (prices are weighted average prices):

	Fiscal Year Ended March 31,

	2003		2002		2001

	Shares	Price	Shares	Price	Shares	Price

Options outstanding, beginning of year	9,971,917	$12.76	8,194,290	$13.47	6,193,219	$11.13
Granted	2,144,023	10.62	3,716,432	11.83	3,536,097	22.30
Exercised	(525,269)	7.92	(560,954)	6.63	(435,576)	5.93
Cancelled	(2,380,610)	14.00	(1,377,851)	17.13	(1,099,450)	32.75

Options outstanding, end of year	9,210,061	$12.20	9,971,917	$12.76	8,194,290	$13.47

Exercisable, end of year	5,276,209	$11.59	4,498,458	$10.77	3,373,002	$8.89

      The following table summarizes the stock options as of March 31, 2003 (prices and contractual life are weighted averages):

	Options Outstanding			Exercisable Options

		Remaining
	Number	Contractual		Number	Exercise
Actual Range of Exercise Prices	Outstanding	Life	Price	Exercisable	Price

$ 0.0000 – $ 6.1900	1,469,053	6.52	$4.47	763,735	$3.96
6.5000 – 8.4800	1,630,505	5.75	7.07	1,417,812	6.94
9.1563 – 12.8125	1,472,608	6.50	10.56	1,091,119	10.65
12.9000 – 13.3125	1,509,005	8.51	12.95	524,250	12.99
13.4000 – 17.6800	1,566,963	8.14	14.87	644,055	14.76
17.8800 – 73.0647	1,561,927	7.16	22.84	835,238	24.07

	9,210,061	7.09	$12.20	5,276,209	$11.59

      The weighted-average grant date fair value of options during 2003, 2002 and 2001 was $10.25, $7.27 and $13.47, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2003, 2002, and 2001:

	Fiscal Year Ended
	March 31,

	2003	2002	2001

Risk-free interest rate	2.62	4.97	4.89
Expected term of option	4.3	4.73	4.80
Expected volatility	107%	76%	81%
Expected dividend yield	0%	0%	0%

Employee Stock Purchase Plan

      Under the 1993 Employee Stock Purchase Plan (the “Plan”), as amended, 1,900,000 shares of common stock are reserved for issuance to eligible employees. The Plan permits employees to purchase common stock through payroll deductions, which may not exceed 10 percent of an employee’s compensation, at a price not less than 85 percent of the market value of the stock on specified dates. During the years ended March 31,

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2003, 2002 and 2001, 242,686, 239,702 and 132,804 shares, respectively, were issued under the plan. As of March 31, 2003, 1,670,430 shares had been purchased by employees under the Plan.

      The weighted-average stock purchases during 2003, 2002 and 2001 was $8.40, $11.14 and $15.42, respectively. The fair value of each stock purchase is on the date of purchase using the Black-Scholes model with the following weighted average assumptions used:

	Fiscal Year Ended
	March 31,

	2003	2002	2001

Risk-free interest rate	1.83	2.41	4.89
Expected term of option	0.50	0.50	0.50
Expected volatility	107%	76%	81%
Expected dividend yield	0%	0%	0%

11.     Pension Plans

Defined Benefit Plan

      Our joint venture, ASI, provides a defined benefit pension plan for its employees. The joint venture deposits funds for this plan with insurance companies, third-party trustees, or into government-managed accounts, and/or accrues for the unfunded portion of the obligation, in each case consistent with the requirements of Japanese law.

      The changes in the benefit obligations and plan assets for the plans described above were as follows (dollars in thousands):

Fiscal Year Ended
March 31, 2003

Change in benefit obligation:
Beginning benefit obligation	$—
Acquisitions	15,707
Service cost	308
Interest cost	154
Participation contributions	—
Acturial (gain)/loss	—
Currency exchange rate changes	678
Benefits paid to plan participants	(321)

Ending benefit obligation	$16,526

Change in Plan Assets:
Beginning fair value of plan assets	$—
Acquisitions	3,387
Actual return on plan assets	(244)
Employer contributions	988
Currency exchange rate changes	167
Benefits paid to participants	(227)

Ending fair value of plan assets	$4,071

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fiscal Year Ended
March 31, 2003

Funded Status:
Ending funded status	$(12,455)
Unrecognized net transition obligation
Unrecognized net actuarial (gain)/loss	313

Net amount recognized	$(12,142)

Amounts Recognized in the Balance Sheet:
Prepaid pension cost	$—
Accrued benefit liability	(12,142)
Accumulated other comprehensive income	—

Net amount recognized	$(12,142)

      Economic assumptions used to determine the costs and benefit obligations for the pension plan at March 31, 2003 were as follows:

Discount rate	2.00%
Expected return on plan assets	3.00%
Rate of compensation increase	2.25%

      Asset return assumptions are required by generally accepted accounting principles and are derived, following actuarial and statistical methodologies, from the analysis of long-term historical data relevant to Japan where the plan is in effect, and the investment applicable to the plan. Plans are subject to regulation under local law which may directly or indirectly affect the types of investment that the plan may hold.

      The net periodic benefit cost for the plan included the following components (dollars in thousands):

Fiscal Year Ended
March 31, 2003

Company service cost	$308
Interest cost	154
Expected return on plan assets	(57)
Amortization of net transition obligation	—
Amortization of unrecognized prior service cost	—
Amortization of unrecognized net (gain)/loss	—

Net periodic pension cost	$405

      At March 31, 2003, the plan’s accumulated benefit obligation of $14.2 million and the plan’s projected benefit obligation of $16.5 million exceed the plan assets of $4.1 million.

Employee Savings and Retirement Plan

      We maintain a 401(k) retirement savings plan for our U.S. full-time employees. Participants in the 401(k) plan may contribute up to 15% of their annual salary, limited by the maximum dollar amount allowed by the Internal Revenue Code. No contributions were made in fiscal years ended March 31, 2003 and 2002. Contributions and expenses in connection with this plan accounted for $0.1 million for the fiscal year ended March 31, 2001.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Reportable Segments

      We have two reportable segments: Fab Automation and AMHS.

      Fab Automation products include interface products, substrate-handling robotics, wafer and reticle carriers, auto-ID systems, sorters and connectivity software.

      AMHS products include automated transport and loading systems for semiconductor fabs and flat panel display manufacturers.

      We evaluate performance and allocate resources based on revenues and operating income (loss).

      Segment information is summarized as follows (dollars in millions):

	Fiscal Year Ended March 31,

	2003	2002	2001

Fab Automation:
Net sales	$213.1	$183.2	$491.5

Operating (loss)/income	$(66.9)	$(132.1)	$43.1

AMHS:
Net sales	$46.4	$—	$—

Operating (loss)/income	$(16.7)	$—	$—

Total:
Net sales	$259.5	$183.2	$491.5

Operating (loss)/income	$(83.6)	$(132.1)	$43.1

      We acquired 51 percent of ASI on October 16, 2002. Operating segment data includes results from ASI for the period from the effective date of the acquisition. Total operating loss is equal to consolidated loss from operations for the periods presented. We do not allocate other income (expense), net to individual segments.

      Net sales by geography were as follows (dollars in millions):

	Year Ended March 31,

	2003	2002	2001

United States	$90.5	$82.4	$192.3
Japan	48.0	45.6	102.8
Taiwan	47.0	20.3	98.3
Other Asia/ Pacific (excluding Japan and Taiwan)	51.1	16.6	58.3
Europe	22.9	18.3	39.8

Total	$259.5	$183.2	$491.5

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Property and equipment, net, by geographical location were as follows (dollars in thousands):

	Fiscal Year Ended
	March 31,

	2003	2002

United States	$12,133	$25,554
Japan	11,393	7,928
Other	769	917

Total	$24,295	$34,399

13.     Commitments

      We lease various facilities under non-cancelable finance and operating leases. At March 31, 2003, the future minimum commitments under these leases are as follows (dollars in thousands):

Fiscal Year Ending March 31,	Finance Lease	Operating Lease

2004	$310	$6,024
2005	243	5,775
2006	123	3,518
2007	64	1,842
2008 and thereafter	53	1,885

Total	$793	$19,044

Less interest	33

Present value of minimum lease payments	760
Less: current portion of finance leases	304

Finance leases, net of current portion	$456

      Rent expense under our operating leases was approximately $5.5 million, $8.0 million and $7.5 million for the years ended March 31, 2003, 2002 and 2001, respectively.

14.     Contingencies

      On October 28, 1996 we filed suit against Empak, Inc., Emtrak, Inc., Jenoptik AG, and Jenoptik Infab, Inc., alleging, among other things, that certain products of these defendants infringe our United States Patents Nos. 5,097,421 (“the ’421 patent”) and 4,974,166 (“the ’166 patent”). Defendants filed answers and counterclaims asserting various defenses, and the issues subsequently were narrowed by the parties’ respective dismissals of various claims, and the dismissal of defendant Empak pursuant to a settlement agreement. The remaining patent infringement claims against the remaining parties proceeded to summary judgment, which was entered against us on June 8, 1999. We thereafter took an appeal to the United States Court of Appeals for the Federal Circuit. On October 10, 2001, the Federal Circuit issued a written opinion, Asyst Technologies, Inc. v. Empak, 268 F.3d 1365 (Fed. Cir. 2001), reversing the decision of the trial court, and remanding the matter to the trial court for further proceedings. We have since narrowed our case to the ’421 patent, and continue to seek monetary damages for defendants’ infringement, equitable relief, and an award of attorneys’ fees. Defendants’ related declaratory judgment claims are also pending. The court held a claims construction hearing on September 30, 2002, and issued its claims construction ruling on February 28, 2003. The Court has since set a trial date of November 3, 2003. We believe our remaining claims are meritorious, and we intend to vigorously pursue this matter.

ASYST TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      On February 25, 2003, Mihir Parikh, our former Chief Executive Officer and Chairman of the Board, filed a demand for arbitration with the American Arbitration Association against us, alleging breach of his employment agreement, wrongful termination in violation of public policy, discrimination based on age, race and national origin, fraud and deceit, defamation and violation of the California Labor Code. On March 4, 2003, Dr. Parikh resigned as a member of the Company’s Board of Directors. On June 17, 2003, Dr. Parikh filed an amended demand for arbitration adding as respondents our Chief Executive Officer and Chairman of the Board, Stephen S. Schwartz, and three outside directors, Walter W. Wilson, Stanley J. Grubel and Anthony E. Santelli to all claims other than the breach of contract claim. Dr. Parikh seeks compensatory damages in excess of $2 million plus punitive damages and attorney’s fees. We deny Dr. Parikh’s allegations and intend to defend the action vigorously. The arbitration hearing is scheduled for early 2004.

      In July 2002, three former shareholders of SemiFab, Inc., a corporation that merged with a subsidiary of ours in February 2001, filed a complaint in San Benito County Superior Court against us claiming breach of contract, declaratory relief, conversion, constructive trust, and injunctive relief. The plaintiffs alleged that we failed to provide sufficient funding to SemiFab to make specified capital expenditures, as required by the merger agreement under which SemiFab was acquired. They further alleged that they were entitled to receive approximately 450,000 shares of our stock pursuant to the achievement of milestones on specified dates. The plaintiffs sought the shares of common stock, plus interest, attorney fees and other relief. We denied that we failed to fulfill our obligations under the merger agreement. Following mediation, we and the plaintiffs entered into a settlement agreement that disposed of the matter.

15.     Related Party Transactions

      At March 31, 2003, we held notes from two former employees and two current employees totaling $0.7 million. At March 31, 2002, we held notes from two former employees totaling $0.2 million and notes from four current employees totaling $0.9 million. Also at March 31, 2002, we held two notes receivable from a former executive officer totaling $0.8 million. These two notes were paid off in fiscal 2003. One other note was transferred in connection with the sale of a business. Approximately $0.3 million and $0.6 million of the notes receivable are secured by deeds of trust on certain real property and/or pledged securities of Asyst owned by the employees and are included in other assets at March 31, 2003 and March 31, 2002, respectively.

      In April 2003 Asyst Shinko acquired the AMHS portion of Shinko Technologies, Inc. from Shinko, our 49% joint venture partner, Shinko Technologies provided service and support to Shinko customers in the United States of America. The acquired subsidiary was named Asyst Shinko America. The purchase price of approximately $2.3 million was based on the estimated fair value of assets less liabilities acquired.

      Our majority owned subsidiary, ASI, has certain transactions with the minority shareholder, Shinko. At March 31, 2003, significant balances due from and owed to Shinko were (dollars in thousands):

Accounts and notes receivable from Shinko	$391
Accounts payable due to Shinko	$(8,500)
Accrued liabilities due to Shinko	$(755)

      In addition, ASI purchased various administrative and IT services from Shinko in order to provide for an orderly transition. During the year ended March 31, 2003, sales to and purchases from Shinko were (dollars in thousands):

Sales	$203
Material purchases	$3,285
Services purchased	$4,421

PROSPECTUS

8,000,000 Shares

Asyst Technologies, Inc.

Common Stock

        From time to time, we may sell common stock. We will specify in the accompanying prospectus supplement the terms of any offering. We may sell these shares to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement. Our common stock is traded on The Nasdaq National Market under the trading symbol “ASYT.” The applicable prospectus supplement will contain information, where applicable, as to any other listing on The Nasdaq Stock Market’s National Market or any securities exchange of the securities covered by the prospectus supplement.

      You should read this prospectus and any prospectus supplement carefully before you invest.

      INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTIONS ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND IN OUR MOST RECENT QUARTERLY REPORT ON FORM 10-Q, BOTH AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND BOTH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE IN THEIR ENTIRETY.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS

ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

      The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 4, 2003

      This prospectus is part of a Registration Statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a Registration Statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell up to a total of 8,000,000 shares of common stock in one or more offerings. This prospectus provides you with a general description of the common stock we may offer. Each time we sell common stock we will provide a prospectus supplement that will contain more specific information about the shares offered. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information.” THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

OVERVIEW

      We develop, manufacture, sell and support integrated automation systems for the semiconductor and flat panel display, or FPD, manufacturing industries. Our systems are designed to enable semiconductor and FPD manufacturers to increase their manufacturing productivity and yields, and to protect their investment in fragile materials and work-in-process. We sell our systems directly to semiconductor and FPD manufacturers, as well as to original equipment manufacturers, that make production equipment for sale to semiconductor manufacturers, and integrate our systems with their equipment.

      We are a California corporation and were incorporated on May 31, 1984. Our principal offices are located at 48761 Kato Road, Fremont, California 94538, and our telephone number is (510) 661-5000. In this prospectus, “Asyst,” the “Company,” “we” and “our” refer to Asyst Technologies, Inc. unless the context otherwise requires. Our website is http://www.asyst.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

RISK FACTORS

      Investment in our securities involves a high degree of risk. You should consider carefully the Risk Factors, as well as other information in this prospectus and the prospectus supplement, before purchasing any of our securities. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

      Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated by reference in this prospectus) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled “RISK FACTORS” contained in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, both of which are incorporated herein by reference in their entirety.

FORWARD-LOOKING INFORMATION

      This prospectus and the documents that we have filed with the SEC that are included or incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the “safe harbor” created by those sections. These forward-looking statements include but are not limited to statements about:

•	our strategy;

•	our revenues;

•	sufficiency of our cash resources;

•	product development;

•	our research and development and other expenses;

•	our operations and legal risks; and

•	our use of proceeds.

      These forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “will” and other similar words and expressions. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the sections entitled “RISK FACTORS” contained in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q filed with the SEC, both of which are incorporated herein by reference in their entirety. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus. The risks referred to above, as well as the Risk Factors incorporated by reference, among other things, should be considered in evaluating our prospects and future financial performance.

USE OF PROCEEDS

      Except as described in any prospectus supplement, we currently intend to use the net proceeds of this offering primarily for general corporate purposes, including working capital and retirement of debt. We may also use a portion of the net proceeds to acquire complementary businesses, products and technologies, although we currently have no commitments or agreements for any acquisitions. Pending the uses described above, we expect to invest the net proceeds in investment-grade, interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK

      Our authorized capital stock consists of 300,000,000 shares of common stock, without par value, and 4,000,000 shares of preferred stock, without par value. As of September 26, 2003, there were 39,708,684 shares of common stock outstanding, held of record by approximately 367 shareholders. The following summary of certain provisions of our common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, our Amended and Restated Articles of Incorporation and Bylaws.

Common Stock

      Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for dividends. Upon the liquidation, dissolution or winding up of Asyst, the holders of common stock are entitled to receive ratably the net assets of Asyst available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. There are presently no shares of preferred stock outstanding.

Preferred Stock

      The Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to an aggregate of 4,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series.

      The Board of Directors has designated 250,000 shares of preferred stock as Series A Junior Participating preferred stock, or Junior Preferred Stock. Holders of Junior Preferred Stock are entitled to 100 votes for each share held of record on all matters submitted to a vote of the shareholders. Subject to any preferences that may be applicable to any then outstanding series of preferred stock superior to the Junior Preferred Stock, holders of Junior Preferred Stock are entitled to receive, ratably and in preference to the holders of common stock, when, as and if declared by the Board of Directors out of funds legally available for dividends, cumulative quarterly dividends equal to the greater of $1.00 or 100 times the aggregate per share amount of all cash and non-cash dividends payable on a share of common stock, subject to adjustment for subdivision, combination or consolidation of outstanding shares of common stock. Upon the liquidation, dissolution or winding up of Asyst, no distribution shall be made to the holders of shares of common stock or any other class of preferred stock ranking junior to the Junior Preferred Stock until the holders of Junior Preferred Stock have received the greater of (1) $100 per share plus an amount equal to accrued and unpaid dividends, whether or not declared, and (2) an aggregate amount per share equal to 100 times the aggregate amount to be distributed per share to holders of common stock, subject to adjustment for subdivision, combination or consolidation of outstanding shares of common stock. In case Asyst enters into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for other securities, cash or other property, then each share of Junior Preferred Stock shall be similarly exchanged into an amount per share equal to 100 times the amount of securities, cash or other property into which or for which each share of common stock is exchangeable, subject to adjustment for subdivision, combination or consolidation of outstanding shares of common stock. Holders of Junior Preferred Stock have no preemptive, subscription, redemption or conversion rights.

      The issuance of preferred stock of any series may have the effect of delaying, deferring or preventing a change in control of Asyst. Except as contemplated under our share purchase rights plan described below under the caption “Share Purchase Rights Plan,” we have not issued, and have no present plans to issue, any shares of preferred stock.

Possible Anti-Takeover Effects

Certain Charter and ByLaw Provisions

      Our articles of incorporation and bylaws include provisions that may have the effect of deterring hostile takeovers or delaying changes in control or management of Asyst. These provisions include certain advance notice procedures for nominating candidates for election to our Board of Directors, a provision eliminating shareholder actions by written consent and a provision under which only our Board of Directors, our Chairman of the Board, our President or shareholders holding at least 10 percent of the outstanding common stock may call special meetings of the shareholders. We have entered into agreements with our officers and directors indemnifying them against losses they may incur in legal proceedings arising from their service to Asyst, including losses associated with actions related to third-party attempts to acquire Asyst.

      In addition, our Board of Directors has authority to issue up to 4,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any future vote or action by the shareholders. The issuance of preferred stock while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of Asyst. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and as a result, the issuance thereof could have a material adverse effect on the market value of the common stock. Except as contemplated under our share purchase rights plan described below under the caption “Share Purchase Rights Plan,” we have not issued, and have no present plans to issue shares of preferred stock.

Share Purchase Rights Plan

      We have adopted a share purchase rights plan, pursuant to which we have granted to our shareholders rights to purchase shares of Junior Preferred Stock. Upon the earlier of (1) the date of a public announcement that a person, entity, or group of associated persons has acquired 15 percent of our common stock or (2) 10 business days following the commencement of, or announcement of, a tender offer or exchange offer, the rights granted to our shareholders will become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. These rights could generally discourage a merger or tender offer involving the securities of Asyst that is not approved by our Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of a merger or participate in a tender offer.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe Trust Company. Its mailing address is EquiServe Trust Company, Shareholder Services, P.O. Box 43010, Providence, RI 02940-3010, and its phone number is (877) 282-1169.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our capital stock. We presently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future.

PLAN OF DISTRIBUTION

      We may sell the common stock through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters;

•	the purchase price of the common stock and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

      Only underwriters named in the prospectus supplement are underwriters of the common stock offered by the prospectus supplement.

      If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the stock from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

      We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

      We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

      We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

      Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

      Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

      In compliance with guidelines of the National Association of Securities Dealers, or NASD, the maximum consideration or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

      The validity of the shares of common stock offered hereby will be passed upon by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, partners and associates of Cooley Godward LLP participating in the preparation of this prospectus and the related Registration Statement on Form S-3 own an aggregate of 3,000 shares of our common stock.

EXPERTS

      The financial statements as of March 31, 2003 and 2002 and the two years ended March 31, 2003 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31,

2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      Arthur Andersen LLP was previously our independent accountant. Representatives for Arthur Andersen LLP are not available to provide the consents required for the inclusion of their report on our consolidated financial statements for the year ended March 31, 2001 incorporated by reference into this prospectus and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report incorporated by reference into this prospectus, investors will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference, or any omissions to state a material fact required to be stated therein. Arthur Andersen LLP has not performed any procedures in connection with this Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

      We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits to the Registration Statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. You may read and copy the Registration Statement, as well as our reports, proxy statements and other information, at the SEC’s public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, IL 60661 and at 233 Broadway, New York, NY 10279. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION BY REFERENCE

      The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this Registration Statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial Registration Statement but prior to effectiveness of the Registration Statement, and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus:

1. Our Annual Report on Form 10-K for the year ended March 31, 2003;

2. Our proxy for our shareholders meeting on September 23, 2003 filed on July 29, 2003;

3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

4. Our Current Reports on Form 8-K filed April 8, 2003, May 6, 2003, June 30, 2003, August 5, 2003 and September 18, 2003; and

5. The description of the common stock contained in our Registration Statement on Form 8-A, as filed on February 21, 1995.

      We will provide to you at no cost a copy of any and all of the information incorporated by reference into the Registration Statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

Asyst Technologies, Inc.

Attention: Investor Relations
48761 Kato Road
Fremont, CA 94538
(510) 661-5000

6,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT
NOVEMBER      , 2003

Joint Book-Running Managers

Citigroup	Merrill Lynch & Co.

U.S. Bancorp Piper Jaffray

Adams, Harkness & Hill, Inc.